Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

among

COLUMBIA MIDSTREAM & MINERALS GROUP, LLC,

UGI ENERGY SERVICES, LLC

and

Solely for purposes of Section 13.14 herein,

UGI CORPORATION

and

Solely for purposes of Section 13.15 herein,

TRANSCANADA PIPELINE USA LTD.,

Dated as of July 2, 2019

i

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		27

5.1	Organization of Buyer	27
5.2	Authority of Buyer	27
5.3	No Conflict	27
5.4	Governmental Approvals	28
5.5	Financing	28
5.6	Legal Proceedings	29
5.7	Brokerage Fees	29
5.8	Nature of Investment	29
5.9	Independent Investigation	29

ARTICLE 6 CONDUCT OF COMPANY GROUP MEMBERS PENDING CLOSING		30

6.1	Conduct of Business	30
6.2	Pre-Closing Restrictions	30

ARTICLE 7 ADDITIONAL AGREEMENTS		33

7.1	Access to Information and Confidentiality	33
7.2	Regulatory and Other Authorizations	34
7.3	Third Party Consents	35
7.4	Employee Matters	35
7.5	Public Announcements	41
7.6	Expenses	42
7.7	Removal of Retained Marks; Name Change	42
7.8	Insurance	42
7.9	Termination of Affiliate Contracts; Intercompany Balances	42
7.10	D&O Indemnity	43
7.11	No Ongoing or Transition Services	43
7.12	Pennant Holdco	43
7.13	Excluded Assets; Lancer Pipeline	43
7.14	Pre-Closing Transactions	44
7.15	Shared Contracts	44
7.16	Cooperation with Financing	45
7.17	No Solicitation of Acquisition Proposals	46
7.18	Financing	46
7.19	Casualty Loss	47

ARTICLE 8 CONDITIONS TO OBLIGATIONS OF SELLER		48

8.1	Accuracy of Representations and Warranties	48
8.2	Performance of Covenants and Agreements	48
8.3	HSR Act	48
8.4	Legal Proceedings	48

ARTICLE 9 CONDITIONS TO OBLIGATIONS OF BUYER		48

9.1	Accuracy of Representations and Warranties	48
9.2	Performance of Covenants and Agreements	49
9.3	HSR Act	49
9.4	Legal Proceedings	49
9.5	Material Adverse Effect	49

ARTICLE 10 TERMINATION		49

10.1	Termination	49
10.2	Effect of Termination	50

ARTICLE 11 TAX MATTERS		50

11.1	Tax Returns	50
11.2	Purchase Price Allocation	51
11.3	Post-Closing Actions	51
11.4	Transfer Taxes	51
11.5	Tax Refunds	52

ARTICLE 12 SURVIVAL; WAIVERS; LIMITATIONS ON LIABILITY		52

12.1	Indemnification	52
12.2	Limitations on Indemnification	53
12.3	Indemnification Procedures	54
12.4	Calculation of Losses and Indemnity Payments	55
12.5	DISCLAIMER	55
12.6	Fraud Waiver of Remedies	56
12.7	Exclusive Remedy	56
12.8	Investigation	56
12.9	Release	57
12.10	WAIVER OF PUNITIVE AND CONSEQUENTIAL DAMAGES	57

ARTICLE 13 MISCELLANEOUS		57

13.1	Notices	57
13.2	Entire Agreement	59
13.3	Amendment and Waiver	59
13.4	Binding Effect; Assignment; No Third Party Benefit	59
13.5	Severability	60
13.6	Specific Enforcement	60
13.7	Governing Law; Consent To Jurisdiction; Waiver of Jury Trial	60
13.8	Further Assurances	61
13.9	Time of Essence	61
13.10	Disclosure Schedules	61
13.11	Counterparts; Facsimiles; Electronic Transmission	62
13.12	Independent Legal Counsel; Continuing Representation	62

13.13	No Recourse to Financing Sources	63
13.14	Buyer Parent Guarantee	63
13.15	Seller Parent Guarantee	65

Exhibits:

Exhibit A	Form of Assignment of Purchased Interests
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Use and Access Agreement

Seller’s Disclosure Schedules:

Schedule 1.1(a)	Excluded Employees
Schedule 1.1(b)	Seller’s Knowledge
Schedule 2.4(a)	Closing Net Working Capital
Schedule 4.3(c)	Ownership of Purchased Interests and Encumbrances
Schedule 4.4(a)	Company Subsidiaries
Schedule 4.6	No Conflict
Schedule 4.7	Governmental Approvals
Schedule 4.8	Permits
Schedule 4.9(a)	Financial Statements
Schedule 4.9(b)	Undisclosed Liabilities
Schedule 4.9(c)	Debt
Schedule 4.10	Absence of Certain Changes
Schedule 4.11	Tax Matters
Schedule 4.12	Compliance with Applicable Laws
Schedule 4.13	Legal Proceedings; Orders
Schedule 4.14(a)	Real Property
Schedule 4.14(a)	Title to Properties
Schedule 4.14(c)	Sufficiency of Properties
Schedule 4.14(d)	Condemnation
Schedule 4.15(a)	Material Contracts
Schedule 4.15(b)	Status of Material Contracts
Schedule 4.17(a)	Employee Benefit Plans
Schedule 4.17(b)	Seller Benefit Plans
Schedule 4.17(f)	Multiemployer Plans
Schedule 4.17(h)	Change in Benefits Due to Agreement
Schedule 4.18(a)	Compliance with Environmental Laws
Schedule 4.18(b)	Environmental Notices
Schedule 4.18(c)	Environmental Matters
Schedule 4.19	Insurance
Schedule 4.20	Brokerage Fees
Schedule 4.21	Imbalances
Schedule 4.23	Regulatory Status
Schedule 6.2	Pre-Closing Restrictions
Schedule 6.2(a)(x)	Capital Expenditure Budget
Schedule 7.4(a)	Available Employees
Schedule 7.4(d)	Vacation Time
Schedule 7.4(k)	Severance
Schedule 7.7	Retained Marks
Schedule 7.8	Insurance

v

Schedule 7.9	Affiliate Contracts to be Terminated
Schedule 7.13(a)	Excluded Assets
Schedule 7.13(b)	Excluded IT Assets
Schedule 7.14	Pre-Closing Transactions
Schedule 7.15	Shared Contracts

Buyer’s Disclosure Schedules:

Schedule 1.1(c)	Buyer’s Knowledge
Schedule 5.4	Consents and Approvals
Schedule 5.7	Brokerage Fees

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is entered into on the 2nd day of July, 2019 (the “Effective Date”), among Columbia Midstream & Minerals Group, LLC, a Delaware limited liability company (“Seller”), UGI Energy Services, LLC, a Pennsylvania limited liability company (“Buyer”), and solely for purposes of Section 13.14, UGI Corporation, a Pennsylvania corporation (“Buyer Parent”), and solely for purposes of Section 13.15, TransCanada PipeLine USA Ltd., a Nevada corporation (“Seller Parent”).

RECITALS:

WHEREAS, Seller owns one hundred percent (100%) of the outstanding membership interests (the “Purchased Interests”) in Columbia Midstream Group, LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell, assign and transfer to Buyer, and Buyer desires to purchase and take assignment from Seller of the Purchased Interests.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, each of the following terms shall have the meaning given to it below:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise of all or any substantial portion of the Business or the Purchased Interests.

“Adjustment Amount” has the meaning set forth in Section 2.4(e).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, Pennant Midstream is not an Affiliate of Seller or the Company for purposes of this Agreement.

“Agreement” means this Purchase and Sale Agreement, as the same may be amended or supplemented from time to time.

“Allocation Schedule” has the meaning set forth in Section 11.2.

“Ancillary Agreements” means the Buyer Closing Certificate, the Seller Closing Certificate, the Assignment of Purchased Interests, the Transition Services Agreement, the Use and Access Agreement, the FIRPTA Certificate, and all other additional agreements, certificates, documents and instruments that may be executed and delivered by any Party at or in connection with Closing.

“Assignment of Purchased Interests” has the meaning set forth in Section 3.2(b).

“Available Employee Data” has the meaning set forth in Section 7.4(a).

“Available Employees” has the meaning set forth in Section 7.4(a).

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Base Purchase Price” has the meaning set forth in Section 2.2.

“Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to ERISA and any other stock option, stock bonus, phantom stock or other stock or equity compensation, pension, profit sharing, fringe benefit, bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical or dental, life or other insurance, supplemental unemployment benefits and other similar plans and agreements.

“Bracewell” has the meaning set forth in Section 13.12.

“Bracewell Work Product” has the meaning set forth in Section 13.12.

“Business” means the business of the Company Group Members as conducted on the Effective Date.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Houston, Texas are authorized or obligated by Law to close.

“Buyer” has the meaning set forth in the introductory paragraph hereto.

“Buyer Benefit Plans” means Benefit Plans sponsored, maintained, contributed to by or required to be contributed to by Buyer or its applicable Affiliate.

“Buyer Closing Certificate” has the meaning set forth in Section 3.3(a)(i).

“Buyer DC Plan” means the defined contribution plan(s) and related trust(s) intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code that is sponsored by Buyer or one of its Affiliates and in which Transferred Employees are eligible to participate after Closing.

“Buyer Indemnification Claim” has the meaning set forth in Section 12.1(a).

“Buyer Indemnitees” has the meaning set forth in Section 12.1(a).

“Buyer Parent” has the meaning set forth in the introductory paragraph hereto.

“Buyer-Prepared Tax Return” has the meaning set forth in Section 11.1(b).

“Cap” has the meaning set forth in Section 12.2(a).

“Casualty Loss” has the meaning set forth in Section 7.19.

“Cause” means with respect to any Transferred Employee, (a) habitual neglect or unsatisfactory performance of the Transferred Employee’s duties, including the failure to comply with reasonable supervisor directives (b) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, unethical conduct, fraud, illegal drug use or breach of fiduciary duty, (c) violation of written material policies of the Transferred Employee’s employer (including any material terms of any agreement entered into with the Transferred Employee and including the failure to complete or satisfy, in either case to the reasonable satisfaction of the employer, any applicable employment screening process), or (d) gross negligence or willful misconduct with respect to the performance of material duties.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim” has the meaning set forth in Section 12.3(a).

“Claim Notice” has the meaning set forth in Section 12.3(a).

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” means the sum of all Indebtedness for Borrowed Money of the Company Group Members outstanding as of the Closing Date.

“Closing Net Working Capital” means the difference (which may be a positive or negative number) between the consolidated current assets of the Company reflected as “Working Capital Assets” on the balance sheet included on Schedule 2.4(a) and the consolidated current liabilities of the Company reflected as “Working Capital Liabilities” on the balance sheet included on Schedule 2.4(a), in each case as of the end of the day on the Closing Date, utilizing only the line items set forth on Schedule 2.4(a), and calculated using the methodologies set forth on Schedule 2.4(a); provided, however, that the determination of Closing Net Working Capital shall not include deferred Tax assets and deferred Tax liabilities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 5.5.

“Company” has the meaning set forth in the recitals hereto.

“Company Confidential Information” has the meaning set forth in Section 13.12.

“Company Group Member” and “Company Group Members” have the meanings set forth in Section 4.4(a).

“Company Subsidiaries” has the meaning set forth in Section 4.4(a).

“Confidentiality Agreement” means the Confidentiality Agreement dated March 14, 2019, between Buyer and CPG OpCo LP, a Delaware limited partnership.

“Contract” means any written agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other written and legally binding commitment or undertaking; provided, that “Contract” shall not include any Permits.

“Deductible” has the meaning set forth in Section 12.2(a).

“Deficit Amount” has the meaning set forth in Section 2.4(e).

“Determination Date” has the meaning set forth in Section 2.4(d).

“Disclosure Schedules” means the disclosure schedules attached hereto of Seller or Buyer, as the case may be.

“Dispute” has the meaning set forth in Section 13.12.

“Dispute Period” has the meaning set forth in Section 2.4(b).

“Disputed Items” has the meaning set forth in Section 2.4(b).

“Easements” means easements, rights of way, licenses, and land use permits.

“Effective Date” has the meaning set forth in the introductory paragraph hereto.

“Encumbrance” means any lien, charge, pledge, option, title defect or deficiency in title, mortgage, deed of trust, security interest, restriction (whether on voting, sale, transfer, disposition or otherwise) and easement.

“Environmental Laws” means any applicable Laws pertaining to pollution or protection of the environment, natural resources or occupational safety and health, including the generation, handling, transportation, disposal, Release or threatened Release of Hazardous Materials, including the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Endangered Species Act of 1973, as amended, and the Occupational Safety and Health Act of 1970, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA and the regulations thereunder.

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.3.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.3.

“Estimated Closing Purchase Price” means the sum of (a) the Base Purchase Price, minus (b) Estimated Closing Indebtedness and (c) (i) plus Estimated Closing Net Working Capital, if Estimated Closing Net Working Capital is positive, or (ii) minus Estimated Closing Net Working Capital, if Estimated Closing Net Working Capital is negative.

“Excluded Assets” means the assets of the Company Group Members set forth on Schedule 7.13(a).

“Excluded Employees” means the individuals who are employed by Seller and the Seller Affiliates in connection with the operation of the Business or the Business (as defined in the Purchase and Sale Agreement – Pennant) and who are listed on Schedule 1.1(a).

“Excluded IT Assets” has the meaning set forth in Section 7.13(b).

“Expiration Date” has the meaning set forth in Section 12.2(b).

“FERC” has the meaning set forth in Section 4.23.

“Final Closing Statement” has the meaning set forth in Section 2.4(a).

“Finance Related Parties” means the Financing Sources, together with their respective Affiliates and their respective former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns.

“Financial Statements” has the meaning set forth in Section 4.9(a).

“Financing” has the meaning set forth in Section 5.5.

“Financing Commitment” means the financing commitment set forth in the Commitment Letter.

“Financing Sources” means the banks, investment banks or other entities that are party to the Commitment Letter on the date of this Agreement and any other banks, investment banks or other entities that have committed to provide or arrange or have otherwise entered into agreements in connection with the Financing, including the parties to the Commitment Letter, and the parties to any joinder agreements, credit agreements or any other definitive agreements entered pursuant thereto or relating thereto; provided, however, that “Financing Sources” shall not include Buyer or any of its Affiliates.

“FIRPTA Certificate” has the meaning set forth in Section 3.2(f).

“Fraud” means, with respect to a Party, an actual and intentional misrepresentation of a material existing fact by such Party with respect to the making of any representation or warranty in this Agreement, in each case made with actual knowledge of its falsity and for the purpose of inducing the other Party to act.

“Fundamental Representations” means (a) for Seller, the representations and warranties contained in Section 4.1 (Organization of Seller), Section 4.2 (Authority of Seller), Section 4.3(a) and 4.3(c) (Company), Section 4.4(a) (Company Subsidiaries), Section 4.6(a) and 4.6(b) (No Conflict) and Section 4.20 (Brokerage Fees) and (b) for Buyer, the representations and warranties contained in Section 5.1 (Organization of Buyer), Section 5.2 (Authority of Buyer), Section 5.3 (No Conflict) and Section 5.7 (Brokerage Fees).

“GAAP” means United States generally accepted accounting principles.

“Geographic Relocation” means an increase in travel distance of fifty (50) miles or more each way from (a) the applicable Available Employee’s current place of residence to the location of the new employment position compared to (b) the distance such Available Employee travels from his or her current residence to the location of his or her current employment position with Seller or a Seller Affiliate.

“Governmental Approval” means any Permit or any declaration, filing or registration with or notification to any Governmental Entity.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal or local government or any agency, authority, department, commission, or bureau thereof.

“Guaranteed Buyer Obligation” has the meaning set forth in Section 13.14(a).

“Guaranteed Seller Obligation” has the meaning set forth in Section 13.15(a).

“Hazardous Material” means any chemical, substance, material or waste that is regulated as hazardous, toxic, a pollutant, a contaminant or words of similar import, asbestos or asbestos containing materials, polychlorinated biphenyls and petroleum and petroleum byproducts.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inactive Employee” has the meaning set forth in Section 7.4(b)(ii).

“Increase Amount” has the meaning set forth in Section 2.4(e).

“Indebtedness for Borrowed Money” means, with respect to any Person and without duplication, all obligations of such Person to any other Person for borrowed money or in respect of any loans or advances, regardless of whether or not evidenced by bonds, debentures, notes or other similar instruments or debt securities, and whether or not contingent, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or bankers’ acceptances, performance bonds, sureties or similar obligations,

(b) any guarantee with respect to indebtedness for borrowed money of another Person; provided that obligations related to any letter of credit (or reimbursement agreement) shall constitute Indebtedness for Borrowed Money only to the extent that such letter of credit is drawn and not repaid (or if the beneficiary is entitled to draw thereon) with respect to events occurring prior to the Closing, and (c) any and all accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements and other amounts which would be payable in connection with the foregoing.

“Indemnifying Party” has the meaning set forth in Section 12.3(a).

“Indemnitee” has the meaning set forth in Section 12.1(b).

“Independent Accountant” means PricewaterhouseCoopers LLP or such other independent accounting firm as may be approved by Seller and Buyer.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to Seller, the actual knowledge of the Persons listed on Schedule 1.1(b), and with respect to Buyer, the actual knowledge of the Persons listed on Schedule 1.1(c).

“Lancer Assets” has the meaning set forth in Section 7.13(c).

“Law” means any federal, state, regional or local constitution, statute, code, law, rule, or regulation, or any judgment, order, ordinance, writ, injunction, or decree of, any Governmental Entity, including common law.

“Losses” means any and all claims, liabilities, Taxes, losses, damages, causes of action, fines, penalties, Proceedings, costs, and expenses, including reasonable attorneys’ fees and court costs.

“Material Adverse Effect” means any change, circumstance, development, state of facts, effect or condition that, individually or in the aggregate, with any such other changes, circumstances, developments, state of facts, effects or conditions, is or would reasonably be expected to be, (i) materially adverse to the business, operations, assets, financial condition or results of operations of the Business or the Company Group Members, taken as a whole, or (ii) that materially impedes the ability of Seller to consummate the transactions contemplated hereby; provided, however, that none of the following changes, circumstances, developments, states of facts, effects or conditions shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred: (a) general economic or industry conditions (including any change in the prices of oil, natural gas, natural gas liquids or other hydrocarbon products or the demand for related processing, distribution, transportation or storage services); (b) changes in Law, including with respect to Taxes, or GAAP or the interpretations thereof by any Governmental Entity; (c) national or international political or social conditions, including the occurrence of any military or terrorist attack or the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war; (d) any change in the financial, banking, credit, securities or capital markets (including any changes in interest rates); (e) strikes, work stoppages or other labor disturbances; (f) any failure by the Company Group Members to meet any internal or analyst projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a) through (f) of this definition); and (g)the announcement or pendency of the transactions contemplated by this Agreement and the taking of any actions expressly contemplated by this Agreement; except, in each case with respect to clauses (a), (b), (c), (d) and (e) of this definition, to the extent disproportionately affecting the Company Group Members, taken as a whole, relative to other similarly situated businesses in the industry in which the Company Group Members operate.

“Material Contract” has the meaning set forth in Section 4.15(a).

“Material Gathering Contract” has the meaning set forth in Section 4.15(a)(vi).

“Notice” has the meaning set forth in Section 13.1.

“Notice of Disagreement” has the meaning set forth in Section 2.4(b).

“Organizational Documents” means (a) the articles or certificate of incorporation and bylaws of a corporation; (b) the certificate of formation and limited liability company agreement of a limited liability company; (c) the limited partnership agreement and a certificate of limited partnership of a limited partnership, or the partnership agreement of a general partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any Person; and (e) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 10.1(e).

“Parties” means Seller and Buyer, collectively.

“Party” means Seller or Buyer, individually, as the case may be.

“Pennant Holdco” means Columbia Pennant, LLC, a Delaware limited liability company.

“Pennant Midstream” has the meaning set forth in Section 7.12.

“Pennant Operating Agreement” has the meaning set forth in Section 7.12.

“Permits” means licenses, permits, franchises, consents, authorizations, approvals, variances, waivers, orders or exemptions of or from Governmental Entities.

“Permitted Encumbrances” means (a) liens for Taxes not yet delinquent, or that are being contested in good faith by appropriate proceedings; (b) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlord’s and other similar liens) arising in the ordinary course of business securing payments not yet delinquent, or that are being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such contest; (c) Encumbrances of public record; (d) the rights of lessors and lessees under leases executed in the ordinary course of business; (e) the rights of licensors and licensees under licenses executed in the ordinary course of business; (f) utility easements, restrictive covenants and defects, imperfections or irregularities of title that do not (in each case) materially detract from the value of, or materially interfere with, the use and operation of any of the assets of the Company Group Members; (g) purchase money liens and liens securing rental payments under capital lease arrangements; (h) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained in connection with the transactions contemplated by this Agreement or as to which the time for asserting such rights will have expired at the Closing Date without an exercise of such rights; (i) any conditions relating to the real property or real property rights owned or leased by the Company Group Members that would be disclosed on a current title commitment, survey, or report that do not (in each case) materially detract from the value of, or materially interfere with, the use and operation of any of the assets of the Company Group Members; (j) Encumbrances reflected in the Financial Statements; (k) Encumbrances created by Buyer, its Affiliates or its or their successors and assigns; and (l) any other Encumbrances not included above that, together with all other Encumbrances, do not materially detract from the value of, or materially interfere with, the use and operation of any of the assets of a Company Group Member.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization or Governmental Entity.

“Purchase and Sale Agreement – Pennant” means that certain Purchase and Sale Agreement – Pennant, dated the Effective Date by and between Seller, Buyer, and solely for purposes of Section 13.15 therein, Seller Parent, as the same may be amended.

“Pre-Closing Transactions” has the meaning set forth in Section 7.14.

“Proceedings” means all actions, claims, suits and investigations by or before any Governmental Entity.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Interests” has the meaning set forth in the recitals hereto.

“Qualifying Claim” has the meaning set forth in Section 12.2(a).

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Released Parties” has the meaning set forth in Section 12.9.

“Releasing Parties” has the meaning set forth in Section 12.9.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, auditors, financial advisers and consultants.

“Required Information” means the Financial Statements and such other financial information regarding the Purchased Interests (other than audited financial statements), including financial information necessary for the preparation of a customary “quality of earnings” report, reasonably requested by Buyer that is customary in connection with the arrangement and syndication of the debt financing for transactions that are substantially similar to the transactions contemplated by this Agreement and the Financings.

“Resolution Period” has the meaning set forth in Section 2.4(c).

“Retained Marks” means the names, trademark service marks and trade names set forth on Schedule 7.7.

“Securities Act” has the meaning set forth in Section 5.8.

“Seller” has the meaning set forth in the introductory paragraph hereto.

“Seller Affiliate” means any Affiliate of Seller.

“Seller Benefit Plans” means Benefit Plans sponsored, maintained, contributed to by or required to be contributed to by Seller or the applicable Seller Affiliate and which provide benefits or compensation to Available Employees.

“Seller Closing Certificate” has the meaning set forth in Section 3.2(a).

“Seller DC Plan” means the defined contribution plan(s) and related trust(s) intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code that is sponsored by Seller or one of the Seller Affiliates and in which Available Employees are eligible to participate prior to Closing.

“Seller D&O Indemnitee” has the meaning set forth in Section 7.10.

“Seller Indemnitee” has the meaning set forth in Section 12.1(b).

“Seller Indemnification Claim” has the meaning set forth in Section 12.1(b).

“Seller Parent” has the meaning set forth in the introductory paragraph hereto.

“Seller-Prepared Tax Return” has the meaning set forth in Section 11.1(a).

“Seller Taxes” means any and all Taxes of any Company Group Member or the Business for any taxable period, or portion thereof, ending before the Closing Date (determined in accordance with Section 11.1(b)), and Taxes for which any Company Group Member (or any predecessor of the foregoing) is held liable by reason of such entity being included in any consolidated, affiliated, combined or unitary group, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), at any time before the Closing Date; provided, however, that Seller shall have no liability for any Taxes to the extent such Taxes were specifically reflected as a current liability in the final determination of Closing Net Working Capital.

“Shared Contracts” has the meaning set forth in Section 7.15.

“Tax” or “Taxes” means any income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, real property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security, unemployment, disability, payroll, employment, social contributions, fuel, excess profits, branch profits, escheat, unclaimed property, occupational, premium, windfall profit, severance or estimated taxes or other tax of any kind whatsoever imposed by any Governmental Entity, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person by Law, by Contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement with respect to any Tax filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person other than (a) Seller or any Seller Affiliate or (b) Buyer or any of its Affiliates.

“Transfer Date” means, with respect to each Available Employee who accepts an offer of employment with Buyer or its Affiliates pursuant to Section 7.4, 12:00:01 a.m. Houston, Texas time on the Closing Date, except with respect to any such Available Employee who is an Inactive Employee as of the Closing Date, in which case the Transfer Date with respect to such Available Employee shall be 12:00:01 a.m. Houston, Texas time on the date upon which such Available Employee returns to active service with the Business.

“Transfer Taxes” means any sales, use, stamp, transfer, documentary, filing, recordation, value added or other similar Taxes or fees, and costs or expenses of preparing and filing any related Tax Returns, incurred as a result of the transfer by Seller of the Purchased Interests to Buyer pursuant to Section 2.1 (which, for the avoidance of doubt, excludes any transfer Taxes that may arise from the Pre-Closing Transactions or the pre-Closing transfer of any Excluded Asset).

“Transferred Employees” has the meaning set forth in Section 7.4(b)(ii).

“Transition Period” has the meaning set forth in Section 7.4(b)(i).

“Transition Services Agreement” has the meaning set forth in Section 3.2(d).

“Treasury Regulations” means one or more regulations promulgated under the Code by the Treasury Department of the United States.

“Use and Access Agreement” has the meaning set forth in Section 3.2(e).

1.2 Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:

(a) the terms “herein,” “hereof,” “hereby” and “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(b) unless otherwise indicated herein, references to Articles, Sections, Exhibits, Schedules, and other subdivisions refer to the Articles, Sections, Exhibits, Schedules and other subdivisions of this Agreement;

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(d) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(e) the word “includes” and its syntactical variants mean “includes, but is not limited to,” and corresponding syntactical variant expressions;

(f) the plural shall be deemed to include the singular, and vice versa;

(g) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(h) each Exhibit, Attachment and Schedule to this Agreement is a part of this Agreement;

(i) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement; and

(j) for the purposes of this Agreement, any document that is described as being “delivered,” “furnished” or “made available” shall be treated as such if a copy of such document is available in the virtual data room or otherwise provided to Buyer or any of its Representatives in electronic or hard-copy format.

ARTICLE 2

THE TRANSACTION; PURCHASE PRICE

2.1 Sale and Purchase. At the Closing, subject to the terms and conditions in this Agreement, Seller shall sell, assign, transfer, deliver and convey to Buyer, and Buyer shall purchase and accept from Seller, the Purchased Interests.

2.2 Purchase Price. The purchase price for the Purchased Interests shall equal the sum of (a) $1,187,000,000 (the “Base Purchase Price”), minus (b) Closing Indebtedness and (c) (i) plus Closing Net Working Capital, if Closing Net Working Capital is positive, or (ii) minus Closing Net Working Capital, if Closing Net Working Capital is negative (such sum, the “Purchase Price”). The Purchase Price shall be paid in accordance with Section 3.3(b) and shall be subject to adjustment as provided in Section 2.4.

2.3 Preliminary Closing Statement. Not later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth in reasonable detail (a) Seller’s good-faith estimate based on information then available to Seller of (i) Closing Indebtedness (“Estimated Closing Indebtedness”) and (ii) Closing Net Working Capital (“Estimated Closing Net Working Capital”), and (b) on the basis of the foregoing, Seller’s calculation of the Estimated Closing Purchase Price.

2.4 Adjustment Amount.

(a) Calculation of Adjustments. As promptly as practicable after the Closing Date, and in any event not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Final Closing Statement”) setting forth in reasonable detail (i) Buyer’s good-faith calculation of (A) Closing Net Working Capital and (B) Closing Indebtedness, and (ii) on the basis of the foregoing, Buyer’s calculation of the Purchase Price. Buyer agrees to give Seller and its authorized Representatives access during regular business hours and upon reasonable advance notice to any Representatives, facilities and books and records of the Company and Buyer as are reasonably necessary to allow Seller and its authorized Representatives to verify the amounts set forth in the Final Closing Statement.

(b) Dispute Procedures. If Seller disagrees with any of Buyer’s calculations contained in the Final Closing Statement, Seller shall deliver written notice (a “Notice of Disagreement”) to Buyer setting forth in reasonable detail the particulars of such disagreement, including the specific items and amounts in dispute (the “Disputed Items”), together with Seller’s rationale for disputing such items and reasonable supporting details and calculations, within sixty (60) days after its receipt of the Final Closing Statement (the “Dispute Period”). If Seller does not deliver a Notice of Disagreement on or before the expiration of the Dispute Period, Seller shall be deemed to have agreed to the Final Closing Statement (including the determinations included therein) delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. If Seller delivers a Notice of Disagreement on or before the expiration of the Dispute Period, then (i) Buyer and Seller shall use their good-faith efforts to resolve any Disputed Items with respect to any calculations contained in the Final Closing Statement and (ii) Seller shall be deemed to have agreed with all items and amounts contained in the Final Closing Statement that are not specifically identified in such Notice of Disagreement.

(c) Independent Accountant. If Buyer and Seller have not signed an agreement resolving the Disputed Items by the sixtieth (60th) day following Buyer’s receipt of a Notice of Disagreement (the “Resolution Period”), then the Disputed Items may be submitted by Buyer or Seller to the Independent Accountant for resolution at any time after the end of the Resolution Period. The Independent Accountant shall be instructed to render its determination in writing with respect to the Disputed Items as soon as reasonably possible (which the Parties agree should not be later than ninety (90) days following the date on which the disagreement is referred to the Independent Accountant). The Independent Accountant shall consider only the Disputed Items and shall base its determination solely on (i) the written submissions of the Parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Net Working Capital and/or Closing Indebtedness require adjustment in order to be determined in accordance with this Agreement. The Independent Accountant shall not assign a value to any Disputed Item submitted to the Independent Accountant greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The fees and expenses of the Independent Accountant shall be borne by the Parties as designated by the Independent Accountant, which designation shall be based upon the inverse proportion of the dollar value of the Disputed Items resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses).

(d) Binding Effect. If a Notice of Disagreement is timely given pursuant to Section 2.4(b), the Closing Net Working Capital and Closing Indebtedness, as applicable, shall be deemed determined on the date that the Independent Accountant gives notice to Buyer and Seller of its determination with respect to all Disputed Items, or, if earlier, the date on which Seller and Buyer agree in writing on the amount thereof, in which case the Closing Net Working Capital and Closing Indebtedness, as applicable, shall be calculated in accordance with such determination or agreement, as the case may be. Any determination of the Closing Net Working Capital and Closing Indebtedness by the Independent Accountant shall be final, binding and conclusive on Buyer and Seller. The date on which Closing Net Working Capital and Closing Indebtedness is deemed to be finally determined pursuant to Section 2.4(b) or 2.4(d), as the case may be, is hereinafter referred to as the “Determination Date.”

(e) Adjustment Amount. The “Adjustment Amount,” which may be positive or negative, shall mean the Purchase Price (as finally determined in accordance with Section 2.4(b) or 2.4(d), as applicable) minus the Estimated Closing Purchase Price. If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within two (2) Business Days after the Determination Date, Buyer shall pay to Seller an amount equal to the Increase Amount in US dollars and in immediately available funds by wire transfer to a bank account designated by Seller. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within two (2) Business Days after the Determination Date, Seller shall pay to Buyer an amount equal to the Deficit Amount in US dollars and in immediately available funds by wire transfer to an account designated by Buyer.

2.5 Withholding. The Parties shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law, with respect to the making of such payment; provided, that, Buyer shall provide commercially reasonable notice to Seller upon becoming aware of any such withholding obligation and shall cooperate with Seller in good faith and to the extent reasonable to obtain any available reduction of, or relief from, such deduction or withholding. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Party in respect of whom such deduction and withholding was made.

ARTICLE 3

CLOSING

3.1 Closing. The Closing shall take place at the offices of Bracewell, 711 Louisiana Street, Suite 2300, Houston, Texas 77002 or remotely by the exchange of signature pages for executed documents, at 10:00 a.m., Houston, Texas time, on the third (3rd) Business Day following satisfaction or waiver of the conditions to close set forth in Articles 8 and 9 (other than those conditions that by their nature are to be satisfied only on the Closing Date, but subject to the satisfaction or waiver of such conditions on the Closing Date) or at such other time or place as the Parties may agree; provided that in case the date on which the conditions set forth in Articles 8 and 9 (other than those conditions that by their nature are to be satisfied only on the Closing Date, but subject to the satisfaction or waiver of such conditions on the Closing Date), are satisfied or validly waived occurs prior to July 29, 2019, then, subject to continued satisfaction or waiver of the conditions set forth in Articles 8 and 9, the Closing shall occur instead on July 31, 2019. Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously and shall be effective at 12:00:01 a.m. Houston, Texas time, on the Closing Date.

3.2 Closing Deliveries by Seller. At the Closing, Seller will deliver or cause a Seller Affiliate, as applicable, to deliver the following documents to Buyer:

(a) a certificate duly executed by Seller, dated the Closing Date, representing and certifying that the conditions set forth in Sections 9.1 and 9.2 have been satisfied (the “Seller Closing Certificate”);

(b) a counterpart signature page to the assignment of the Purchased Interests substantially in the form of Exhibit A (the “Assignment of Purchased Interests”), duly executed by Seller;

(c) the written resignations of the officers, directors and managers of any Company Group Member appointed by Seller or a Seller Affiliate from any position such persons hold at any Company Group Member, such resignations to be effective in each case concurrently with the Closing;

(d) a counterpart signature page to the Transition Services Agreement substantially in the form of Exhibit B (the “Transition Services Agreement”), duly executed by Seller Parent;

(e) a counterpart signature page to the Use and Access Agreement substantially in the form of Exhibit C (the “Use and Access Agreement”), duly executed by Columbia Gas Transmission, LLC, a Delaware limited liability company;

(f) a certificate of non-foreign status of Seller (or, if Seller is an entity disregarded as separate from its owner for U.S. federal income Tax purposes, Seller’s regarded owner), that meets the requirements of Treasury Regulation Section 1.1445-2(b) and any other certificate or information required to satisfy the requirements of Section 1446(f)(2) of the Code (the “FIRPTA Certificate”); and

(g) such other certificates, instruments of conveyance and documents required by this Agreement or as may be reasonably requested by Buyer and agreed to by Seller prior to the Closing Date to carry out the intention and purposes of this Agreement.

3.3 Closing Deliveries by Buyer.

(a) At the Closing, Buyer will deliver or cause its Affiliates, as applicable, to deliver the following documents to Seller:

(i) a certificate duly executed by Buyer, dated the Closing Date, representing and certifying that the conditions set forth in Sections 8.1 and 8.2 have been satisfied (the “Buyer Closing Certificate”);

(ii) a counterpart signature page to the Assignment of Purchased Interests, duly executed by Buyer;

(iii) a counterpart signature page to the Transition Services Agreement, duly executed by Buyer;

(iv) a counterpart signature page to the Use and Access Agreement, duly executed by the Company; and

(v) such other certificates, instruments of conveyance, and documents required by this Agreement or as may be reasonably requested by Seller and agreed to by Buyer prior to the Closing Date to carry out the intention and purposes of this Agreement.

(b) At Closing, Buyer shall pay to Seller the Estimated Closing Purchase Price in US dollars and in immediately available funds by wire transfer to the bank account designated in writing by Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the disclosures made by Seller in Seller’s Disclosure Schedules, Seller represents and warrants to Buyer as follows:

4.1 Organization of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authority of Seller. Seller has full limited liability company power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Seller. This Agreement and each Ancillary Agreement to which Seller is a party has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.3 Company.

(a) Organization. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite limited liability company power and authority to carry on its business as conducted as of the Effective Date. Seller has made available to Buyer copies of the Organizational Documents of the Company as in effect on the Effective Date.

(b) Qualification. The Company is duly qualified or licensed to do business as a limited liability company, and is in good standing, in the states in which the property owned, leased or operated by such Company Subsidiary or the conduct of such Company Subsidiary’s business requires such qualification or licensing, except for jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Ownership of Purchased Interests and Encumbrances. The Purchased Interests have been validly issued, are fully paid and represent all of the outstanding membership interests in the Company. Seller owns the Purchased Interests, free and clear of all Encumbrances, except (i) as set forth on Schedule 4.3(c), (ii) for restrictions on transfer that may be imposed by federal or state securities Laws, (iii) as set forth in the Organizational Documents of the Company, and (iv) for Encumbrances that arise out of any actions taken by or on behalf of Buyer or its Affiliates.

4.4 Company Subsidiaries.

(a) Organization. Set forth on Schedule 4.4(a) is a true and correct list of (i) each Person in which the Company directly or indirectly beneficially or of record owns at least 50% of either the equity interests in or voting control of such entity (such entities, but excluding Pennant Holdco, the “Company Subsidiaries”), (ii) the jurisdiction of formation for each of the Company Subsidiaries and (iii) the ownership of the equity interests in each Company Subsidiary held by the Company or a Company Subsidiary. The Company and the Company Subsidiaries are referred to herein collectively as the “Company Group Members,” and individually as a “Company Group Member.” Other than the Company Subsidiaries and Pennant Holdco and Pennant Midstream, the Company has no direct or indirect investment or interest in or control over any other Person. Each of the Company Subsidiaries is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite limited liability company power and authority to carry on its business as conducted as of the Effective Date. Seller has made available to Buyer copies of the Organizational Documents of each Company Subsidiary as in effect on the Effective Date.

(b) Qualification. Each of the Company Subsidiaries is duly qualified or licensed to do business as a limited liability company, and is in good standing, in the states in which the property owned, leased or operated by such Company Subsidiary or the conduct of such Company Subsidiary’s business requires such qualification or licensing, except for jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.5 Rights to Acquire Equity. Except as set forth in the Organizational Documents of a Company Group Member, there are no outstanding (a) securities of any Company Group Member convertible into or exchangeable for shares of capital stock or other equity interest or voting securities of such Company Group Member, (b) options or other rights to acquire from Seller or any Company Group Member, or obligations of Seller or any Company Group Member to issue or sell, any shares of capital stock or other equity interest or voting securities of such Company Group Member or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than the rights of Buyer to acquire the Purchased Interests pursuant to this Agreement, or (c) equity equivalents or other similar rights of or with respect to any Company Group Member. There are no outstanding obligations of any Company Group Member to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, options, equity equivalents, interests or rights.

4.6 No Conflict. Except as disclosed on Schedule 4.6, and for such filings as may be required under the HSR Act and assuming all consents, approvals, authorizations, filings, notifications and other actions disclosed on Schedule 4.7 have been made or obtained, the execution, delivery and performance of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, do not and will not:

(a) violate or breach the Organizational Documents of Seller or any of the Company Group Members;

(b) violate or breach any Law binding upon Seller, any Company Group Member or any of their assets; or

(c) result in any breach of, or constitute a default (or constitute an event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Third Party any right of termination, consent, acceleration, amendment or cancellation of, or result in the creation of any material Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of the Company Group Members pursuant to, any Material Contract.

4.7 Governmental Approvals. No Governmental Approval is required to be made or obtained by Seller or any of the Company Group Members in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (a) where the failure to make or obtain such Governmental Approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) for such filings as may be required under the HSR Act, and (c) as disclosed on Schedule 4.7.

4.8 Permits. Except as disclosed on Schedule 4.8, (a) the Company Group Members hold all Permits necessary or required for the conduct of the Business, except where the failure to hold such Permits would not, taken as a whole, be material to the Company Group Members or the Business and (b) each of the Company Group Members is in compliance with such Permits in all material respects, and no Proceeding is pending or, to the Knowledge of Seller, threatened with respect to any alleged failure by any Company Group Member to have any such Permit or not to be in compliance therewith.

4.9 Financial Statements.

(a) Schedule 4.9(a) contains (i) the unaudited consolidated balance sheet of the Company for the years ended December 31, 2018 and 2017, and the related unaudited consolidated statement of income for the years then ended, and (ii) the unaudited consolidated balance sheet of the Company as of May 31, 2019 (the “Balance Sheet Date”), and the related unaudited consolidated statement of income for the five-month period then ended (collectively, the “Financial Statements”). Except as otherwise disclosed on Schedule 4.9(a), the Financial Statements fairly present in all material respects the financial position and results of operations of the Company Group Members as of and for the periods covered thereby, in accordance with GAAP, except for the absence of notes and year-end adjustments required by GAAP (none of which are reasonably expected to be material in nature or amount).

(b) Except as set forth on Schedule 4.9(b), no Company Group Member has any liability, whether accrued, contingent, absolute or otherwise, that would be required to be included in the Financial Statements in accordance with GAAP, except for: (i) liabilities specifically set forth or reserved for on the unaudited balance sheet of the Company dated as of the Balance Sheet Date; (ii) liabilities that have arisen since the Balance Sheet Date in the ordinary course of business (none of which is a liability resulting from breach of Contract, breach of warranty, tort, infringement or misappropriation); and (iii) liabilities that are not material, individually or in the aggregate.

(c) Except as set forth on Schedule 4.9(c), no Company Group Member has any Indebtedness for Borrowed Money.

4.10 Absence of Certain Changes. Except as disclosed on Schedule 4.10, as contemplated by this Agreement or as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Balance Sheet Date, the Business has been conducted in the ordinary course in all material respects and in a manner materially consistent with past practice to preserve (a) substantially intact the Company Group Members’ present business organization and (b) the Company Group Members’ present relationships with customers, suppliers and others having business dealings with a Company Group Member. Since the Balance Sheet Date there has not been any change nor has any circumstance existed that has had, or would reasonably be expected to have, a Material Adverse Effect.

4.11 Tax Matters.

(a) Except as disclosed on Schedule 4.11:

(i) All material Tax Returns required to be filed by each Company Group Member have been timely filed and each such Tax Return is true, correct and complete in all material respects.

(ii) Each Company Group Member has paid all material Taxes due and payable (whether or not shown on any Tax Return).

(iii) No Company Group Member is currently the beneficiary of any extension of time within which to file any material Tax Return.

(iv) No claim has ever been made by a Governmental Entity in a jurisdiction where a Company Group Member does not file a material Tax Return that such Company Group Member is or may be subject to any material Tax by such jurisdiction that would be covered by such Tax Return.

(v) There are no material Encumbrances for Taxes upon any of the assets of the Company Group Members (except for statutory Encumbrances for current Taxes not yet due and payable).

(vi) No material deficiencies for Taxes of any Company Group Member have been claimed, proposed or assessed by any Governmental Entity.

(vii) No Company Group Member (nor any predecessor thereof) has (i) a waiver of any statute of limitations in respect of material Taxes or (ii) an agreement for any extension of time with respect to a material Tax assessment or deficiency, in each case, still in effect, nor has any request been made in writing for any such extension or waiver not yet granted.

(viii) No audits or administrative or judicial proceedings with respect to material Taxes are pending or being conducted or threatened in writing against any Company Group Member.

(ix) Each Company Group Member has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholders of such entity or other Person.

(x) No Company Group Member has ever been a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement for any material amount of Taxes, other than any agreement not primarily related to Taxes.

(xi) No Company Group Member has ever been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Law.

(xii) No asset of any Company Group Member is subject to a 467 rental agreement as defined in Section 467 of the Code.

(xiii) Each Company Group Member is and has been since its formation classified as an entity disregarded as separate from its owner for U.S. federal income Tax purposes.

(b) Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties set forth in this Section 4.11 are the sole and exclusive representations and warranties in this Agreement related to Taxes or Tax matters, and (ii) the representations and warranties in Sections 4.11(a)(i) through 4.11(a)(iv) and 4.11(a)(vi) through 4.11(a)(xii) may be relied upon solely for taxable periods (or portions thereof) ending before the Closing Date and may not be relied upon for any Tax period (or portion thereof) beginning on or after the Closing Date.

4.12 Compliance With Applicable Laws. Each Company Group Member is, and has been for the past three (3) years, in compliance in all material respects with all applicable Laws, except as disclosed on Schedule 4.12.

4.13 Legal Proceedings; Orders. Except as disclosed on Schedule 4.13, (a) there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing against any of the Company Group Members, and (b) there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing seeking to restrain, prohibit or recover damages or obtain other relief in connection with consummation of the transactions contemplated by this Agreement. No Company Group Member is subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.14 Properties.

(a) Schedule 4.14(a) sets forth, for each Company Group Member, all real property owned or leased by such Company Group Member.

(b) Except (i) as disclosed on Schedule 4.14(b), (ii) for Permitted Encumbrances, and (iii) for property rights terminated or disposed of (e.g., by sale or lease termination) after the Balance Sheet Date in accordance with Article 6, each of the Company Group Members has (A) good and marketable fee simple title to all of the owned real properties (other than Easements), free and clear of Encumbrances, (B) a valid and binding leasehold interest in all of the leased properties (other than Easements), free and clear of Encumbrances, (C) good and defensible title to all of its owned personal properties, free and clear of Encumbrances, and (D) valid and binding leasehold interest in all of its leased personal properties, free and clear of Encumbrances.

(c) Except as disclosed on Schedule 4.14(c), the real, personal and intangible properties owned by the Company Group Members, together with (i) real, personal or intangible property as to which one or more of the Company Group Members holds a valid leasehold interest, license or Easement, and (ii) the properties and assets made available to Buyer under the Transition Services Agreement, the Use and Access Agreement and in connection with the transactions contemplated by Section 7.14, are sufficient for, and constitute all of the assets, properties and rights used in and reasonably necessary for, the conduct of the Business (other than the Excluded Assets, the Excluded IT Assets and any insignificant items of personal or intangible property).

(d) Except as disclosed on Schedule 4.14(d), there is no pending or, to Seller’s Knowledge, threatened condemnation of any part of the Company Group Members’ real property by any Governmental Entity.

(e) All leases under which a Company Group Member leases any real property or personal property and requiring any Company Group Member to make or receive payments of $1,000,000 or more annually, are valid and enforceable against such Company Group Member and, to Seller’s Knowledge, the counterparties thereto, in accordance with their respective terms, subject in each case to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances, and there is not, under any such leases, any existing default in any material respect by such Company Group Member, or to Seller’s Knowledge, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a default in any material respect by the Company Group Member or the counterparties thereto.

(f) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Group Members (i) are in operating condition and are adequate for the uses to which they are being put and (ii) have been maintained in accordance with prevailing industry practice in the region in which such assets are located.

(g) Each Company Group Member owns or has the right to use (subject to Permitted Encumbrances) such Easements as are necessary to use, own and operate such Company Group Member’s assets in the same manner as such assets are currently used, owned and operated by such Company Group Member. There is no existing default by the applicable Company Group Member, or to Seller’s Knowledge, any counterparties, under any Easement that would reasonably be expected to have a Material Adverse Effect.

4.15 Material Contracts.

(a) Set forth on Schedule 4.15(a) is a list of Contracts (other than any Contract for an interest in real property) to which any Company Group Member is a party or by which any Company Group Member’s assets or properties are bound that fall within the following categories and are in effect as of the Effective Date (each a “Material Contract”):

(i) Contracts representing Indebtedness for Borrowed Money and all guaranties thereof;

(ii) Contracts containing covenants limiting the freedom of any of the Company Group Members to engage in any line of business or compete with any Person or operate at any location;

(iii) price swaps, hedges, futures or similar instruments;

(iv) Contracts to which Seller or any Seller Affiliate (other than a Company Group Member) is a party or is otherwise bound;

(v) joint venture or partnership agreements, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership;

(vi) gathering, treating, transportation, processing or compression Contracts entered into by any of the Company Group Members that (A) if a fee-based Contract, provides for aggregate payments to such Company Group Member during any fiscal year of such Company Group Member in excess of $1,000,000, or (B) if a percentage of proceeds Contract, is reasonably anticipated to result in a share of proceeds retained by such Company Group Member for its own account during any such fiscal year in excess of $1,000,000 (each, a “Material Gathering Contract”);

(vii) Contracts that grant “most favored nations” pricing to a customer or counterparty;

(viii) Contracts (A) relating to the construction of any facilities, gathering, treating, compression or processing or pipeline system and (B) involving committed expenditures by any Company Group Member to be made after the Effective Date in excess of $1,000,000;

(ix) Contracts relating to any outstanding commitment for capital expenditures in excess of $2,000,000;

(x) bonds, letters of credit or guaranties posted or supported by any Company Group Member;

(xi) Contracts to which any Governmental Entity is a party;

(xii) employment Contracts for Available Employees that (i) require annualized base salary payments in excess of $100,000, (ii) provide for change in control or transaction bonuses or (iii) provide for severance in excess of one month of base salary or notice of termination in excess of thirty (30) days; and

(xiii) any other Contracts that individually, require or entitle any Company Group Member to make or receive payments of $3,000,000 or more annually.

(b) Except as disclosed on Schedule 4.15(b), each Material Contract is valid and enforceable in all material respects in accordance with its terms against the Company Group Member that is party to such Material Contract and, to the Knowledge of Seller, each other party thereto, subject in each case to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances. None of the Company Group Members are in default or breach in any material respect of the terms of any such Material Contract and, to the Knowledge of Seller (y) no other party to any Material Contract is in breach of the material terms thereof and (z) no event has occurred that with the giving of notice or the passage of time, or both, would constitute a breach or default in any material respect by a Company Group Member or any other party to such Material Contract. None of the Company Group Members has received any written notice that any Person intends to cancel, modify, accelerate or terminate any Material Contract. Seller has made available to Buyer true and complete copies of each Material Contract.

4.16 Employee Matters. The Company Group Members are not the W-2 issuing employer of any individuals. Neither Seller nor any of the Seller Affiliates is, with respect to any Available Employee, party to, or bound by, any collective bargaining agreement or Contract with a labor union, and there are no unfair labor practice or labor arbitration Proceedings pending or, to Seller’s Knowledge, threatened in writing against any Company Group Member, Seller or any Seller Affiliate with respect to any Available Employee. To the Knowledge of Seller, no union organizing efforts are underway with respect to any Available Employees or have occurred within the last three (3) years. No collective bargaining agreement is being negotiated by Seller or any Seller Affiliate with respect to Available Employees. Within the past three (3) years, there has not been, nor, to the Knowledge of Seller, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute involving the Available Employees.

4.17 Employee Benefit Matters.

(a) Except as disclosed on Schedule 4.17(a), the Company Group Members do not sponsor or maintain any Benefit Plan.

(b) Schedule 4.17(b) lists each material Seller Benefit Plan.

(c) With respect to each Seller Benefit Plan that is required to be analyzed for purposes of conducting any compensation or benefit value comparison for purposes of offers of employment pursuant to Section 7.4(b)(i), Seller has made available to Buyer the plan document or a written description or summary of the material terms thereof.

(d) Except as would not result in material liability to the Company Group Members, each Seller Benefit Plan has been established, operated, administered and maintained in accordance with its terms and applicable Laws. Except as would not result in material liability to the Company Group Members, there are no claims, audits, inquiries or proceedings pending or, to the Knowledge of Seller, threatened (other than routine claims for benefits) against any Seller Benefit Plan or the assets thereof, and, to the Knowledge of Seller, no fact or circumstance exists that would reasonably be expected to give rise to any such claims, audits, inquiries or proceedings.

(e) Each Seller Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter, or can, with respect to a volume submitter or master/prototype plan, rely on an advisory or opinion letter from the IRS, and, to the Knowledge of Seller, no circumstance exists that would reasonably be expected to adversely affect the qualified status of any such Seller Benefit Plan.

(f) Except as set forth on Schedule 4.17(f), no Seller Benefit Plan is an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV of ERISA or a “multiemployer plan” within the meaning of Section (3)(37) of ERISA.

(g) Except as would not result in material liability to the Company Group Members, no Seller Benefit Plan provides post-termination, post-service or retiree life insurance, health or other post-termination, post-service or retiree employee welfare benefits to any Available Employee for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other similar Law.

(h) Except as set forth on Schedule 4.17(h), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) entitle any Available Employee to or result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits, benefits or obligation to fund benefits or any loan forgiveness, in all cases, with respect to any material amount or benefit.

(i) No Available Employee provides services primarily outside of the United States, and no Seller Benefit Plan covers Available Employees on account of their performance of services primarily outside the United States.

(j) Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 4.17 (and in Section 4.11, to the extent applicable to compensation and benefits) are the sole and exclusive representations and warranties of Seller regarding compensation and benefits matters and no other provision hereof shall be construed to constitute a representation or warranty relating to such matters.

4.18 Environmental.

(a) Except as disclosed on Schedule 4.18(a), the Business is, and for the past three (3) years has been, conducted in compliance in all material respects with all applicable Environmental Laws. Except as disclosed on Schedule 4.18(a), (i) the Company Group Members hold all material Permits issued under Environmental Laws that are necessary or required for the conduct of the Business, and (ii) each of the Company Group Members is, and for the past three (3) years has been, in material compliance with such Permits issued under Environmental Laws, and no Proceeding is pending or, to the Knowledge of Seller, threatened in writing with respect to any alleged failure by any Company Group Member to have any such Permit or not to be in compliance in all material respects therewith.

(b) Except as disclosed on Schedule 4.18(b), (i) there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing against any Company Group Member, alleging material noncompliance with or material liability under any Environmental Law, and (ii) no Company Group Member has received any written notice or demand letter from any Governmental Entity or Third Party, indicating that such Company Group Member is in violation in any material respect of, or subject to any material liability under, any Environmental Law, which violation or liability has not heretofore been resolved with such Governmental Entity or Third Party.

(c) Except as disclosed on Schedule 4.18(c), (i) there has been no Release of any Hazardous Material by any Company Group Member or, to the Knowledge of Seller, by any other Person, that would reasonably be expected to give rise to any Company Group Member incurring any material remedial obligation or any material liability under any applicable Environmental Law, (ii) the Company Group Members do not own, lease or operate a site that (A)

pursuant to CERCLA or any similar state or foreign Law, has been placed or is proposed to be placed by any Governmental Entity on the “National Priorities List” or similar state or foreign list, as in effect as of the Effective Date, or (B) is involved with any voluntary cleanup program sponsored by a Governmental Entity, (iii) no Company Group Member has been identified by any Governmental Entity as a potentially responsible party under CERCLA or any similar state or foreign Law with respect to any site, and no Hazardous Materials generated, transported or disposed of by or on behalf of the Company Group Members have been found at any site where a Person has made written demand on any Company Group Member to conduct or pay for a remedial investigation, removal or other response action pursuant to any applicable Environmental Law.

(d) Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 4.18 are the sole and exclusive representations and warranties of Seller regarding Environmental Laws, Permits issued under Environmental Laws, Hazardous Materials.

4.19 Insurance. Except as disclosed on Schedule 4.19, all insurance policies maintained by or on behalf of the Company Group Members are in full force and effect and all premiums due and payable on such policies have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date). No written notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by any of the Company Group Members other than in the ordinary course of business consistent with past practice. There are no claims related to the Business pending under any such insurance policy as to which coverage has been questioned, denied or disputed or in respect of which there is any reservation of rights.

4.20 Brokerage Fees. Except as disclosed on Schedule 4.20, none of the Company Group Members nor Seller or any Seller Affiliate has retained any financial advisor, broker, agent or finder on account of this Agreement or the transactions contemplated hereby for which Buyer, its Affiliates or any Company Group Member will be liable.

4.21 Imbalances. Schedule 4.21 sets forth, as of the Effective Date, all material hydrocarbon imbalances under any applicable Material Gathering Contract for which any Company Group Member will have a duty to deliver an equivalent quantity of hydrocarbons after the Closing. Except for normal and customary gathering imbalances occurring after the Effective Date, and except as set forth on Schedule 4.21, to the Knowledge of Seller there do not exist any material hydrocarbon imbalances under any applicable Material Gathering Contract for which any Company Group Member will have a duty to deliver an equivalent quantity of hydrocarbons after the Closing.

4.22 Affiliate Transactions. No director, manager or officer of any Company Group Member, nor any of their respective Affiliates: (a) is a party to any Contract with any Company Group Member or (b) owns or leases any material asset, property or right which is used by any Company Group Member.

4.23 Regulatory Status. Except as disclosed on Schedule 4.23, none of the Company Group Members nor any pipeline of any Company Group Member is subject to the jurisdiction of (a) the Federal Energy Regulatory Commission (“FERC”) pursuant to the Natural Gas Act of 1938, as amended, and the regulations promulgated thereunder, the Natural Gas Policy Act of 1978, as amended, and the regulations promulgated thereunder, or the Interstate Commerce Act and the regulations promulgated thereunder, or (b) any state or local regulatory entity respecting rates, access to facilities, or financial or organizational regulation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the disclosures made by Buyer in Buyer’s Disclosure Schedules, Buyer represents and warrants to Seller as follows:

5.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania.

5.2 Authority of Buyer. Buyer has full limited liability company power and authority to execute, deliver and perform this Agreement. The execution, delivery, and performance by Buyer of this Agreement and any Ancillary Agreement to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Buyer. This Agreement and each Ancillary Agreement to which Buyer is a party has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

5.3 No Conflict. Except (x) for such filings as may be required under the HSR Act and (y) as may result from any facts or circumstances relating solely to Seller or a Seller Affiliate, and assuming all consents, approvals, authorizations, filings, notifications and other actions disclosed on Schedule 5.4 have been made or obtained, the execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, do not and will not:

(a) violate or breach the Organizational Documents of Buyer;

(b) violate or breach any Law binding upon Buyer, except for such violations or breaches as would not, individually or in the aggregate, reasonably be expected to materially impede Buyer’s ability to lawfully consummate the transactions contemplated by this Agreement; or

(c) result in any breach of, or constitute a default (or constitute an event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Third Party any right of termination, consent, acceleration, amendment or cancellation of, or result in the creation of any material Encumbrance on any of the assets or properties of Buyer pursuant to, any Contract to which Buyer is a party or by which any of its assets or properties is bound or affected, except as would not reasonably be expected to materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.4 Governmental Approvals. No Governmental Approval is required to be made or obtained by Buyer or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except: (a) where failure to obtain such Governmental Approval would not, individually or in the aggregate, reasonably be expected to materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement; (b) for such filings as may be required under the HSR Act, and (c) as disclosed on Schedule 5.4.

5.5 Financing. As of the date of this Agreement, Buyer has received an executed debt commitment letter dated the date hereof, including all exhibits, schedules and annexes thereto (as amended, supplemented and otherwise modified to the extent permitted by this Agreement, the “Commitment Letter”) from the Financing Sources identified therein, pursuant to which such Financing Sources have committed, subject to the terms and conditions set forth therein, to provide Buyer the amount of debt financing set forth in the Commitment Letter for the purposes of financing the transactions contemplated by this Agreement and related fees (the “Financing”). A true and complete copy of the Commitment Letter, including all amendments, supplements and modifications thereto, has been previously provided to Seller. Buyer has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date hereof. As of the date hereof, the Commitment Letter is a valid and legally binding obligation of Buyer, and, to the Knowledge of Buyer, each other party thereto, except as such enforceability may be affected by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances, and is in full force and effect. As of the date hereof, the Commitment Letter has not been amended, supplemented or otherwise modified and no such amendment, supplement or modification is contemplated, and the respective commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, no event has occurred which (with or without the giving of notice or lapse of time, or both) would reasonably be expected to constitute a breach or default under the Commitment Letter on the part of Buyer or, to the Knowledge of Buyer, any other party thereto. Assuming the conditions set forth in Article 9 are satisfied at Closing, the aggregate net proceeds contemplated by the Commitment Letter, when funded in accordance with the Commitment Letter on the Closing Date, together with other sources of immediately available funds, will be sufficient for Buyer to pay on and after the Closing Date (y) the Purchase Price and (z) any and all fees and expenses required to be paid by Buyer in connection with this Agreement and the Financing. There are no side letters or other agreements, contracts, arrangements or understandings to which Buyer or its Affiliates is a party related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Commitment Letter (except for the fee letter and any engagement letters or fee discount letters related to the Financing). The Financing is subject to no conditions to the obligations of the parties under the Commitment Letters to make the full amount of the Financing available to Buyer, as applicable, at the Closing other than those set forth in the Commitment Letter. As of the date hereof, subject to the satisfaction of the conditions set forth in Article 9, Buyer has no reason to believe that any of the conditions to the Financing will fail to be satisfied on a timely basis or that the full amount of the Financing will not be available to Buyer on the Closing Date.

5.6 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Buyer, threatened in writing seeking to restrain, prohibit or recover damages or obtain other relief in connection with consummation of the transactions contemplated by this Agreement.

5.7 Brokerage Fees. Except as disclosed on Schedule 5.7, neither Buyer nor any of its Affiliates has retained any financial advisor, broker, agent or finder on account of this Agreement or the transactions contemplated hereby for which Seller, a Seller Affiliate or a Company Group Member will be liable.

5.8 Nature of Investment. Buyer is acquiring the Purchased Interests for investment purposes only and not with a view toward resale or distribution thereof in violation of applicable securities Laws. Buyer acknowledges that it can bear the economic risk of its investment in the Purchased Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Interests. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Buyer understands that none of the Purchased Interests will have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Purchased Interests will be characterized as “restricted securities” under federal securities Laws and that the Purchased Interests may not be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

5.9 Independent Investigation. Buyer is (or its advisors are) (a) experienced and knowledgeable in the industries in which the Company Group Members conduct their businesses and (b) aware of the related risks of such business. Buyer acknowledges and affirms that (i) as of the Effective Date, it has made all such independent investigation, verification, analysis and evaluation of the Company Group Members and their businesses as it deems necessary or appropriate to enter into this Agreement, (ii) it has made all such reviews and inspections of the Company Group Members and their businesses and the business, books and records, results of operations, conditions (financial or otherwise) and prospects of the Company Group Members as it has deemed necessary or appropriate to execute and deliver this Agreement and (iii) prior to Closing, it will make independent investigations, inspections and evaluations of the Company Group Members and their businesses in accordance with this Agreement as it deems necessary or appropriate to consummate the transactions contemplated hereby. Buyer acknowledges and agrees that (A) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon the representations and warranties expressly made by Seller in Article 4 (including the related portions of the Disclosure Schedules) and its own independent investigation, verification, analysis and evaluation and (B) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company Group Members, this Agreement or the condition (financial or otherwise), assets, liabilities, equity, operations, business or prospects of the Company Group Members or any Affiliate thereof, except as expressly set forth in Article 4 (including the related portions of the Disclosure Schedules).

ARTICLE 6

CONDUCT OF COMPANY GROUP MEMBERS PENDING CLOSING

6.1 Conduct of Business. During the period from the Effective Date to the Closing, except as set forth on Schedule 6.2 or otherwise contemplated by this Agreement, Seller shall cause the Company Group Members to (a) conduct the Business in the ordinary course, consistent with past practice, including making the capital expenditures in accordance with, and as set forth in, the budget attached hereto as Schedule 6.2(a)(x), (b) use Reasonable Efforts to preserve, maintain, and protect the material assets, rights and properties of the Company Group Members, (c) use Reasonable Efforts to preserve the goodwill with respect to, and the relationships with, the material customers and material suppliers of the Business and (d) use Reasonable Efforts to maintain all insurance policies and material Permits.

6.2 Pre-Closing Restrictions.

(a) Without limiting the generality of Section 6.1 and except as set forth on Schedule 6.2 or otherwise contemplated by this Agreement, prior to the Closing, Seller shall not permit any of the Company Group Members to engage in any of the following actions without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(i) amend the Organizational Documents of any Company Group Member or of Pennant Midstream;

(ii) (A) issue, sell or deliver any shares of capital stock or any other equity securities or equity equivalents of any Company Group Member or (B) amend in any material respect any of the terms of any securities of any Company Group Member outstanding as of the Effective Date;

(iii) (A) split, combine, or reclassify its outstanding equity interests, (B) declare, set aside or pay any non-cash distribution in respect of the outstanding equity of any Company Group Member, (C) repurchase, redeem or otherwise acquire any securities of any Company Group Member or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Group Member;

(iv) declare, set, pay, make or distribute any in-kind distributions on any Company Group Member’s outstanding membership interests or limited liability company interests, as applicable, including the Purchased Interests;

(v) except in the ordinary course of business consistent with past practice or for borrowings made under any existing credit facility of a Company Group Member, (A) create, incur, guarantee or assume any Indebtedness for Borrowed Money or otherwise become liable or responsible for the obligations of any other Person (other than a Company Group Member) that remains outstanding as of the Closing, or (B) mortgage or pledge any of its material assets, tangible or intangible, or create any material Encumbrance thereupon that is not released at or prior to Closing, other than Permitted Encumbrances;

(vi) acquire assets or sell, lease, transfer, or otherwise dispose of, directly or indirectly, any material assets of any Company Group Member, except for sales and dispositions of hydrocarbons in the ordinary course of business consistent with past practice;

(vii) merge or consolidate with any Person, acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, make an investment in, or purchase any securities from, any Person, or enter into any joint venture, partnership or similar venture with any other Person;

(viii) change in any material respect any of the financial accounting principles or practices used by any Company Group Member, except for any change required by reason of a concurrent change in GAAP, or immaterial, known accruals that may not normally be recorded intra-fiscal year;

(ix) settle any Proceeding against a Company Group Member unless such settlement (A) requires the payment of less than $2,000,000 by such Company Group Member, (B) involves the unconditional release of such Company Group Member with respect to the subject matter of the Proceeding and (C) does not impose any material obligations on any Company Group Member after the Closing;

(x) make any capital expenditure other than (A) as set forth in the budget attached hereto as Schedule 6.2(a)(x), (B) as may be required to comply with Law, (C) as may be reasonably required in response to any damage to or destruction of a Company Group Member’s principal properties or (D) additional capital expenditures that are not reflected in such budget and do not exceed $5,000,000 in the aggregate; provided, that, in the case of an emergency for the safety of individuals, or protection of property or the environment, Seller may take Reasonable Efforts that would otherwise be prohibited by this clause (x) in order to prevent the occurrence of, or mitigate the existence of, the emergency situation; provided further, Seller shall provide prompt notice to Buyer upon the occurrence of such emergency and upon taking of such action(s);

(xi) enter into any new Contract that would have been required to be disclosed on Schedule 4.15(a) had it been in effect as of the Effective Date, except as permitted under Section 6.2(a)(x);

(xii) amend in any material respect, terminate, accelerate, modify, extend or change any Material Contract or waive, release, grant, close out or transfer any material rights under any Material Contract;

(xiii) fail to maintain, or cause to be maintained, insurance coverage for the Company Group Members in the amounts and of the types currently in force or, upon renewal thereof, in similar amounts and types to the extent then available on commercially reasonable terms and prices to Seller or any Seller Affiliate;

(xiv) make or change any Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, in each case, if such action would reasonably be expected to have a material adverse effect on Buyer;

(xv) fail to use Reasonable Efforts to maintain all material Governmental Approvals in effect on the Effective Date and necessary or required for the ownership and operation of the Company Group Members as owned and operated on the Effective Date; or

(xvi) enter into any agreement or commitment to do any of the foregoing.

(b) Without limiting the generality of Section 6.1 and except as set forth on Schedule 6.2 or otherwise contemplated by this Agreement, prior to the Closing, Seller shall not, with respect to Available Employees, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and except as may be required pursuant to any Seller Benefit Plan in effect on the date hereof or as may be required under applicable Law, (i) increase the amount of any bonus, salary or other compensation or benefits to any Available Employee, other than (A) increases that occur after December 31, 2019, in the ordinary course of business and do not exceed 5% of the value of such bonus, salary or other compensation or benefits as in effect on the date hereof, (B) entering into new retention agreements, for or with respect to which Buyer will have no obligation or liability, with Available Employees who are parties to retention agreements with Seller or an applicable Seller Affiliate on the date hereof, but only if such retention agreement as in effect on the date hereof becomes payable pursuant to its terms prior to the Closing Date and only if any such new retention agreement does not provide for a payment greater than the amount payable under the retention agreement in effect on the date hereof with respect to the applicable Available Employee, and (C) transition payments, for or with respect to which Buyer will have no obligation or liability, for Transferred Employees as determined by Seller, which payments pursuant to this clause (C) shall not, in the aggregate, exceed $1,000,000, (ii) except as would not result in material liability to the Company Group Members or Buyer, enter into, establish, materially amend or terminate any Seller Benefit Plan if such establishment, amendment or termination is targeted at Available Employees, or (iii) (A) hire any individual who would be an Available Employee, other than individuals to replace any Available Employee whose employment has terminated or otherwise in the ordinary course of business or (B) terminate the employment of any Available Employee, other than due to failure of such individual to meet performance expectations or otherwise for cause, in each case, as reasonably determined by Seller.

(c) Buyer’s approval of any action restricted by this Section 6.2 shall be considered granted within five (5) Business Days of Seller’s notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary during that period.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Access to Information and Confidentiality.

(a) Access. Between the Effective Date and the Closing, Seller shall: (i) give Buyer and its authorized Representatives reasonable access, during regular business hours and upon reasonable advance notice, to such properties, facilities, books and records of the Company Group Members, in each case as is reasonably necessary to allow Buyer and its authorized Representatives to verify the accuracy of any representation or warranty contained in Article 4 and for the purpose of familiarizing itself with the Business and the Company Group Members for transition purposes; (ii) cause officers of the Company Group Members and Seller to furnish Buyer and its authorized Representatives with such financial and operating data and other information with respect to the Company Group Members as Buyer may from time to time reasonably request and (iii) provide to Buyer and its Representatives reasonable access to its employees at Seller’s or the applicable Seller Affiliate’s premises during normal business hours; provided that Buyer shall advise Seller in writing in advance of any meetings or communications with such employees and the general purpose of such meetings or communications. Seller shall have the right to have a Representative present at all times during any exercise by Buyer of its rights under this Section 7.1(a). Notwithstanding anything herein to the contrary, (A) Buyer shall have no right to perform or cause to be performed any invasive or subsurface investigations of the properties of the Company Group Members, including any sampling or testing of the air, soil, surface water, groundwater, building materials or other environmental media and (B) Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer (x) any information the disclosure of which would jeopardize any privilege available to the Company Group Members, Seller or any Seller Affiliate relating to such information, that would cause Seller, any Seller Affiliate or any Company Group Member to breach a confidentiality obligation, or that would reasonably be expected to result in a violation of applicable Law, (y) any employment records or personnel files maintained by Seller or any Seller Affiliate, or (z) access to the assets or properties of any of the Company Group Members to the extent Seller does not (or the applicable Company Group Member does not) have the authority to grant such access, in which case Seller shall promptly notify Buyer and the Parties shall work together in good faith to work with applicable Third Parties to permit Buyer’s access. Buyer agrees to indemnify, defend and hold harmless Seller, the Seller Affiliates (including until Closing, the Company Group Members) and all such Persons’ Representatives from and against any and all Losses (whether as a result of a claim by a Third Party or a direct claim by Buyer or any of its Affiliates), including Losses attributable to personal injury, death, or property damage, arising out of or relating to access to the Company Group Members’ properties, facilities, books and records prior to the Closing by Buyer, its Affiliates, or its or their Representatives, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR LEGAL FAULT OF ANY INDEMNIFIED PERSON (BUT NOT SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

(b) Confidentiality. Buyer acknowledges that the information provided to it in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby (including the terms of this Agreement) and thereby is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(c) Company Books and Records. As soon as reasonably practicable after the Closing Date, Seller shall deliver or cause to be delivered to Buyer all books and records of the Company Group Members (including minute books, membership interest transfer ledgers (if any), seals (if any), books of account, Tax Returns and supporting work papers and similar records) that are in Seller’s possession to the extent such books and records relate to the Company Group Members, which will be deemed delivered if such book and records are located in the office of any Company Group Member, subject to Section 7.1(d); provided, however, that any books and records that are reasonably necessary or useful for Seller to retain during the term of the Transition Services Agreement for the provision of services thereunder shall be delivered to Buyer after the expiration of the term of the Transition Services Agreement.

(d) Retention by Seller. Seller and each Seller Affiliate may retain a copy of all data room materials and all books and records prepared in connection with the transactions contemplated by this Agreement, including (i) copies of any books and records which may be relevant in connection with the defense of disputes arising hereunder and (ii) copies of all financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Seller or the Company Group Members.

(e) Record Preservation by Buyer. Buyer shall preserve and keep for a period of at least five (5) years from the Closing Date all books and records of the Company Group Members relating to the operation of the Company Group Members prior to the Closing Date and shall make such books and records available to Seller for examining and copying, at Seller’s cost and expense, upon reasonable request for Tax and related purposes or to investigate or defend against any claims between the Parties arising hereunder. After such five (5) year period, before Buyer shall dispose of any of such books and records, Buyer shall give Seller at least ninety (90) days’ prior written notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as Seller may select. Notwithstanding the foregoing, Buyer agrees that it shall preserve and keep all books and records relating to any investigation instituted by a Governmental Entity or any Proceeding (whether or not existing on the Closing Date) if any possibility exists that such investigation or other Proceeding may relate to matters occurring prior to the Closing, without regard to the five (5) year period set forth in this Section 7.1(e).

7.2 Regulatory and Other Authorizations.

(a) Each Party shall: (i) file its notification and report forms required for its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby pursuant to the HSR Act within ten (10) Business Days after the Effective Date; and (ii) use best efforts to cause any waiting period under the HSR Act with respect to the transactions contemplated hereby to expire or terminate at the earliest time that is reasonably practicable and shall request “early termination” with respect to the waiting period under the HSR Act. Buyer shall not agree to extend any waiting period under the HSR Act, withdraw any HSR Act notification, or otherwise agree to delay consummation of the transactions contemplated hereby without the prior written consent of Seller. Buyer shall pay all required HSR Act filing fees. Otherwise, each Party shall pay its own HSR Act filing preparation costs and expenses.

(b) Each Party shall, and shall cause its respective Affiliates to do each of the following: (i) promptly inform the other Party of (and, at the other Party’s reasonable request, supply to such other Party) any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; (ii) consult and cooperate in good faith with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments or opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions or Proceedings with Governmental Entities relating to this Agreement or the transactions contemplated hereby, including, subject to applicable Law, permitting the other Party to review in advance any proposed material written communication between it and any Governmental Entity and promptly providing the other Party with copies of any communication between it and any Governmental Entity; (iii) comply, as promptly as is reasonably practicable, with any requests received by a Party or any of its Affiliates under the HSR Act and any other applicable Law for additional information, documents or other materials. If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Entity with respect to the transactions contemplated hereby or any filings, investigations or inquiries made in connection with the transactions contemplated hereby, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting or discussion; and (iv) contest and resist any Proceeding instituted (or threatened to be instituted) by any Governmental Entity challenging the transactions contemplated hereby as in violation of any applicable Law.

(c) Buyer shall take any and all steps and make any and all undertakings necessary to avoid or eliminate each and every impediment under the HSR Act or any other antitrust, competition, or trade regulation law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably practicable (and in any event, no later than the Outside Date), including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer (or its Affiliates) or of the Company Group Members, or otherwise taking or committing to take actions that limit Buyer’s, its Affiliates’, or the Company Group Members’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Buyer (or its Affiliates) or the Company Group Members, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any threatened or actual Proceeding, which would otherwise have the effect of preventing or delaying the Closing; provided that any actions under this Section 7.2(c) will be conditioned on the Closing of the transactions contemplated hereby.

7.3 Third Party Consents. The Parties shall use Reasonable Efforts to obtain, and to cooperate with each other in obtaining, any consents of Third Parties required in connection with the transactions contemplated by this Agreement, which Reasonable Efforts of Buyer shall include providing to such Third Parties such financial information with respect to Buyer and its Affiliates as such Third Parties may reasonably request.

7.4 Employee Matters.

(a) Schedule 7.4(a) sets forth, by title and job location, a list of the individuals who are employed by Seller or the Seller Affiliates and whose primary job duties are in connection with the operation of the Business or the Business (as defined in the Purchase and Sale Agreement – Pennant) (in each case, including any such employee who is on sick leave, military leave, vacation, holiday, short-term disability or similar leave of absence) and who are not Excluded Employees (the “Available Employees”). As of the date hereof, Seller has provided Buyer the following information for each Available Employee: name, title, job location, current annual base salary or base wage rate, target bonus level, employment commencement date for service crediting purposes, classification as exempt or non-exempt for Fair Labor Standards Act purposes, leave status, and visa status if applicable (such information, the “Available Employee Data”). Notwithstanding anything in this Agreement to the contrary, Seller may update Schedule 7.4(a) and the corresponding Available Employee Data provided to Buyer prior to the Closing Date to reflect changes, if any, on account of: (i) new hires added in compliance with Section 6.2(b); (ii) attrition among the Available Employees prior to the Closing Date; (iii) changes to leave of absence status among the Available Employees; and (iv) other changes agreed to in writing between the parties hereto. Seller shall promptly notify Buyer of all such changes and shall provide to Buyer a final version of Schedule 7.4(a) on the Closing Date setting forth all of the Available Employees.

(b)

(i) As soon as reasonably practicable, but in no event later than four (4) weeks after the Effective Date (unless otherwise required earlier by applicable Law), Buyer shall (or shall cause one of its Affiliates to) offer employment in writing, with an employment commencement date effective as of the Transfer Date, to each Available Employee (including those who are absent due to a leave of absence, and provided that all Inactive Employees shall be treated in the manner described below in Section 7.4(b)(ii)), in each case which offers of employment shall provide the following during at least the first eighteen (18) months following the applicable Transfer Date (the “Transition Period”): (A) to the extent practicable through use of Buyer’s Reasonable Efforts, a position with Buyer or its designated Affiliate, which position shall be comparable to the position held, with respect to both job level and duties, by such Available Employee immediately prior to the Closing Date; (B) an annual base salary (or, in the case of hourly Available Employees, the base hourly wage rate payable to such Available Employee) that shall not be less than that provided by Seller or the applicable Seller Affiliate, to the extent applicable, to such Available Employee immediately prior to the Closing Date; (C) incentive compensation opportunities and employee benefits for such Available Employee substantially comparable in value in the aggregate to those provided to Buyer’s other similarly situated employees; and (D) if the Available Employee’s employment with Buyer or an Affiliate of Buyer is terminated during the Transition Period in accordance with Section 7.4(k), severance benefits in accordance with Section 7.4(k). For purposes of clause (A) in the preceding sentence, a position with Buyer or its designated Affiliate will be considered “comparable to” the position held by the applicable Available Employee immediately prior to the Closing Date if such position with Buyer or its designated Affiliate is at a substantially similar or greater level of seniority as compared to the position held by the applicable Available Employee immediately prior to the Closing Date even if it provides for different or greater levels of responsibility or duties, but only if any such difference in responsibility or duties is reasonably appropriate given such Available Employee’s qualifications and experience level. In the event that Buyer and Seller reasonably determine that the total cash compensation opportunities (excluding, for the avoidance of doubt, equity and long-term incentives and health, welfare and retirement benefits) to be provided by Buyer pursuant to clauses (B) and (C) of the first sentence of this Section 7.4(b)(i) do not provide substantially comparable value as compared to the total cash compensation opportunities (excluding, for the avoidance of doubt, equity and long-term incentives and health, welfare and retirement benefits) as reflected in the

Available Employee Data, any such shortfall in value shall be provided in the form of a cash bonus, the amount of which shall be reasonably agreed to by Buyer and Seller, payable by Buyer to the applicable Transferred Employees not later than the date that is twelve (12) months after the Closing Date, subject to continued employment through the applicable payment date. In the event an offer of employment requires a Geographic Relocation and the applicable Available Employee does not accept such offer, Buyer shall promptly reimburse Seller for severance costs of Seller or the applicable Seller Affiliate related to the termination of such Available Employee in connection with the transactions contemplated by this Agreement, in amounts consistent with the severance benefits described on Schedule 7.4(k). In the event an offer of employment requires a Geographic Relocation and the applicable Available Employee accepts such offer, Buyer shall provide such Available Employee with a relocation package consistent with Buyer’s standard relocation programs, as applicable based on the Available Employee’s job grade. Except with respect to reimbursing the applicable Seller Affiliate for severance costs associated with such Seller Affiliate’s termination in connection with the Closing of an Available Employee who rejects an offer of employment with Buyer that requires a Geographic Relocation, Buyer and its Affiliates shall not pay or have any liability with respect to any severance or other separation compensation or benefits with respect to the termination of the employment with Seller or the applicable Seller Affiliate of any Available Employee who accepts or rejects an offer of employment with Buyer (or its designated Affiliate). The Parties intend that Seller and the Seller Affiliates shall not pay or have any liability with respect to any severance or other separation compensation or benefits with respect to the termination of the employment with Seller or the applicable Seller Affiliate of any Available Employee who accepts an offer of employment with Buyer (or its designated Affiliate), provided that, except as otherwise provided in this Section 7.4(b)(i), Buyer assumes no obligation or liability in respect of any such severance or other separation compensation or benefits under any Seller Benefit Plan. Other than as stated in Section 7.4(b)(ii) below with respect to Inactive Employees, the offers of employment pursuant to this Section 7.4 shall be conditioned upon the Closing and may be conditioned upon such lawful, standard pre-employment screenings and background checks as Buyer customarily employs in connection with its hiring processes; provided that, any such screenings and background checks that are not completed prior to Closing shall not delay the Available Employee’s Transfer Date.

(ii) At least five (5) days prior to the Closing Date, Buyer shall deliver to Seller a list of Available Employees who have rejected an offer of employment from Buyer (or its designated Affiliate). With respect to each Available Employee who accepts an offer of employment from Buyer (or its designated Affiliate), such Available Employee’s employment with Seller or the applicable Seller Affiliate shall terminate immediately prior to his or her Transfer Date, and such Available Employee shall become an employee of Buyer (or its designated Affiliate) on the Transfer Date and shall be referred to herein as a “Transferred Employee.” With respect to any Available Employee who is absent from active employment as a result of an approved leave of absence on the Closing Date (each such Available Employee, an “Inactive Employee”), Buyer’s offer of employment to the Inactive Employee may be conditioned on such Inactive Employee’s ability to return to active employment (full or part-time) within a period of six (6) months following the Closing Date (or such longer period as may otherwise be required by applicable Law), or, in the case of an Inactive Employee who has been granted a leave of absence for military service under the Uniformed Services Employment and Reemployment Rights Act, as amended, Buyer’s offer of employment may be conditioned on such employee’s reasonable satisfaction of the requirements thereunder for reinstatement. An Inactive Employee who accepts Buyer’s offer of employment and becomes eligible to return to active employment with Seller after the Closing Date in accordance with this Section 7.4(b)(ii) shall become a Transferred Employee on the Transfer Date.

(c) Except as provided in Section 7.4(d), Seller or the applicable Seller Affiliate shall pay to the Transferred Employees all compensation, bonuses and incentive payments earned by and payable to the Transferred Employees through the applicable Transfer Date in accordance with the terms and conditions (including within the timing and form specified for payment therefor) of each applicable Seller Benefit Plan.

(d) Except where accrued vacation and personal time amounts are required to be paid to Available Employees by Seller upon their termination of employment from Seller, Buyer (or its designated Affiliate) shall, effective as of each Transferred Employee’s Transfer Date, credit the Transferred Employees for all earned or accrued but unused vacation and personal time benefits of the Transferred Employees, which current unused vacation and personal time benefits for each Transferred Employee shall be identified by Seller within five (5) Business Days after the Closing Date in the form of Schedule 7.4(d) (which information Seller may update or supplement with respect to Inactive Employees who become Transferred Employees after the Closing Date), and Seller and the Seller Affiliates shall be relieved of all liabilities for such benefits. Notwithstanding any other provision of this Agreement (or any schedule hereto) to the contrary, all accrued vacation amounts to be credited for Transferred Employees by Buyer or its Affiliates will be treated as Working Capital Liabilities in the calculation of the Closing Net Working Capital, but only to the extent that the amount of accrued vacation to be credited pursuant to the first sentence of this Section 7.4(d) exceeds the amount of vacation and other personal time benefits that Buyer or an applicable Affiliate of Buyer grants to similarly-situated newly-hired employees who did not commence employment therewith as a result of a corporate transaction. Where required by applicable Law, Seller or the applicable Seller Affiliate shall pay out all earned or accrued but unused vacation and personal time benefits to the Transferred Employees as soon as administratively practicable following the applicable Transfer Date. Buyer shall, and shall cause its Affiliates to, permit each Transferred Employee, during the Transition Period (i) to accrue additional vacation and other paid time off days (e.g., personal days), if any, to which the Transferred Employee would be entitled under the vacation and other paid time off policies of Buyer or its applicable Affiliate (taking into account the provisions of Section 7.4(g)) and (ii) to take vacation and other paid time off days for the amounts of any vacation and paid time off days accrued during the Transition Period to the extent, and in the same manner, as any such Transferred Employee could take vacation and paid time off days under the applicable vacation and paid time off policies of Buyer. Notwithstanding the immediately preceding sentence, to the extent the vacation and other paid time off policies of Buyer or its applicable Affiliate would cause the forfeiture of any unused vacation or personal time benefits of a Transferred Employee as of the Transfer Date that are credited by Buyer pursuant to this Section 7.4(d), Buyer shall (or shall cause its Affiliate to) promptly pay out to such Transferred Employee the value of such forfeited assumed vacation or personal time benefits.

(e) Except as otherwise expressly provided to the contrary in this Section 7.4, Seller and the Seller Affiliates shall retain all liabilities in respect of benefits earned and accrued as of immediately prior to the applicable Transfer Date by Transferred Employees under the Seller Benefit Plans, and neither Buyer nor any of its Affiliates shall have any liability with respect thereto or with respect to any other Benefit Plan that at any time is or has been maintained, sponsored or contributed to (or was required to be contributed to) by Seller or any of the Seller Affiliates or ERISA Affiliates and that has not at any time been maintained, sponsored or contributed to (or was required to be contributed to) by Buyer or any of the Affiliates of Buyer or ERISA Affiliates (if “Buyer” or “Affiliate of Buyer” were substituted for “Company” as used in the definition of “ERISA Affiliate”) thereof (such as a “multiemployer plan” as defined in Section 3(37)(A) of ERISA). Seller and the Seller Affiliates will retain all assets and liabilities related to the Seller Benefit Plans.

(f) Seller and the Seller Affiliates shall retain, bear and discharge all liabilities for claims of Transferred Employees and their eligible dependents incurred prior to the applicable Transfer Date under the Seller Benefit Plans that provide health, disability, life insurance, accident or other benefits coverage or insurance, and Buyer and its Affiliates shall retain, bear and discharge all liabilities for claims of Transferred Employees and their eligible dependents incurred on and after the applicable Transfer Date under the Buyer Benefit Plans. For purposes of this Section 7.4(f), except as otherwise provided by the parties’ applicable insurance policies, a claim will be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance and accident programs, and disability programs) or on the date that treatment, material or services are provided (for purposes of health care).

(g) Effective on the applicable Transfer Date, and for the Transition Period, Buyer and its Affiliates shall provide the Transferred Employees with employee benefits that satisfy the requirements of this Section 7.4. Buyer shall provide that all Transferred Employees (and, to the extent applicable, their eligible dependents) shall be eligible immediately upon the applicable Transfer Date to commence active participation in the applicable Buyer Benefit Plans. Buyer and its Affiliates shall, with respect to the Buyer Benefit Plans in which the Transferred Employees (and, to the extent applicable, their eligible dependents) are eligible to participate, recognize all service of the Transferred Employees with Seller and the Seller Affiliates and with any predecessor employer (to the extent such predecessor employer service was taken into account under the applicable Seller Benefit Plans) for purposes of vesting, eligibility to participate and receive benefits, and, with respect to severance, vacation and paid time off plans, for purposes of calculating the level of benefits. For the avoidance of doubt, Buyer shall not be required to recognize such service for purposes of benefit accruals under the defined benefit pension plans or post-retirement welfare benefit plans of Buyer and its Affiliates covering the Transferred Employees.

(h) With respect to Buyer Benefit Plans that provide welfare benefits, Buyer shall use its best efforts to ensure that Transferred Employees and their eligible dependents shall not be subject to any eligibility period, waiting period, elimination period, evidence of insurability requirements, active at work requirements, pre-existing condition or similar limitations.

(i) As soon as practicable after the Closing Date, and to the extent permitted by applicable Law, Buyer shall, for the Transferred Employees, establish or designate one or more Buyer DC Plans and take all necessary action to cause the Buyer DC Plan to be tax-qualified under the applicable provisions of the Code (to the extent the Buyer DC Plan is not so tax-qualified). Buyer and Seller shall take all actions necessary to allow the Transferred Employees to make eligible rollover contributions to the Buyer DC Plan of their account balances (including the rollover of any loans, if applicable) from the Seller DC Plan as soon as practicable following the Closing.

(j) As of the applicable Transfer Date, the Transferred Employees shall no longer be active participants in the Seller Benefit Plans, except as otherwise required by the express terms of such plans or by applicable Law.

(k) Nothing contained in this Agreement shall confer upon any Transferred Employee any right to continued employment with Buyer or its Affiliates, nor shall anything herein interfere with the right of Buyer or its Affiliates to relocate or terminate the employment of any of the Transferred Employees at any time on or after the Closing Date. Buyer shall bear the cost and expense of the termination (or alleged termination) of the employment of any Transferred Employee by Buyer on or after the Closing Date. Buyer and its Affiliates shall, for each Transferred Employee who, within the Transition Period, (i) is involuntarily terminated by Buyer or any of its Affiliates without Cause, (ii) has his or her base salary (or, as applicable, base hourly wage rate) or bonus opportunity reduced other than a reduction by reason of a circumstance that constitutes Cause, and such Transferred Employee elects to and does terminate his or her employment with Buyer or its Affiliates, or (iii) elects to and does terminate his or her employment with Buyer or its Affiliates following a requirement that such Transferred Employee take an alternative position that requires a Geographic Relocation (or otherwise requires such Transferred Employee to undergo a Geographic Relocation), provide severance and other separation benefits to each such Transferred Employee that are at least equal to the greatest of (A) the severance benefits for which such Available Employee was eligible as of immediately prior to the Transfer Date (as described in Schedule 7.4(k)), (B) the severance benefits provided for under the severance plans, policies or arrangements of Buyer and its Affiliates, as applicable, as of the time of such termination, and (C) four (4) calendar weeks of severance and other separation benefits, which severance benefits, in all cases, shall be paid in a single lump sum within sixty (60) days after the date of the Transferred Employee’s termination of employment with Buyer and its Affiliates; provided, however, that such separation benefits may be contingent upon the Transferred Employee’s execution, and non-revocation of, a standard general release and waiver agreement. Seller shall bear all liability for any claims of any Available Employee arising out of the employment or termination (or alleged termination) of employment of any Available Employee with Seller prior to the Transfer Date. Buyer shall bear all liability for any claims of any Transferred Employee arising out of the employment (or alleged employment) or termination (or alleged termination) of employment by Buyer or any of its Affiliates of any Transferred Employee on or after the Transfer Date.

(l) Except as expressly set forth herein or as provided to the contrary by applicable Law, Buyer shall be responsible for all liabilities in respect of the employment of and the compensation and benefits earned or accrued on and after the Transfer Date by Transferred Employees under the Buyer Benefit Plans, and none of Seller or any of the Seller Affiliates shall have any liability with respect thereto.

(m) Buyer shall indemnify the Seller Indemnitees against, be liable to the Seller Indemnitees for and hold each Seller Indemnitees harmless from, any and all Losses incurred or suffered by each Seller Indemnitee to the extent arising out of any failure of Buyer or its Affiliates to discharge their respective obligations under this Section 7.4.

(n) Seller and the Seller Affiliates shall be responsible for all workers’ compensation claims by any Available Employee arising out of any injuries and diseases incurred, sustained, or resulting from work-related exposures or conditions prior to the Transfer Date (regardless of whether the claim related thereto is filed after the Transfer Date). Buyer shall be responsible for all workers’ compensation claims by any of the Transferred Employees arising out of any injuries and diseases incurred, sustained, or resulting from work-related exposures or conditions on or after the Transfer Date.

(o) With the exception of matters addressed in this Section 7.4, for a period of one (1) year after the Closing Date, Buyer and its Affiliates shall not, without the prior written consent of Seller, directly or indirectly hire or solicit, encourage or induce any employee of Seller or any of the Seller Affiliates with or about whom Buyer or its Affiliates interacted or obtained confidential information in connection with the transaction contemplated by this Agreement to become an employee, contractor or consultant of Buyer or any of its Affiliates whether or not such employee would breach such employee’s Contract of employment with any of Seller or any of the Seller Affiliates by doing so; provided that the foregoing prohibition shall not be deemed or construed to prevent Buyer or its Affiliates from hiring such employees as a result of: (i) pursuing employee recruiting and hiring practices not targeted at such employees, including the publication of notices of employment opportunities in websites, newspapers, or other periodicals of general or industry-specific circulation; or (ii) using a third party recruiter or employment firm that has not been specifically directed by Buyer or its Affiliates to contact such employees.

(p) All provisions contained in this Section 7.4 are included for the sole benefit of the Parties hereto and nothing in this Agreement shall be deemed to (i) give rise to any rights, claims, benefits or causes of action to any Available Employee, Transferred Employee or other individual or (ii) prevent, restrict, or limit Seller, Buyer or their respective Affiliates, following the Closing Date, from modifying or terminating any benefit plans, programs or policies from time to time as it may deem appropriate, subject only to compliance with the express provisions of this Section 7.4 for the benefit of Seller. Nothing in this Section 7.4 shall be deemed to amend or be construed as an amendment or modification to any Seller Benefit Plan, Buyer Benefit Plan or other Benefit Plan.

7.5 Public Announcements. Neither Party (nor any of their respective Affiliates) shall issue any press release or similar public announcement pertaining to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as reasonably determined by the Party issuing such press release or making such public announcement, in which case such issuing or announcing Party shall provide at least forty-eight (48) hours prior notice of such press release or public announcement to the other Party for review and comment.

7.6 Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred.

7.7 Removal of Retained Marks; Name Change. Retained Marks will appear on some of the assets of the Company Group Members, including on signage throughout the real property and pipeline rights of way of the Company Group Members, and on supplies, materials, stationery, brochures, advertising materials, manuals and similar consumable items of the Company Group Members. Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the Retained Marks. Buyer shall (a) within one hundred and eighty (180) days after the Closing Date, remove the Retained Marks from the assets of the Company Group Members, including signage on the real and personal property of the Company Group Members, and provide written verification thereof to Seller promptly after completing such removal, and (b) within two (2) weeks after the Closing Date, return or destroy all stationery, brochures, advertising materials, manuals and similar consumable items of the Company Group Members that contain any Retained Marks that are not removable. Buyer will not conduct any business or offer any goods or services under the Retained Marks. Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Retained Marks or otherwise operate the Company Group Members in any manner which would or might confuse any Person into believing that Buyer has any right, title, interest, or license to use the Retained Marks. Within five (5) Business Days after the Closing Date, for each Company Group Member whose legal name includes a Retained Mark, Buyer shall file with the appropriate Governmental Entity in such Company Group Member’s jurisdiction of organization an amendment to such Company Group Member’s Organizational Documents to remove such Retained Mark from such Company Group Member’s legal name.

7.8 Insurance. Buyer acknowledges that, except as set forth on Schedule 7.8, at or promptly following the Closing, the insurance policies maintained by Seller and any Seller Affiliates for the benefit of any of the Company Group Members shall be terminated or modified to exclude coverage of all of the Company Group Members, and, as a result, Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any Third Party to be maintained by or for the benefit of any of the Company Group Members. If required by Law or contract, Buyer shall provide to Governmental Entities and Third Parties evidence of such replacement or substitute insurance coverage for the continued operations of the Business following the Closing.

7.9 Termination of Affiliate Contracts; Intercompany Balances. At or prior to the Closing, Seller shall terminate or cause to be terminated each of the Contracts listed on Schedule 7.9. At or prior to Closing, Seller shall, and shall cause each Seller Affiliate (other than the Company or any wholly-owned Company Subsidiary) to take such action as may be required so that (a) all intercompany accounts receivable and notes and loans receivable relating to the Business and between a Company Group Member, on the one hand, and Seller or a Seller Affiliate (excluding the Company Group Members), on the other hand, and (b) all intercompany accounts payable and notes and loans payable or any other Indebtedness for Borrowed Money relating to the Business, and between a Company Group Member, on the one hand, and Seller or a Seller Affiliate (excluding the Company Group Members), on the other hand, in each case, will be terminated, transferred out of the applicable Company Group Member or otherwise eliminated or settled with no liability to Buyer or the Company Group Members following Closing, it being understood that such intercompany accounts, as so settled, shall not be included in the calculation of Closing Net Working Capital or Closing Indebtedness.

7.10 D&O Indemnity. Until the sixth (6th) anniversary of the Closing Date, Buyer shall cause the Company Group Members to maintain in effect and continue to provide to the fullest extent permitted by applicable Law all rights to indemnification, advancement of expenses, exculpation and other limitations on liability currently existing in favor of any current or former officer, manager, director or similar individual of the Company Group Members (the “Seller D&O Indemnitees”) under, and in no event on terms less favorable than those contained in, the Organizational Documents of the Company Group Members in effect on the Effective Date. In the event that Buyer, the Company Group Members or any of its or their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Buyer and the Company Group Members, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 7.10. The obligations of Buyer under this Section 7.10 shall not be terminated or modified in such a manner as to materially and adversely affect any Seller D&O Indemnitee to whom this Section 7.10 applies without the written consent of such affected Seller D&O Indemnitee.

7.11 No Ongoing or Transition Services. The Parties acknowledge and agree that at the Closing, except as provided for in the Transition Services Agreement, all data processing, accounting, insurance, banking, personnel, legal, tax, communications, information technology, human resources, health, safety and environment and corporate and other products and services provided to the Company Group Members by Seller or any of the Seller Affiliates (other than a Company Group Member), including any agreements or understandings (written or oral) with respect thereto, will terminate.

7.12 Pennant Holdco. If the Closing will occur prior to the closing of the transactions contemplated by the Purchase and Sale Agreement – Pennant, then Seller shall cause the Company to (a) assign to Pennant Holdco the Amended and Restated Construction and Operation Services Agreement dated September 30, 2015 by and among Pennant Midstream, LLC, a Delaware limited liability company (“Pennant Midstream”), and the Company (the “Pennant Operating Agreement”) and (b) distribute to Seller all of the membership interests in Pennant Holdco.

7.13 Excluded Assets; Lancer Pipeline.

(a) Notwithstanding Article 6, the transactions contemplated by this Agreement exclude, and prior to the Closing Date Seller shall cause the Company Group Members to transfer to Seller or any Seller Affiliates, the Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, Seller’s representations and warranties in Article 4 shall not apply to any of the Excluded Assets.

(b) Buyer acknowledges and agrees that the Excluded Assets include certain intellectual property, Retained Marks, information technology hardware and software, and information technology hardware and software services and licensing Contracts used to conduct the Business and set forth on Schedule 7.13(b) (collectively, the “Excluded IT Assets”). In the event that Buyer is unable at the Closing Date to replace such Excluded IT Assets internally from Buyer or any of its Affiliates, or externally from a Third Party, Seller will, at Buyer’s sole cost and expense, after the Closing, pursuant to the Transition Services Agreement, subject to applicable Law and the terms and conditions of any Contracts relating to the Excluded IT Assets, provide the Company Group Members with such access to, and continued use of, the Excluded IT Assets as is reasonably necessary for Buyer to conduct the Business in the ordinary course consistent with past practice on the terms provided in the Transition Services Agreement. To the extent not in the possession and control of the Company Group Members at the time of Closing, Seller will reasonably cooperate with Buyer to provide for the transfer of all material information and data related to the conduct of the Business stored on information technology assets owned or leased by Seller or any Seller Affiliate to information technology assets owned or leased by the Company Group Members, Buyer or any of its Affiliates as soon as reasonably practical after the Closing.

(c) Notwithstanding Section 7.13(a), if, no later than three (3) Business Days prior to the projected Closing Date, Buyer requests that Seller not transfer or convey the pipeline known as the Lancer Pipeline and all associated right-of-way (the “Lancer Assets”) to Seller or a Seller Affiliate, then the Lancer Assets shall not be transferred or conveyed; provided, however, that the Lancer Assets shall otherwise be treated as Excluded Assets for all other purposes under this Agreement. Promptly following the Effective Date, Seller shall, and shall cause its respective Affiliates to, exercise reasonable best efforts to provide Buyer with any and all information in its possession or otherwise available to it, relating to the Lancer Assets, including by making any employees, consultants or other representatives who may have information relating to the Lancer Assets available to Buyer by phone or at the Company’s facilities, in each case, during normal business hours.

7.14 Pre-Closing Transactions. At or prior to the Closing, Seller shall, and shall cause the applicable Seller Affiliates to, take all steps necessary to transfer or assign to the appropriate Company Group Member the Contracts and assets, and enter into such Contracts, in each case, set forth on Schedule 7.14(a) (collectively, the “Pre-Closing Transactions”); provided, however, that if the Pre-Closing Transactions are not consummated at or prior to Closing, Seller shall, and shall cause the applicable Seller Affiliates to, (a) continue to take all steps necessary to consummate the Pre-Closing Transactions as soon as possible following the Closing and (b) ensure that Buyer and its Affiliates are granted adequate access, pursuant to the Use and Access Agreement or otherwise, to all properties and facilities, including those set forth on Schedule 7.14(a), necessary to operate the Business as currently conducted.

7.15 Shared Contracts. Buyer acknowledges that there may be Contracts with Third Parties to which one or more of the Company Group Members and Seller or one or more Seller Affiliates are parties and which directly benefit both Seller or a Seller Affiliate and one or more of the Company Group Members (the “Shared Contracts”), including the Contracts set forth on Schedule 7.15. Prior to the Closing and thereafter, if applicable, Seller shall use Reasonable Efforts to cause each Shared Contract to be replaced with a separate Contract that provides the respective Company Group Member with rights and obligations substantially similar to the rights and obligations of such Company Group Member contained in such Shared Contract, and Buyer shall cooperate with Seller with respect thereto. If the Parties are not able to effect the separation of a Shared Contract prior to the Closing as a result of any required approval or consent of a Third Party, then, until such actions can be effected, to the extent permissible under Law and the terms of any such Shared Contract, the Parties shall enter into alternative arrangements intended to provide the Company Group Members with the benefits of such Shared Contract and to put the Parties in the same economic position as if such Shared Contract were separated, as contemplated in this Section 7.15.

7.16 Cooperation with Financing.

(a) Between the Effective Date and the Closing, Seller shall use Reasonable Efforts to cooperate with Buyer’s reasonable requests in connection with the arrangement of the Financing as contemplated by the Commitment Letter, including using Reasonable Efforts to cause its Affiliates and its and their Representatives, upon the reasonable request of Buyer and at Buyer’s sole expense, (i) to furnish Buyer and its Financing Sources, as promptly as practicable, the Required Information and all other pertinent information relating to the Company Group Members and their business (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of the Company Group Members customary for such financing or otherwise reasonably necessary for the completion of the Financing by the Financing Sources) to the extent reasonably requested by Buyer to assist in preparation of customary offering or other information documents to be used for the completion of the Financing; (ii) to furnish Buyer and its Financing Sources customary authorization letters authorizing the distribution of the Required Information in connection with the Financing reasonably requested by Buyer; (iii) to reasonably cooperate with the marketing efforts of Buyer, its representatives and the Financing Sources for any portion of the Financing, including assisting Buyer’s representatives with any business, financial, accounting and tax review, and causing the senior management of the Business to provide detailed evaluation of the financial model and forecasting processes related to the Business and to participate at reasonable times in a reasonable number of lender meetings and due diligence sessions with the Financing Sources at reasonable times and locations, in each case, upon reasonable advance notice; (iv) to assist in the preparation of any customary bank information memoranda; (v) to furnish, no later than forty-five (45) days after the end of each fiscal quarter ending after the Effective Date and prior to the Closing Date, unaudited balance sheets and related income, equity and cash flow statements of the Company and for the comparable period of the prior fiscal year, in each case; (vi) at least three (3) Business Days prior to the Closing Date, to provide all documentation and other information about each of the Company Group Members as is reasonably requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date which is in connection with the Financing and relates to applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and certification regarding beneficial ownership required by the Beneficial Ownership Rule (31 CFR §1010.230); and (vii) to facilitate the execution and delivery (at the Closing) of definitive documents to be executed by the Company Group Members (or any of their respective lenders) related to the Financing as may reasonably be requested by Buyer.

(b) Without affecting Buyer’s rights under this Agreement, Buyer shall indemnify and hold harmless Seller and the Seller Affiliates for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith; provided, however, that Buyer shall not be required to indemnify and hold harmless Seller and the Seller Affiliates to the extent that such losses arise from or are related to information provided by Seller or the Seller Affiliates to Buyer in writing specifically for use in the Financing that is inaccurate in any material respect or that omitted to include information that was necessary to make the information provided not misleading in any material respect, in light of the circumstances under which it was made. Buyer shall promptly, upon Seller’s request, reimburse Seller or the Seller Affiliates for costs and expenses (including reasonable attorneys’ fees) incurred by Seller in connection with its cooperation contemplated by this Section 7.16.

7.17 No Solicitation of Acquisition Proposals. Between the Effective Date and the Closing, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (a) encourage, solicit, initiate, induce, facilitate or continue inquiries regarding an Acquisition Proposal or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding, or consummate a transaction involving, an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all discussions or negotiations with any Person conducted heretofore with respect to, or that could lead to, any Acquisition Proposal and immediately prohibit any access by any Person (other than Buyer, its Affiliates and Representatives) to any physical or electronic data room relating to a possible Acquisition Proposal. Seller expressly agrees that the rights and remedies for breach of this Section 7.17 shall include having such provision specifically enforced by any court having equity jurisdiction. The Parties agree that irreparable damage would occur to Buyer in the event any of the provisions of this Section 7.17 were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached by Seller, and that money damages would not provide an adequate remedy to Buyer.

7.18 Financing.

(a) Subject to the terms and conditions of this Agreement, Buyer (i) shall use its best efforts to obtain the Financing on the terms and conditions (including the flex provisions) described in the Commitment Letter pursuant to the terms thereof and (ii) shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Commitment Letter if such amendment, modification or waiver (A) reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless the Financing is increased by a corresponding amount) or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing, or otherwise expands, amends or modifies any other provision of the Commitment Letter, in a manner that would reasonably be expected to (y) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (z) adversely impact the ability of Buyer to enforce its rights against other parties to the Commitment Letter or the definitive agreements with respect thereto or otherwise impair or delay the Closing or the date on which the Financing would be obtained. Buyer shall promptly deliver to Seller true and correct copies of any such amendment, modification or replacement.

(b) Buyer shall use its best efforts (i) to maintain in effect the Commitment Letter, (ii) to negotiate and enter into definitive agreements with respect to the Commitment Letter on the terms and conditions (including the flex provisions) contained in the Commitment Letter (or on terms no less favorable to Buyer than the terms and conditions (including flex provisions) in the Commitment Letter), (iii) to satisfy on a timely basis all conditions to receipt of the Financing at the Closing set forth in the Commitment Letter that are within its control or subject to its influence and, upon satisfaction of the conditions set forth in the Commitment Letter, to consummate the Financing at or prior to the Closing, including using its best efforts (including through litigation pursued in good faith) to cause the Financing Sources to fund the Financing at the Closing, (iv) to enforce its rights (including through litigation pursued in good faith) under the Commitment Letter, and (v) to comply with its obligations under the Commitment Letter. Buyer shall keep Seller informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to Seller copies of drafts and definitive agreements for the Financing. Without limiting the generality of the foregoing, Buyer shall give Seller prompt notice (y) of any breach or default by any party to any of the Commitment Letter or definitive agreements related to the Financing of which Buyer becomes aware and (z) of the receipt of any written notice from any Financing Source with respect to any actual breach, default, termination or repudiation by any party to the Commitment Letter or definitive agreements related to the Financing of any provisions of the Commitment Letter or definitive agreements related to the Financing. If any portion of the Financing otherwise becomes unavailable, and such portion is reasonably required to fund the Purchase Price and all fees, expenses and other amounts contemplated to be paid by Buyer pursuant to this Agreement, Buyer shall use its best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement with terms and conditions not materially less favorable to Buyer than the terms and conditions set forth in the Commitment Letter as promptly as reasonably practicable following the occurrence of such event. Buyer shall deliver to Seller true and complete copies of all agreements and contracts pursuant to which any such alternative source shall have committed to provide any portion of the Financing. Buyer acknowledges that obtaining the Financing in connection with the Closing is not a condition to Buyer complying with its obligations under this Agreement, including closing the transactions contemplated herein following satisfaction or waiver of the conditions in Article 8 and Article 9.

7.19 Casualty Loss. If, after the Effective Date but before the Closing Date, any portion of the assets of the Company Group Members (other than any Excluded Assets) are damaged or destroyed by fire, explosion, weather events, earthquake, act of God, or other casualty (each a “Casualty Loss”), then Seller shall repair such damage or replace such destroyed assets (and retain all insurance proceeds and the rights thereto); provided, however, that in no event shall Seller’s obligation under this Section 7.19 exceed $62,500,000 in the aggregate. The occurrence of any Casualty Loss shall not delay the Closing if the conditions to Closing set forth in Article 8 and Article 9 have otherwise been satisfied. For the avoidance of doubt and notwithstanding anything to the contrary, any and all Casualty Losses shall be taken into consideration for the purpose of determining whether the condition in Section 9.5 has been satisfied. No Casualty Loss shall create any separate adjustment to the Purchase Price; provided that nothing herein shall limit the indemnification obligations set forth in Article 12.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions:

8.1 Accuracy of Representations and Warranties.

(a) Each of the Fundamental Representations of Buyer shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all respects (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all respects on and as of such earlier date); and

(b) Each of the representations and warranties of Buyer contained in this Agreement, other than the Fundamental Representations of Buyer, shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date), in each case, without giving effect as to any materiality qualifiers contained therein.

8.2 Performance of Covenants and Agreements. Buyer shall have performed in all material respects with all covenants and agreements required by this Agreement to be performed with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.3 shall have been made.

8.3 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

8.4 Legal Proceedings. There shall not be in effect any preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity or Law that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions:

9.1 Accuracy of Representations and Warranties.

(a) Each of the Fundamental Representations of Seller shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all respects (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all respects on and as of such earlier date); and

(b) Each of the representations and warranties of Seller contained in this Agreement, other than the Fundamental Representations of Seller, shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date), except for the failure of such representations and warranties to be true and correct (in each case, without giving effect as to any materiality or Material Adverse Effect qualifiers contained therein) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

9.2 Performance of Covenants and Agreements. Seller shall have performed in all material respects with all covenants and agreements required by this Agreement to be performed with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.2 shall have been made.

9.3 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

9.4 Legal Proceedings. There shall not be in effect any preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity or Law that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby.

9.5 Material Adverse Effect. Since the Effective Date, there shall not have been any Material Adverse Effect.

ARTICLE 10

TERMINATION

10.1 Termination. Subject to the provisions of Section 10.2, this Agreement may be terminated at any time prior to the Closing in the following manner:

(a) by mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer, if any Governmental Entity with jurisdiction over such matters shall have issued an order or injunction restraining, enjoining, or otherwise prohibiting the sale of the Purchased Interests hereunder and such order, decree, ruling, or other action shall have become final and unappealable; provided that such Party has satisfied its obligations under Section 7.2(a) in response to the actions or requests of such Governmental Entity;

(c) by Seller; provided that Seller is not then in material breach of this Agreement, if Buyer shall have breached any of its representations or warranties or has failed to perform any of its covenants or other agreements in this Agreement, or if any representation or warranty of Buyer has become untrue, in each case, such that (i) the conditions in Section 8.1 or Section 8.2, as applicable, would not be satisfied as of the time of such termination and (ii) such breach (A) is incapable of being cured by the Outside Date or (B) if capable of being cured by the Outside Date, has not been cured by Buyer within thirty (30) days after written notice thereof from Seller;

(d) by Buyer; provided that Buyer is not then in material breach of this Agreement, if Seller shall have breached any of its representations or warranties or has failed to perform any of its covenants or other agreements in this Agreement, or if any representation or warranty of Seller has become untrue, in each case, such that (i) the conditions in Section 9.1 or Section 9.2, as applicable, would not be satisfied as of the time of such termination and (ii) such breach (A) is incapable of being cured by the Outside Date or (B) if capable of being cured by the Outside Date, has not been cured by Seller within thirty (30) days after written notice thereof from Buyer; and

(e) by either Seller or Buyer, if the Closing shall not have occurred on or before October 31, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to the Outside Date.

10.2 Effect of Termination. The Party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other Party. If a Party terminates this Agreement under Section 10.1, this Agreement shall thereafter become void and have no effect, and the Parties shall not have any liability to any other Party or their respective Affiliates, or its or their respective Representatives, pursuant to this Agreement, except that the agreements contained in this Article 10, Article 13, Section 7.1(a), Section 7.1(b), Section 7.5, Section 7.6 and Section 7.16(b) shall survive the termination hereof. Notwithstanding the foregoing, nothing contained in this Section 10.2 shall relieve a Party from liability for any willful breach of this Agreement that arose prior to such termination. No termination of this Agreement shall affect the obligations of the Parties pursuant to the Confidentiality Agreement.

ARTICLE 11

TAX MATTERS

11.1 Tax Returns.

(a) Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by any Company Group Member before the Closing Date (each such Tax Return, a “Seller-Prepared Tax Return”). Seller shall pay, or cause to be paid, all Taxes of the Company Group Members due before the Closing Date.

(b) Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns in respect of any taxable period beginning before the Closing Date that are required to be filed by any Company Group Member on or after the Closing Date (each such Tax Return, a “Buyer-Prepared Tax Return”); provided, however, that Buyer shall provide Seller with a draft of any income, franchise or similar Buyer-Prepared Tax Return no less than twenty (20) days prior to the due date for filing such Buyer-Prepared Tax Return for Seller’s review and approval; provided, further, if the due date for filing such Buyer-Prepared Tax Return is less than twenty (20) days after the Closing Date, Buyer shall provide Seller with a draft of such Buyer-Prepared Tax Return within a commercially reasonable time after the Closing Date. No such Buyer-Prepared Tax Return shall be filed by Buyer without Seller’s consent, not to be unreasonably withheld, conditioned or delayed. Seller shall pay to Buyer the amount of Taxes shown as due on each Buyer-Prepared Tax Return that are allocable to a taxable period (or portion thereof) ending before the Closing Date except to the extent such Taxes were taken into account in the computation of Closing Net Working Capital. In the case of any taxable period that begins before the Closing Date and ends on or after the Closing Date, the amount of any Tax that is allocable to the portion of such taxable period that is deemed to end at the end of the day immediately prior to the Closing Date will be: (i) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such taxable period ending at the end of the day immediately prior to the Closing Date and the denominator of which is the number of calendar days in the entire taxable period, and (ii) in the case of all other Taxes, determined as though the taxable year of the relevant Company Group Member terminated at the end of the day immediately prior to the Closing Date. Seller shall make any such payments at least five (5) days before payment of Taxes is due.

11.2 Purchase Price Allocation. The Parties intend that, for U.S. federal income Tax purposes, the purchase and sale of the Purchased Interests be treated as a purchase and sale of the assets of the Company Group Members. The Purchase Price, plus any other amounts required to be treated as consideration for U.S. federal income Tax purposes, shall be allocated among the assets of the Company Group Members in a manner consistent with Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder. Buyer shall prepare and deliver to Seller a schedule setting forth Buyer’s proposed allocation (the “Allocation Schedule”) within ninety (90) days after the Closing Date. Seller shall have thirty (30) days to review the Allocation Schedule and either notify Buyer that it is in agreement with such Allocation Schedule or deliver, in writing, any objections that it may have with respect thereto. Buyer and Seller shall negotiate in good faith to resolve any disputes concerning the Allocation Schedule. If any dispute regarding the Allocation Schedule remains unresolved after sixty (60) days following Seller’s delivery of comments on such Allocation Schedule to Buyer, then each of Buyer and Seller shall make its own determination as to the allocation contemplated by this Section 11.2. If Buyer and Seller reach agreement on a final Allocation Schedule, Buyer and Seller shall file all Tax Returns (including IRS Form 8594) in a manner consistent with the final Allocation Schedule and neither Buyer nor Seller shall take any position (whether on audit, on Tax Returns, or otherwise) that is inconsistent with such Allocation Schedule; provided that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of such Allocation Schedule, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such Allocation Schedule.

11.3 Post-Closing Actions. Neither Buyer nor any Affiliate of Buyer will make, revoke or modify any Tax election with effect on or prior to the Closing Date, change any method of Tax accounting with respect to any taxable period ending on or before the Closing Date or amend any Tax Return in respect of any taxable period ending on or before the Closing Date, in each case, in a manner that reasonably would be expected to adversely affect Seller or the Seller Affiliates.

11.4 Transfer Taxes. Buyer will be responsible for one hundred percent (100%) of Transfer Taxes and shall prepare and file, or cause to be prepared and filed, all related Tax Returns. Seller and Buyer will reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Taxes.

11.5 Tax Refunds. If any Company Group Member receives a credit for or refund of Taxes related to a taxable period, or portion thereof, ending on or before the Closing Date that were (i) not included in the determination of Net Working Capital or (ii) otherwise paid or borne by Seller, Buyer shall forward, and shall cause any Company Group Member to forward, to Seller the amount of such credit or refund, net of Buyer’s reasonable expenses incurred to obtain such credit or refund, within ten (10) days after such credit or refund is received.

ARTICLE 12

SURVIVAL; WAIVERS; LIMITATIONS ON LIABILITY

12.1 Indemnification.

(a) From and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates, and each of their respective members, owners, directors, officers, employees, managers, agents, representatives, consultants and permitted assigns (collectively, the “Buyer Indemnitees”), to the fullest extent permitted by Law, from and against (any of the Losses described in this Section 12.1(a), a “Buyer Indemnification Claim”):

(i) any Losses incurred, arising out of or relating to any breach of any of the representations or warranties of Seller contained in this Agreement and in the certificate of Seller delivered to Buyer pursuant to Section 3.2(a);

(ii) any Losses incurred, arising out of or relating to any breach of any of the covenants or agreements of Seller contained in this Agreement or any Ancillary Agreement; and

(iii) any Seller Taxes.

(b) From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates, and each of their respective members, owners, directors, officers, employees, managers, agents, representatives, consultants and permitted assigns (collectively, the “Seller Indemnitees” and together with the Buyer Indemnitees, the “Indemnitees”), to the fullest extent permitted by Law, from and against (any of the Losses described in this Section 12.1(b), a “Seller Indemnification Claim”):

(i) any Losses incurred, arising out of or relating to any breach of any of the representations or warranties of Buyer contained in this Agreement and in the certificate of Buyer delivered to Seller pursuant to Section 3.3(a)(i); and

(ii) any Losses incurred, arising out of or relating to any breach of any of the covenants or agreements of Buyer contained in this Agreement or any Ancillary Agreement.

12.2 Limitations on Indemnification. Notwithstanding anything to the contrary in this Article 12, the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:

(a) Deductible and Cap. Seller will not have any liability under Section 12.1(a)(i) (other than for breach of any Fundamental Representation of Seller or a representation or warranty contained in Section 4.11) in respect of any individual claim or series of related claims involving Losses of less than $50,000 (each individual claim or series of related claims that equals or exceeds such threshold being a “Qualifying Claim”) unless and until the aggregate amount of all Losses of the Buyer Indemnitees arising in respect of Qualifying Claims exceeds $8,902,500 (the “Deductible”), at which time Seller shall indemnify the Buyer Indemnitees for the full amount of all such Losses in respect of Qualifying Claims in excess of $5,000,000 up to an amount not to exceed $118,700,000 (the “Cap”). For the avoidance of doubt, Qualifying Claims, the Deductible and the Cap shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of the Fundamental Representations of Seller nor any representation or warranty contained in Section 4.11, and none of such Losses shall count towards the satisfaction of the Deductible or the Cap. In no event shall the aggregate amount of all payments made by either Party in satisfaction of claims for indemnification pursuant to this Agreement exceed the Purchase Price.

(b) Survival.

(i) Each of the representations and warranties of the Parties contained in this Agreement, in the certificate of Seller delivered to Buyer pursuant to Section 3.2(a) or in the certificate of Buyer delivered to Seller pursuant to Section 3.3(a)(i) (other than the Fundamental Representations of Seller and any representation or warranty contained Section 4.11) including any rights arising out of any breach of such representations and warranties, shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the twelve (12)-month anniversary of the Closing Date.

(ii) Each of the representations and warranties of Seller contained in Section 4.11, including any rights arising out of any breach of such representations and warranties, and each of the covenants and other agreements set forth in Article 11 shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the thirtieth (30th) day after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled).

(iii) Each of the Fundamental Representations of Seller contained in this Agreement or in the certificate of Seller delivered to Buyer pursuant to Section 3.2(a), including any rights arising out of any breach of such representations and warranties, shall survive the execution and delivery of this Agreement and shall continue in full force and effect indefinitely.

(iv) The covenants of the Parties contained in this Agreement or any other instrument or certificate delivered hereunder, including any rights arising out of any breach of such covenants, that do not by their terms require performance in whole or in part after the Closing shall survive the execution and delivery of this Agreement until the twelve (12)-month anniversary of the Closing Date.

(v) The covenants of the Parties contained in this Agreement or any other instrument or certificate delivered hereunder, including any rights arising out of any breach of such covenants, that by their terms require performance in whole or in part after the Closing shall survive the execution and delivery of this Agreement until fully discharged.

Each applicable survival period as determined in accordance with the foregoing clauses (i), (ii), (iii), (iv) and (v) is herein referred to as an “Expiration Date.”

(c) Claims Period. No action for a breach of any representation, warranty or covenant contained herein shall be brought after the applicable Expiration Date, except for claims of which a Party has received a Claim Notice, setting forth in reasonable detail the claimed misrepresentation or breach of warranty or covenant, prior to the applicable Expiration Date. The Parties agree that so long as written notice is given on or prior to the Expiration Date with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved.

(d) Closing Net Working Capital and Closing Indebtedness; No Duplicate Recovery. Buyer may not make any claim for indemnification under this Article 12 in respect of any matter to the extent that such Loss or liability is otherwise included in the Adjustment Amount through Closing Net Working Capital or Closing Indebtedness. Buyer shall not be entitled to duplicate recovery of Losses arising from the same facts, circumstances, occurrences or non-occurrences.

12.3 Indemnification Procedures. Each Indemnitee agrees that promptly after it becomes aware of a claim by it for indemnification pursuant to this Article 12, such Indemnitee must assert its claim for indemnification under this Article 12 (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the party allegedly required to provide indemnification protection under this Article 12 (the “Indemnifying Party”) specifying, in reasonable detail, the nature and basis for such Claim, including the underlying representation, warranty, covenant or agreement alleged to have been breached and the amount of any Loss (if known and quantifiable). Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third-party Claim Notice shall not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent Indemnifying Party is prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnitee in writing within thirty (30) days from its receipt of the Claim Notice that it disputes such claim, then the Indemnifying Party shall be deemed to have accepted and agreed to indemnify the Indemnitee from and against the entirety of any Losses described in such claim. If an Indemnifying Party has delivered an indemnity dispute notice to such Indemnitee, the Indemnifying Party and such Indemnitee shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and such Indemnitee cannot resolve such dispute within thirty (30) days after delivery of the indemnity dispute notice, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 13.7.

(b) In the event of the assertion of any third-party Claim for which, by the terms hereof, an Indemnifying Party is obligated to indemnify an Indemnitee, the Indemnifying Party will have the right, at its own expense, to assume the defense of such third-party Claim, including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. If the Indemnifying Party elects to assume the defense of any such third-party Claim, it shall within thirty (30) days notify the Indemnitee in writing of its intent to do so. The Indemnifying Party shall have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate Proceedings, which Proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of Indemnifying Party. The Indemnitee shall be entitled, at its own cost, to participate with Indemnifying Party in the defense of any such Claim. If the Indemnifying Party assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the Indemnifying Party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event it is finally determined by a court or Governmental Entity of competent jurisdiction that the Claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article 12, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses).

(c) Notwithstanding anything to the contrary in this Agreement, an Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnitee or imposes any continuing obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.

12.4 Calculation of Losses and Indemnity Payments.

(a) For all purposes under this Article 12, including, determining whether there exists any breach or inaccuracy in any representation or warranty by a Party, and in calculating the amount of any Losses arising out of or relating therefrom, any materiality or Material Adverse Effect qualifiers (or correlative terms) in such representation or warranty shall be disregarded; provided, however, that this Section 12.4 shall not apply in respect of (i) the first instance of “material” in the last sentence of Section 4.9(a), (ii) the last sentence of Section 4.10 or (iii) usage of the terms “Material Contract” or “Material Gathering Contract.”

(b) Any payments made to any Party pursuant to this Article 12 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by Law.

12.5 DISCLAIMER. EXCEPT AS AND TO THE EXTENT SET FORTH IN ARTICLE 4, (a) SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER TO BUYER AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER OR ITS REPRESENTATIVES BY ANY REPRESENTATIVE OF SELLER OR ANY SELLER AFFILIATE), (b) SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED,

AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS OF ANY COMPANY GROUP MEMBER (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), AND (c) BUYER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT SELLER HAS SPECIFICALLY DISCLAIMED AND DOES SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON, IN EACH CASE OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4.

12.6 Fraud Waiver of Remedies. Notwithstanding anything in this Article 12 to the contrary, in the event of any breach of a representation, warranty, covenant, agreement or obligation by a Party that results from Fraud, by or on behalf of such Party (including Fraud committed by any Affiliate, officer, director, employee or agent of any Party, or any Company Group Member in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements), then (i) such representation, warranty, covenant, agreement or obligation will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations without regard to any Expiration Date, (ii) the limitations set forth in this Article 12 shall not apply to any Loss that an Indemnitee may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach, and (iii) none of such Losses shall be subject to or shall count towards the satisfaction of Qualifying Claims, the Deductible or the Cap.

12.7 Exclusive Remedy. Subject to Section 12.6, the Parties hereby agree that, from and after the Closing Date, the indemnification provisions set forth in this Article 12 are the exclusive provisions in this Agreement with respect to the liability of a Party for the breach, inaccuracy or nonfulfillment of any representation or warranty or any pre-Closing covenants, agreements or other pre-Closing obligations contained in this Agreement and the sole remedy of the Indemnitees for any claims for breach of representation or warranty or pre-Closing covenants, agreements or other pre-Closing obligations arising out of this Agreement or any law or legal theory applicable thereto; provided that nothing herein shall preclude any Party from enforcing its right to specific performance of post-Closing covenants, agreements or other post-Closing obligations pursuant to Section 13.6.

12.8 Investigation. The right to indemnification and the payment of Losses of any Indemnitee pursuant to this Article 12, or the availability of any other remedies contemplated hereby or otherwise available to any Indemnitee at law or in equity, based upon any representation, warranty, covenant, agreement or obligation of a Party contained in or made pursuant to this Agreement will not be affected by any investigation made by or on behalf of any Indemnitee or its Affiliates, or the knowledge of any such Indemnitee (or its Affiliates’) officers, directors, stockholders, managers, members, partners, employees or agents, with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, any such representation, warranty, covenant, agreement or obligation at any time prior to or following the execution of this Agreement.

12.9 Release. Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations under this Agreement and the Ancillary Agreements, including the indemnities given in this Article 12, and except as addressed in Section 12.6, Buyer, on behalf of itself and each of its Affiliates (including the Company Group Members) and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller and each Seller Affiliate, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”) of and from any and all claims, Proceedings, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Releasing Parties may have against any of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company Group Members or any actions taken or failed to be taken by any of the Released Parties in any capacity related to or affecting the Company Group Members occurring or arising on or prior to the Closing Date, including any rights and claims, whether in law or in equity, relating to the Purchased Interests, the Business, the assets of the Company Group Members or the operation thereof, this Agreement or the transactions contemplated hereby.

12.10 WAIVER OF PUNITIVE AND CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES (A) ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST A PARTY FOR WHICH SUCH PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT OR (B) THAT WOULD OTHERWISE BE RECOVERABLE UNDER APPLICABLE LAW IN AN ACTION FOR BREACH OF CONTRACT.

ARTICLE 13

MISCELLANEOUS

13.1 Notices. Any notice, request, demand, or other communication required or permitted to be given or made hereunder (herein collectively called “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service or (d) delivered by electronic mail (confirmed in accordance with this Section 13.1), in each case, to a Party at the addresses set forth below (or at such other addresses as shall be specified by a Party by similar notice):

If to Buyer or Buyer Parent:

UGI Energy Services, LLC

One Meridian Boulevard, Suite 2C01

Wyomissing, Pennsylvania 19610

E-mail: SBowman@ugies.com

Attention: Simon Bowman

with copies (which shall not constitute notice) to:

UGI Corporation

460 North Gulph Road

King of Prussia, Pennsylvania 19406

E-mail:         MichaelsB@ugicorp.com

Attention:     Bryn L. Michaels

and

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

E-mail:         ryan.maierson@lw.com; kevin.richardson@lw.com

Attention:     Ryan J. Maierson

Kevin M. Richardson

If to Seller or Seller Parent:

Columbia Midstream & Minerals Group, LLC

700 Louisiana Street, Suite 700

Houston, Texas 77002

E-mail:         jon_dobson@transcanada.com

Attention:     Jon Dobson, Corporate Secretary

with a copy (which shall not constitute notice) to:

Bracewell LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

E-mail:         jason.jean@bracewell.com

Attention:     Jason Jean

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by electronic mail, upon the affirmative reply by electronic mail by the intended recipient that such electronic mail was received (provided that for the avoidance of doubt, an automated response from the electronic mail account or server of the intended recipient shall not constitute an affirmative reply). Whenever any Notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.2 Entire Agreement. This Agreement, together with the Disclosure Schedules, the Exhibits, the documents executed pursuant hereto, and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings between the Parties, other than those expressly set forth or referred to herein or therein.

13.3 Amendment and Waiver.

(a) This Agreement may not be amended except by an instrument in writing signed by or on behalf of both Parties.

(b) Either Party may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any Ancillary Agreement or (ii) waive compliance by the other Party with any of such other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. Except as specifically set forth in this Agreement, no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The Parties agree that the provisions of this Section 13.3, Section 13.4, Section 13.7(a), (c) and (d) and Section 13.13 and the definitions of Financing, Financing Commitment, Financing Sources and Finance Related Parties (and any provision of this Agreement to the extent that an amendment, supplement, modification or waiver of such provision would modify the substance of any of the foregoing provisions) shall not be amended or waived in a manner adverse to the Financing Sources under the Financing Commitment without their prior written consent.

13.4 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder may otherwise be assigned by either Party without the prior written consent of the other Party, except that Buyer shall have the right to assign its rights and delegate its duties under this Agreement to any of its Affiliates; provided that no such assignment shall release Buyer from any of its obligations hereunder. Except as expressly provided in Section 7.1(a), Section 7.4(m), Section 7.10 and Section 13.12, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties, and their successors and assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the Financing Sources are intended third-party beneficiaries of, and shall be entitled to enforce Section 13.3, this Section 13.4, Section 13.7(a), (c) and (d) and Section 13.13 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of such Sections) and such provisions may not be modified, waived or terminated in a manner that impacts or is adverse to any Financing Source without prior written consent of such Financing Source.

13.5 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed invalid, illegal or unenforceable, and in all other respects this Agreement shall remain in full force and effect. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.6 Specific Enforcement.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as otherwise set forth in this Section 13.6, it is agreed that, prior to the termination of this Agreement pursuant to Article 10, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement.

(b) The right of specific enforcement is an integral part of the transactions contemplated by this Agreement and each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 13.6. The Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 13.6.

13.7 Governing Law; Consent To Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES; PROVIDED, HOWEVER, THAT IN ANY ACTION BROUGHT AGAINST ANY OF THE FINANCING SOURCES OR ANY FINANCE RELATED PARTY, THE FOREGOING SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EXCEPT AS OTHERWISE SET FORTH IN SECTION 2.4, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER PARTY IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, THE COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION AGAINST OR INVOLVING ANY FINANCE RELATED PARTY). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS SECTION 13.7(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(d) EACH PARTY HERETO AGREES THAT IT WILL NOT BRING ANY ACTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY FINANCE RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT, THE FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE STATE AND/OR FEDERAL COURTS SITTING IN NEW YORK COUNTY, NEW YORK (AND APPELLATE COURTS THEREOF), AND MAKES THE AGREEMENTS, WAIVERS AND CONSENTS SET FORTH IN SECTION 13.7(b) MUTATIS MUTANDIS BUT WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 13.7(d).

13.8 Further Assurances. From time to time following the Closing, at the request of either Party and without further consideration, the other Party shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.

13.9 Time of Essence. Time is of the essence in the performance of this Agreement.

13.10 Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information (including any violation of law or breach of contract), and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement. A matter scheduled as an exception for any representation shall only be deemed to be an exception to the representation that corresponds numerically to such Disclosure Schedule, and any other representation for which the relevance of such disclosure is reasonably apparent.

13.11 Counterparts; Facsimiles; Electronic Transmission. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

13.12 Independent Legal Counsel; Continuing Representation. The Parties acknowledge and agree that at all times relevant hereto through the Closing, Bracewell LLP (“Bracewell”) has represented Seller, the Seller Affiliates and the Company Group Members. If, after the Closing, any dispute were to arise relating in any manner to this Agreement or any other agreement between Seller, any Seller Affiliates or any former holder of any ownership interest in the Company Group Members (or its ultimate beneficial owners), on the one hand, and Buyer or its Affiliates (including the Company Group Members), on the other hand, relating in any manner to this Agreement or any of the transactions contemplated herein (a “Dispute”), Buyer hereby consents to Bracewell’s representation of Seller, the Seller Affiliates and/or any former holder of any ownership interest in the Company Group Members (or its ultimate beneficial owners) in such Dispute. Buyer acknowledges and agrees that through Closing, Bracewell has been and will be providing legal advice to Seller, the Seller Affiliates and the Company Group Members (and their ultimate beneficial owners) in connection with the transactions contemplated by this Agreement and in such capacity will have obtained confidential information of the Company Group Members (the “Company Confidential Information”). The Company Confidential Information includes all communications, whether written or electronic, including any communications between Bracewell, the directors, officers, holders of ownership interests (and their ultimate beneficial owners), members, and/or the accounting firm of Seller, any Company Group Member or their respective Affiliates, and all files, attorney notes, drafts or other documents directly relating to this Agreement and the transactions contemplated hereby which predate the Closing (collectively, the “Bracewell Work Product”). In any Dispute, to the extent that any Company Confidential Information is in Bracewell’s possession as of the Closing Date, such Company Confidential Information may be used on behalf of Seller, the Seller Affiliates or any former holder of ownership interests in the Company Group Members (and its ultimate beneficial owners) in connection with such Dispute in the sole discretion of Seller. In any Dispute, Buyer waives the right to present any Bracewell Work Product as evidence in any Proceeding arising out of or related to any Dispute. Buyer waives their right to access any Bracewell Work Product, except as reasonably necessary in connection with a Proceeding that is not a Dispute. The Parties hereby consent to the disclosure and use by Bracewell for the benefit of Seller and any Seller Affiliates of any information (confidential or otherwise) disclosed to it by Seller and any Seller Affiliates on behalf of the Company Group Members (including any of its other Affiliates, directors, officers, holders of ownership interests (and their ultimate beneficial owners), and/or any accounting firm of any of them) prior to the Closing Date. This Section 13.12 is for the benefit of Seller and the Seller Affiliates and such Persons are intended third-party beneficiaries of this Section 13.12. This Section 13.12 shall be irrevocable, and no term of this Section 13.12 may be amended, waived or modified, without the prior written consent of Seller.

13.13 No Recourse to Financing Sources. Notwithstanding any provision of this Agreement, Seller agrees on its behalf and on behalf of its Affiliates that no Financing Source or Finance Related Parties under any Financing Commitment nor any other Financing Source shall have any liability or obligation to Seller and its Affiliates relating to this Agreement or any of the transactions contemplated hereby (including the Financing), whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Source or any Finance Related Party and neither Seller nor any of its Affiliates shall have any rights or claims against any of the Financing Sources hereunder or under the transactions contemplated hereby (including the Financing).

13.14 Buyer Parent Guarantee.

(a) Guarantee. Buyer Parent hereby unconditionally and irrevocably guarantees Buyer’s due, prompt and full payment and discharge when due of $575,000,000 of the Purchase Price on the Closing Date pursuant to Section 3.3(b) (the “Guaranteed Buyer Obligation”). Buyer Parent agrees that Seller shall be entitled to enforce directly against Buyer Parent the Guaranteed Buyer Obligation.

(b) Guarantee Absolute. Buyer Parent hereby guarantees that the Guaranteed Buyer Obligation will be paid, strictly in accordance with the terms of this Agreement. The obligations of Buyer Parent under this Agreement constitute a present and continuing guaranty of payment, and not of performance, collection or collectability. The liability of Buyer Parent under this Agreement shall be absolute, unconditional, present, continuing, and irrevocable irrespective of:

(i) any assignment or other transfer of this Agreement or any of the rights thereunder of Buyer Parent;

(ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;

(iii) any acceptance by Seller of partial payment or performance from Buyer Parent or Buyer;

(iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to Buyer Parent or Buyer or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;

(v) any absence of any notice to, or knowledge of, Buyer Parent, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of Buyer Parent hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Buyer Obligation or otherwise.

(c) Waiver. Buyer Parent hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notices relating to the Guaranteed Buyer Obligation and any requirement for Seller to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Buyer, any other entity or any collateral.

(d) Subrogation Waiver. Buyer Parent agrees that for so long as there is a current or ongoing default or breach of Section 3.3(b) of this Agreement by Buyer, Buyer Parent shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from Buyer for any payments made by Buyer Parent under this Section 13.14, and Buyer Parent hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against Buyer during any period of default or breach of Section 3.3(b) of this Agreement by Buyer until such time as there is no current or ongoing default or breach of Section 3.3(b) of this Agreement by Buyer.

(e) Reinstatement. The obligations of Buyer Parent under this Section 13.14 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of the Guaranteed Buyer Obligation is rescinded or must otherwise be returned to Buyer or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of Buyer or such other entity, or for any other reason, all as though such payment had not been made.

(f) Continuing Guaranty. This Section 13.14 is a continuing guaranty and shall (i) remain in full force and effect until the indefeasible payment in full of the Guaranteed Buyer Obligation, (ii) be binding upon Buyer Parent and each of its respective successors and assigns, and (iii) inure to the benefit of and be enforceable by Buyer and their respective successors, transferees, and assigns.

(g) No Duty to Pursue Others. It shall not be necessary for Seller (and Buyer Parent hereby waives any rights which Buyer Parent may have to require Seller), in order to enforce such payment by Buyer Parent, first to (i) institute suit or exhaust its remedies against Buyer or others liable on the Guaranteed Buyer Obligation or any other Person, (ii) enforce Seller’s rights against any other guarantors of the Guaranteed Buyer Obligation, (iii) join Buyer or any others liable on the Guaranteed Buyer Obligation in any action seeking to enforce this Section 13.14, (iv) exhaust any remedies available to Seller against any security which shall ever have been given to secure the Guaranteed Buyer Obligation, or (v) resort to any other means of obtaining payment of the Guaranteed Buyer Obligation.

(h) Due Authorization. The execution, delivery and performance by Buyer Parent of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer Parent and have been duly authorized by all necessary action on the part of Buyer Parent.

(i) Miscellaneous. Sections 13.1, 13.3, 13.7 and 13.11 are incorporated by reference into this Section 13.14 and applied to Buyer Parent mutatis mutandis.

13.15 Seller Parent Guarantee.

(a) Guarantee. Seller Parent hereby unconditionally and irrevocably guarantees Seller’s due, prompt and full payment and discharge when due of Seller’s obligation pursuant to Article 12 until the fifth (5th) anniversary of the Closing Date (the “Guaranteed Seller Obligation”). Seller Parent agrees that Buyer shall be entitled to enforce directly against Seller Parent the Guaranteed Seller Obligation.

(b) Guarantee Absolute. Seller Parent hereby guarantees that the Guaranteed Seller Obligation will be paid, strictly in accordance with the terms of this Agreement. The obligations of Seller Parent under this Agreement constitute a present and continuing guaranty of payment, and not of performance, collection or collectability. The liability of Seller Parent under this Agreement shall be absolute, unconditional, present, continuing, and irrevocable irrespective of:

(i) any assignment or other transfer of this Agreement or any of the rights thereunder of Seller Parent;

(ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;

(iii) any acceptance by Buyer of partial payment or performance from Seller Parent or Seller;

(iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to Seller Parent or Seller or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;

(v) any absence of any notice to, or knowledge of, Seller Parent, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of Seller Parent hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Seller Obligation or otherwise.

(c) Waiver. Seller Parent hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notices relating to the Guaranteed Seller Obligation and any requirement for Buyer to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Seller, any other entity or any collateral.

(d) Subrogation Waiver. Seller Parent agrees that for so long as there is a current or ongoing default or breach of this Agreement by Seller, Seller Parent shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from Seller for any payments made by Seller Parent under this Section 13.15, and Seller Parent hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against Seller during any period of default or breach of this Agreement by Seller until such time as there is no current or ongoing default or breach of this Agreement by Seller.

(e) Reinstatement. The obligations of Seller Parent under this Section 13.15 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of the Guaranteed Seller Obligation is rescinded or must otherwise be returned to Seller or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of Seller or such other entity, or for any other reason, all as though such payment had not been made.

(f) Continuing Guaranty. This Section 13.15 is a continuing guaranty and shall (i) remain in full force and effect until the indefeasible payment in full of the Guaranteed Seller Obligation, (ii) be binding upon Seller Parent and each of its respective successors and assigns, and (iii) inure to the benefit of and be enforceable by Seller and their respective successors, transferees, and assigns.

(g) No Duty to Pursue Others. It shall not be necessary for Buyer (and Seller Parent hereby waives any rights which Seller Parent may have to require Buyer), in order to enforce such payment by Seller Parent, first to (i) institute suit or exhaust its remedies against Seller or others liable on the Guaranteed Seller Obligation or any other Person, (ii) enforce Buyer’s rights against any other guarantors of the Guaranteed Seller Obligation, (iii) join Seller or any others liable on the Guaranteed Seller Obligation in any action seeking to enforce this Section 13.15, (iv) exhaust any remedies available to Buyer against any security which shall ever have been given to secure the Guaranteed Seller Obligation, or (v) resort to any other means of obtaining payment of the Guaranteed Seller Obligation.

(h) Due Authorization. The execution, delivery and performance by Seller Parent of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Seller Parent and have been duly authorized by all necessary action on the part of Seller Parent.

(i) Miscellaneous. Sections 13.1, 13.3, 13.7 and 13.11 are incorporated by reference into this Section 13.15 and applied to Seller Parent mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

SELLER:

COLUMBIA MIDSTREAM & MINERALS GROUP, LLC

By:	/s/ Joshua Gibbon
Name:	Joshua Gibbon
Title:	Vice-President, Midstream

By:	/s/ Jon Dobson
Name:	Jon Dobson
Title:	Corporate Secretary

Seller Parent (solely for the purposes of Section 13.15):

TRANSCANADA PIPELINE USA LTD.

By:	/s/ Joshua Gibbon
Name:	Joshua Gibbon
Title:	Vice-President

By:	/s/ Jon Dobson
Name:	Jon Dobson
Title:	Corporate Secretary

Signature Page to Purchase and Sale Agreement

BUYER:

UGI ENERGY SERVICES, LLC

By:	/s/ Joseph Hartz
Name:	Joseph Hartz
Title:	President

Signature Page to Purchase and Sale Agreement

Buyer Parent (solely for the purposes of Section 13.14):

UGI CORPORATION

By:	/s/ John L. Walsh
Name:	John L. Walsh
Title:	President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

EXHIBIT A

FORM OF ASSIGNMENT OF PURCHASED INTERESTS

See attached.

Final Form

EXHIBIT A

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

OF

COLUMBIA MIDSTREAM GROUP, LLC

This ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”) is made and entered into as of [●], 2019 (the “Effective Date”), by and between Columbia Midstream & Minerals Group, LLC, a Delaware limited liability company (“Assignor”), and UGI Energy Services, LLC, a Pennsylvania limited liability company (“Assignee”).

WHEREAS, Assignor owns 100% of the membership interests (the “Purchased Interests”) in Columbia Midstream Group, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, pursuant to the Purchase and Sale Agreement dated July 2, 2019, between Assignor and Assignee and the other parties thereto (the “Purchase Agreement”), Assignor has agreed to sell, assign, transfer, deliver and convey to Assignee, and Assignee has agreed to purchase and accept from Assignor, the Purchased Interests.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignment of Purchased Interests. Effective as of the Effective Date and upon the terms and subject to the conditions of the Purchase Agreement, Assignor hereby sells, assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to the Purchased Interests.

2. Effect of Assignment. From and after the Effective Date, (a) Assignee shall be the sole and exclusive owner of all of the Purchased Interests in accordance with this Assignment, is bound by and entitled to the rights under the [Limited Liability Company Agreement of Columbia Midstream Group, LLC dated December 23, 2009, as amended [ ● ]] (the “Company Agreement”), and is admitted as a member of the Company with respect to the Purchased Interests; (b) Assignor shall cease to have any right, title or interest in or to the Purchased Interests; (c) the Company shall have no further obligations to Assignor with respect to the Purchased Interests; (d) Assignor shall cease to have any rights as a member of the Company or otherwise under the Company Agreement; and (e) Assignor shall cease to be a member of the Company.

3. No Modification of Purchase Agreement. Neither the making nor the acceptance of this sale, conveyance, assignment, and transfer shall enlarge, restrict or otherwise modify the terms of the Purchase Agreement or constitute a waiver or release by any party to the Purchase Agreement of any liabilities, duties or obligations imposed thereby.

4. Conflict with Purchase Agreement. In the event of any conflict or inconsistency between the terms of this Assignment and the terms of the Purchase Agreement, the terms of the Purchase Agreement will control.

5. Further Assurances. From time to time following the Effective Date, at the request of either party and without further consideration, the other party shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request to consummate more fully and effectively the transactions contemplated by this Assignment.

6. Miscellaneous. Sections 13.1, 13.3, 13.7, and 13.11 of the Purchase Agreement shall apply to this Assignment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have each duly executed this Assignment to be effective as of the Effective Date.

ASSIGNOR:

COLUMBIA MIDSTREAM & MINERALS GROUP, LLC

By:

Name:
Title:

By:

Name:
Title:

ASSIGNEE:

UGI ENERGY SERVICES, LLC

By:

Name:
Title:

Signature Page to Assignment of Membership Interests of

Columbia Midstream Group, LLC

EXHIBIT B

FORM OF TRANSITION SERVICES AGREEMENT

See attached.

Final Form

EXHIBIT B

FORM OF TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into on the [ ● ] day of [●], 2019 (the “Effective Date”), by and among TransCanada Pipeline USA LTD., a Nevada corporation (“Seller”), UGI Energy Services, LLC, a Pennsylvania limited liability company (“Buyer”), Columbia Midstream Group, LLC, a Delaware limited liability company (“CMG”), and Columbia Gibraltar Gathering, LLC, a Delaware limited liability company (“Columbia Gibraltar,” and together with CMG, the “Acquired Entities”). Seller, Buyer and the Acquired Entities are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Columbia Midstream & Minerals Group, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Seller (“Seller Subsidiary”), and Buyer have entered into that certain Purchase and Sale Agreement, dated as of July 2, 2019 (the “Purchase Agreement”), pursuant to which, among other things, Seller Subsidiary agreed to sell and convey to Buyer, and Buyer agreed to purchase from Seller Subsidiary, one hundred percent (100%) of the membership interests of CMG (the “Purchased Interests”);

WHEREAS, the Purchase Agreement contemplates and requires the execution and delivery of this Agreement by the Parties concurrently with the Closing, pursuant to which Seller shall provide, or cause to be provided, to the Acquired Entities, certain transition services described in this Agreement related to the business operations of the Acquired Entities, subject to the terms and conditions as set forth in this Agreement; and

WHEREAS, each of Buyer and the Acquired Entities acknowledges that Seller is not in the business of providing the Services to unaffiliated third parties but is willing to provide the Services as an accommodation to Buyer and the Acquired Entities in connection with the consummation of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

All capitalized terms defined in this Agreement have the respective meanings ascribed to them at the location of their definition. Capitalized terms used in this Agreement without definition have the meaning ascribed to such terms in the Purchase Agreement.

ARTICLE 2

SERVICES

2.1. Performance. Subject to the terms and conditions set forth in this Agreement, Seller shall provide or cause to be provided to the Acquired Entities the applicable services described in Exhibit A (the “Services”).

2.2. Commencement Date. Except as set forth in Exhibit A, the provision of the Services shall begin on the Effective Date.

2.3. Service Standards. Subject to the terms and conditions of this Agreement, the Services shall be performed (a) in a good and workmanlike manner, (b) as a reasonable and prudent operator, (c) in material compliance with all applicable Law and (d) with a general degree of care, and in a manner, that is not materially less than the degree of care and manner with which such Services were performed by Seller (or a Seller Affiliate) for the operation of the business of the Acquired Entities immediately prior to the Effective Date, except solely as such Services differ because of the need to follow legal corporate formalities or to keep Acquired Entity Data (as defined below) separate from other data or by virtue of the transition of responsibility for the Services to Buyer (or its designee).

2.4. Subcontractors and Personnel.

(a) Seller reserves the right, at Seller’s sole discretion, to subcontract the performance of any or all of the Services to another provider, including third parties and any Seller Affiliate (each, a “Subcontractor”), or to otherwise cause the performance of any or all Services through any Seller Affiliate. Seller shall be Buyer’s and the Acquired Entities’ sole point of contact regarding the Services, including with respect to payment. Seller shall not be relieved of any of its obligations under this Agreement as a result of the provision of Services by any Seller Affiliate or Subcontractor; provided, however, that neither Seller nor any Seller Affiliate (collectively, the “Seller Group”) shall be liable for any interruption, disruption or downtime in the Services caused by acts or inactions of a third party Subcontractor or any other provider, contractor or other Person outside the Seller Group. However, in the event of such an interruption, disruption or downtime due to a third party Subcontractor, Seller’s response to such events shall be generally consistent with its response for its own operations affected by such event.

(b) Seller or any Seller Affiliate or Subcontractor, as applicable, shall each have the right, in their own sole discretion, to (i) designate which personnel they will assign to perform the Services and (ii) remove and replace such personnel at any time. In performing their respective duties hereunder, all such personnel shall be under the direction, control and supervision of Seller, the Seller Affiliates and their respective Subcontractors, as applicable, and Seller, the Seller Affiliates and their respective Subcontractors, as applicable, shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel.

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2.5. Changes to Services.

(a) Changes Requested by Buyer.

(i) Seller shall not be required to customize Services or Systems (as defined below) outside of the scope contemplated by Exhibit A for Buyer or any Acquired Entity (“Customized Services”) except as set forth in this Section 2.5(a) or Section 2.5(b). Buyer may, from time to time, upon at least thirty (30) days prior notice, request that Seller provide Customized Services. Upon such request, Buyer and Seller shall discuss in good faith the scope and nature of such request and related issues, it being understood and agreed that Seller shall not be obligated to agree to provide any requested Customized Services. If Buyer and Seller mutually agree on the provision of Customized Services, such request for Customized Services and such Customized Services will be provided under a written amendment to Exhibit A executed by Buyer and Seller. Before Seller is required to provide any Customized Services, Buyer and Seller shall mutually agree on the applicable Service Fees (as defined below) for any agreed Customized Services, including any Service Fees required to equitably compensate Seller for any additional costs it may incur in connection with any changes to the Services.

(ii) Buyer may, in it its sole discretion, terminate or reduce the scope of any Service on Exhibit A by delivering written notice of such termination or reduction of the scope of such Service to Seller no later than ten (10) days prior to the date on which such Service is to be terminated or reduced in scope.

(b) Changes Required by Applicable Law. If Customized Services are necessary in order to comply with applicable Laws or changes to any Contracts or Permits to which Seller or any Seller Affiliate is party, Seller shall promptly notify Buyer in writing of any impairment on Seller’s ability to provide any Services and provide such Customized Services unless (i) such Customized Services require a material change to a System or the implementation of a new System, or (ii) providing such Customized Services is not practicable for Seller given the then-current characteristics of the Systems. In such case that Seller is required to provide such Customized Services, Buyer and Seller shall negotiate in good faith to amend Exhibit A to revise the Service Fees applicable to such Customized Services; provided, that, Seller shall be obligated to provide the Customized Services during such negotiation period, subject to the Parties equitably reimbursing the applicable Party for any under- or over-payment of Services Fees during such negotiation period as compared to the amended Service Fees, if any, agreed to in such amendment to Exhibit A. If providing such Customized Services is not required under clause (i) or (ii) above, the applicable Acquired Entity or Buyer may purchase, at Buyer’s cost and expense, such services from a third party. Upon such an event, Buyer and Seller shall negotiate in good faith to agree upon (A) the activities required to transition the affected Services from Seller (or a Seller Affiliate or Subcontractor, as applicable) to such third party, (B) the impact on the remaining Services, (C) the decrease in Service Fees associated with removing such Services and (D) the Service Fees for the remaining Services; provided, that, upon termination of such Services, Buyer shall have no further obligation to pay the Service Fees for such Services.

2.6. General Obligations. Buyer and each of the Acquired Entities shall be responsible, jointly and severally, for their own acts or omissions and for those of their Affiliates and their respective Representatives (as defined below), and for each of their compliance with the obligations of Buyer and the Acquired Entities under this Agreement. Any breach by any such Affiliates or Representatives of such obligations under this Agreement shall be

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deemed a breach by Buyer and the Acquired Entities of this Agreement. Buyer and the Acquired Entities shall, and shall cause their respective Affiliates to, and shall use commercially reasonable efforts to cause their respective Representatives to, in relation to the Services:

(a) comply with (i) any conditions or requirements imposed on it under this Agreement in relation to such Services and (ii) the reasonable directions of Seller as to the use of such Services;

(b) not use such Services in breach of any applicable Law;

(c) not tamper with or hinder the operation of, or make unauthorized modifications to, any asset or system of Seller or any Seller Affiliate made available as part of such Service; and

(d) comply with the terms of any disclosed Contract or Required Consent (as defined below) with or between Seller or any Seller Affiliate and any third party or Governmental Entity under which Seller or such Seller Affiliate provides or causes the provision of such Services.

ARTICLE 3

LIMITATIONS

3.1. General Limitations.

(a) Seller shall have no obligation under this Agreement to provide services (i) that are not set forth in Exhibit A, (ii) that are in support of any business or operations other than the business operations of the Acquired Entities as conducted immediately prior to the Effective Date, (iii) at a level of quantity or volume materially in excess of the levels provided by Seller (or a Seller Affiliate) to the business operations of the Acquired Entities immediately prior to the Effective Date, or (iv) to any Acquired Entity if such Acquired Entity ceases to be a direct or indirect wholly owned subsidiary of Buyer. Each of Buyer and the Acquired Entities acknowledges and agrees that the Services do not include the provision of any legal, financial, accounting or Tax advice to Buyer, the Acquired Entities or any of their Affiliates.

(b) Seller and the Seller Affiliates shall have no obligation to upgrade, customize (except to the extent provided in Section 2.5(a) or Section 2.5(b)), enhance or otherwise modify any computer hardware, software, database or network environment, including that which is currently used in the business operations of the Acquired Entities or otherwise, or to provide any support or maintenance services for the foregoing items that have been upgraded, customized, enhanced or otherwise modified by or on behalf of Buyer, the Acquired Entities or their Affiliates, or to acquire any additional hardware, software, database, network or other resources during the Term (as defined below).

(c) In no event shall Seller be obligated under this Agreement to (i) cause any employee of Seller or any Seller Affiliate to perform Services if such employee is no longer employed by Seller or any Seller Affiliate; (ii) maintain the employment of any specific employee; (iii) hire any additional employees; (iv) take any action in violation of applicable Laws; or (v) take any action that would constitute gross negligence or willful misconduct; provided, that the foregoing clause (i), (ii) and (iii) shall not relieve Seller of its obligations to provide the Services in accordance with this Agreement.

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(d) Notwithstanding anything herein to the contrary, Seller shall have no obligation to provide or cause the provision of any Services to the extent the performance of the Services requires a Required Consent that has not been obtained or may cause Seller or any Seller Affiliate to be in breach of any software license or any other applicable Contract pursuant to the terms of such license or Contract.

(e) Notwithstanding anything to the contrary herein, Buyer and the Acquired Entities shall not, and shall not permit their Affiliates or their respective Representatives to, directly or indirectly, (i) resell, transfer or assign the Services to, or permit the access to or use of any of the Services by, any Person other than the Acquired Entities or its Affiliates (except that third party service providers, in their capacity as agents of the Acquired Entities, may access the Services solely to enable the Acquired Entities to receive the Services (and not for the benefit of such third parties), provided that (A) Buyer provides Seller with notice of such third parties, and (B) such access shall be subject to compliance with applicable Law, Required Consents and Seller’s (and the Seller Affiliates’) agreements with applicable third parties), or (ii) modify any System or the Services, or permit any third party engaged by an Acquired Entity, or Buyer, or any of their Affiliates or their respective Representatives, to modify any System or the Services. For the avoidance of doubt, Seller shall not be required to provide, or cause the provision of, the Services for any purpose (or to any Person) other than to the Acquired Entities for the purpose of operation of the businesses of the Acquired Entities as conducted immediately prior to the Effective Date.

3.2. Work Processes, Rules and Procedures. In connection with the receipt and use of the Services, Buyer and the Acquired Entities shall, and shall cause their respective Affiliates to, and shall use commercially reasonable efforts to cause their respective Representatives to, comply with Seller’s, the Seller Affiliates’ and their Subcontractors’, as applicable, then-current work processes, policies and procedures of which Buyer or the Acquired Entities have been made aware, and each of Buyer and the Acquired Entities acknowledges that Seller’s, the Seller Affiliates’ and their Subcontractors’, as applicable, ability to provide the Services is dependent on such compliance by Buyer, its Affiliates, the Acquired Entities and their respective Representatives. In addition, Seller shall comply with the reasonable safety, security and legal restrictions and requirements applicable to an Acquired Entity’s property while on such property.

3.3. Third Party Consents.

(a) Each Party shall use its commercially reasonable efforts to obtain any Contract, license (including a modification to, extension or renewal of, or replacement for an existing license), consent or waiver required under such Party’s existing third party Contracts pertaining to any software, equipment, systems or other materials or associated services required in connection with performance or receipt of the Services under this Agreement (each, a “Required Consent”). Each Party shall use their commercially reasonable efforts to cooperate with the other Parties in obtaining such Required Consents from third parties. Buyer shall be responsible for paying (or reimbursing Seller, the Seller Affiliates and their Subcontractors for paying) any reasonable fee, expense or other consideration required to be paid to a third party to obtain any Required Consent (a “Consent Fee”); provided, that, upon disclosure of any Consent Fee, Buyer may terminate without cost the Service that gives rise to the Required Consent.

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(b) If, despite using commercially reasonable efforts, a Party is unable to obtain a Required Consent hereunder, Buyer and Seller shall work together in good faith to develop a mutually acceptable alternative arrangement that is sufficient to enable Seller to provide, and the Acquired Entities to receive, the Services without such Required Consent. Buyer shall bear all reasonable costs of such alternative arrangement, as applicable. If such alternative arrangement cannot be agreed upon by Buyer and Seller or is required for a period longer than thirty (30) days following the Effective Date, any Party may require that the affected Services be terminated in which case the Service Fees for Services shall be equitably adjusted to account for such terminated Services. Seller shall have no obligation to (and no liability for failing to) perform a Service for which a Required Consent has not been obtained, unless and until such Required Consent is obtained.

(c) Buyer and each Acquired Entity acknowledges and agrees that any Services provided through or involving third parties or using third party intellectual property or systems or facilities are subject to the terms and conditions of any applicable Contracts between Seller, the Seller Affiliates or their Subcontractors and such third parties, as well as compliance with applicable Law or injunction, order, restraint or prohibition by a Governmental Entity of competent jurisdiction (each, an “Order”). Buyer and each Acquired Entity shall, and shall cause their respective Affiliates to, and shall use commercially reasonable efforts to cause their respective Representatives to, comply with the terms and conditions of any such applicable Contracts and with applicable Law and Orders in connection with the receipt by Acquired Entities of the Services.

3.4. Exception to Obligation to Provide Services. Notwithstanding anything to the contrary contained herein, Seller shall not be obligated to provide or cause the provision of any Services if the provision of such Services would materially impair the use of the Services for the business or operations of Seller or any Seller Affiliate or violate any Law or Order or violate any Contract, license or Permit to which Seller or any Seller Affiliate or Subcontractor is subject. In such event, Buyer and Seller shall discuss the matter in good faith and use commercially reasonable efforts to implement, at Buyer’s cost and expense, an appropriate workaround to the extent reasonably practicable.

3.5. Excuse of Performance. Seller’s delay or failure to perform its obligations under this Agreement shall be excused (and any rights of Buyer or the Acquired Entities arising as a consequence of such failure shall not be exercised by Buyer or the Acquired Entities) if and to the extent Seller’s delay or non-performance is caused by (a) the acts or omissions of Buyer, any Acquired Entity or a third party acting for or on behalf of Buyer or any Acquired Entity or (b) the failure of Buyer or any Acquired Entity or such third party to perform any obligations of Buyer or any Acquired Entity under this Agreement. Seller shall use commercially reasonable efforts to perform its obligations notwithstanding such failure; provided, however, that Buyer and the Acquired Entities work with Seller to remedy the failure and Buyer shall be responsible for any additional costs reasonably incurred by Seller or any Seller Affiliate or Subcontractor in connection with performing the Services as a result of such failure.

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3.6. Buyer and Acquired Entity Acknowledgment and Representation. Each of Buyer and the Acquired Entities understands that the Services provided hereunder are transitional in nature and are furnished by Seller solely for the purpose of accommodating the transfer of the Purchased Interests from Seller to Buyer. The Parties have allocated responsibilities and risk of Losses (as defined below), and limited the liabilities of Seller and the Seller Affiliates as stated in this Agreement based on the recognition that Seller and the Seller Affiliates are not in the business of providing the Services to third parties. Such provisions are fundamental elements of the basis of the bargain between Seller and Buyer. During the Term, Buyer and the Acquired Entities each shall (i) make a transition to its own internal organization or other third party suppliers for the Services, and (ii) use its commercially reasonable efforts to cease using the Services as soon as commercially practicable after the Effective Date, but in no event later than the end of the applicable “Service Period” set forth in Exhibit A.

ARTICLE 4

SECURITY

4.1. Seller’s Facilities. Seller may perform, or cause to be performed, the Services in such facilities as Seller reasonably deems appropriate. While at such facilities, Buyer and each Acquired Entity shall, and shall cause their respective Representatives to, comply with Seller’s, the Seller Affiliates’ and their Subcontractors’ or other third party providers’, as applicable, safety and security requirements and other relevant policies of which Buyer or the applicable Acquired Entity personnel have been given notice from time to time.

4.2. Security Level; Additional Security Measures. Seller or any Seller Affiliate may, from time to time, implement such new information security measures with respect to the Services as Seller or such Seller Affiliate, in their sole discretion, deem necessary or appropriate, including measures that may (a) affect the manner in which the Services are provided or (b) address new security-related issues, including compliance with applicable Laws related to security and issues in connection with new technologies or threats. Buyer and the Acquired Entities shall, and shall cause their Affiliates to, and shall use commercially reasonable efforts to cause their respective Representatives to, provide, all assistance reasonably requested by Seller or such Seller Affiliate in connection with such security measures; provided, that Buyer shall not be required to incur any additional costs or pay any increased Services Fees.

4.3. Access to Systems. Buyer and the Acquired Entities shall, and shall cause all personnel who have access to any systems of Seller or any Seller Affiliate or their respective Subcontractors or third parties (“Systems”) to, limit their access to those portions of the Systems for which they are authorized in connection with their receipt or use of the Services. Buyer and the Acquired Entities shall (a) limit such access to those personnel who are designated by Buyer or an Acquired Entity and who are authorized by Seller in accordance with Seller’s or the Seller Affiliates’ usual authorization procedures to use the Services and the applicable Systems, (b) upon Seller’s request, provide to Seller a written list of the names of all of the personnel who have been granted such access and (c) comply with Seller’s (or, as applicable, the Seller Affiliates’, Subcontractors’ or third parties’) then-current information security rules and procedures (“IS Procedures”). All user identification numbers and passwords disclosed to Buyer or the Acquired Entities for access to the Systems shall be deemed to be, and shall be treated as, Confidential Information (as defined in the Confidentiality Agreement (as defined below)). If required by Seller, prior to having access to any System, Buyer and the Acquired Entities shall cause all of their personnel to execute and deliver to Seller agreements with Seller or otherwise confirm in writing their agreement to comply with such IS Procedures.

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4.4. Right to Deny Access. If at any time Seller reasonably believes or determines that (a) any personnel of Buyer or any Acquired Entity has sought to violate or circumvent, or has violated or circumvented, applicable Law or IS Procedures, (b) any unauthorized personnel of Buyer or any Acquired Entity has accessed any Systems or (c) any personnel of Buyer or any Acquired Entity poses a material risk to any Systems or has engaged in activities that are likely to lead to the unauthorized access, use, destruction, alteration or loss of data, information, or any other form of Loss to Seller or any Seller Affiliate, then Seller may immediately suspend, deny or terminate access to any Systems by any such personnel and shall as promptly as practicable notify Buyer in writing of the name(s) of such personnel and the circumstances surrounding such occurrence.

4.5. Notifications. Buyer and the Acquired Entities shall (a) cooperate with Seller in investigating any apparent or suspected unauthorized access to any Systems or any apparent or suspected unauthorized access or use of data and information within any Systems and (b) so that Seller can timely revoke access to any Systems, promptly notify Seller (i) if Buyer or any Acquired Entity revokes the access of any personnel to their own systems or software or any data stored therein, where such personnel also has access to any Systems, and (ii) when any personnel no longer has a need to access any Systems or is no longer employed or engaged by Buyer, the Acquired Entities or their Affiliates.

ARTICLE 5

TERM AND TERMINATION

5.1. Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in its entirety in accordance with its terms (including pursuant to Section 5.2), expire upon the earlier of (a) one-hundred and twenty (120) days after the Effective Date or (b) the expiration or termination of the last “Service Period” set forth in Exhibit A (the earlier of foregoing clause (a) and (b), the “Term”). For each Service outlined in Exhibit A, Seller’s obligation to provide such Service shall not extend past the earlier of the expiration of the Term and the Service Period for such Service.

5.2. Termination.

(a) Seller may terminate this Agreement or suspend performance of its obligations hereunder upon notice to Buyer if (i) Buyer fails to pay any amounts invoiced to Buyer in accordance with Section 9.2, and such failure continues for at least ten (10) days following receipt of written notice to Buyer that such amount is past due or (ii) Buyer or any Acquired Entity materially breaches this Agreement (other than as covered by the foregoing clause (i) above) and fails to cure such breach within ten (10) days after Seller provides Buyer with notice of such breach.

(b) Buyer may terminate this Agreement (i) upon notice to Seller if Seller materially breaches this Agreement and fails to cure such breach within ten (10) days after Buyer provides Seller with notice of such breach or (ii) for convenience on thirty (30) days’ notice given in accordance with Section 13.2, unless a shorter notice period is agreed upon by the Parties.

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(c) Either Buyer or Seller may terminate this Agreement upon notice having immediate effect in the event that Seller, in the case of Buyer, or Buyer or any Acquired Entity, in the case of Seller, (i) files for bankruptcy, (ii) becomes or is declared insolvent or is the subject of any proceedings (that is not dismissed within sixty (60) days) related to their liquidation, insolvency or the appointment of a receiver or similar officer, (iii) makes an assignment for the benefit of all or substantially all of their creditors, (iv) takes any corporate action for their winding-up, dissolution or administration or (v) enters into an agreement for the extension or readjustment of substantially all of their obligations or if it suffers any foreign equivalent to any of the foregoing.

(d) Buyer may at any time prior to the end of the Term terminate the receipt of all or any of the specific Services with respect to all or any of the Acquired Entities by giving Seller at least ten (10) days’ notice as required by Section 13.2 (unless a shorter notice period is agreed upon by the Parties), such notice representing an amendment to Exhibit A and which termination shall be effective, unless a later date is otherwise specified in the notice, at the end of such ten (10)-day period. Buyer shall be required to pay Seller for such Services until the effective date of such termination, with such amount to be paid for any partial month to be determined on a pro rata basis. Upon termination of any Services under this Section 5.2(d), Seller shall continue to provide or cause the provision of any remaining Services hereunder to the extent required under this Agreement.

5.3. Effect of Termination.

(a) Within thirty (30) days after the termination or expiration of this Agreement or any Service, Buyer shall pay to Seller all amounts due and payable hereunder with respect to the period prior to termination or expiration that have not then already been paid. In addition, if this Agreement or any Service is terminated by Seller pursuant to Section 5.2(a) or 5.2(c) or by Buyer pursuant to Section 5.2(d), Buyer shall pay Seller an amount equal to Seller’s reasonable and documented out-of-pocket expenses (which may include termination fees under third party agreements entered into by Seller or a Seller Affiliate solely for the purpose of providing a Service under this Agreement) payable or that have been paid in advance by Seller (or any Seller Affiliate), arising as a result of the early termination of this Agreement or any Service (collectively, “Termination Fees”). The Termination Fees shall be invoiced to and payable by Buyer within thirty (30) days after the date of invoice and otherwise in accordance with Section 9.2.

(b) Expiration or termination of this Agreement or any Service shall not act as a waiver of any breach of this Agreement and shall not act as a release of any Party for any Losses incurred under this Agreement through the effective date of such termination or expiration (to the extent recoverable pursuant to Article 11), including with respect to any Service Fees or other amounts payable hereunder that accrued on or before the effective date of such termination or expiration.

(c) At Buyer’s request and to the extent required for the applicable Acquired Entity to continue to operate its business, upon expiration or termination of this Agreement, Seller will use commercially reasonable efforts to make available to Buyer, in the format then-maintained by Seller, the Acquired Entity Data that is then in the possession of Seller and stored electronically on Seller’s Systems (and not previously transferred to Buyer or any Acquired Entity (or its or their designee)).

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(d) Any provision of this Agreement that contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect, including the following: Sections 4.4, 5.3 and 6.2 and Article 7 (Data and Intellectual Property) (other than Section 7.2(c)), Article 8 (Confidentiality), Article 9 (Fees and Payments), Article 10 (Disclaimers of Warranties and Representations), Article 11 (Indemnification and Limitation of Liability) and Article 13 (Miscellaneous).

ARTICLE 6

SERVICE MANAGERS/DISPUTE RESOLUTION

6.1. Service Managers. Seller, on the one hand, and Buyer, on behalf of itself and the Acquired Entities on the other hand, shall each designate a service manager (that Party’s “Service Manager”), who will be directly responsible for coordinating and managing the delivery or receipt of the Services and who will have the authority to act on such Party’s (and, in the case of Buyer, the Acquired Entities’) behalf with respect to matters relating to this Agreement. The Service Managers will also discuss progress in the transition of the Services hereunder and may establish a set of procedures, including frequency of meetings and reporting, and other reasonable structures for their cooperation and the cooperation of the Parties in the execution of their obligations pursuant to this Agreement. Subject to Section 13.2, unless otherwise agreed to by Buyer and Seller, all communications relating to this Agreement and the Services shall be directed to the Service Managers. With respect to matters relating to the Services or under this Agreement requiring dispute resolution, the Parties and their respective Service Managers will follow the dispute resolution process outlined in this Article 6. Seller, on the one hand, and Buyer, on behalf of itself and the Acquired Entities, on the other hand, may, in their sole discretion, replace their respective Service Manager from time to time with a substitute manager upon notice to the other Parties.

6.2. Informal Dispute Resolution. The Parties agree that any dispute arising out of or relating to this Agreement (a “Dispute”), including with respect to any Services Fees or other amounts owed hereunder, shall be first submitted for resolution to the Service Managers. If the Service Managers fail to resolve a Dispute within a reasonable time following its submission to the Service Managers, but in no event more than ten (10) Business Days, then, at the request of either Buyer or Seller, such Dispute shall be submitted to a senior officer of Buyer (or an Affiliate of Buyer) and Seller (or a Seller Affiliate), and such senior officers shall attempt in good faith to resolve the Dispute. If such senior officers cannot resolve the Dispute in such manner within a reasonable time, but in no event more than twenty (20) Business Days, then any Party may pursue litigation or other available means of resolving the Dispute. The Parties agree to follow the procedures set forth in this Section 6.2 prior to initiation of any legal proceedings with respect to any Dispute. The Parties agree that all discussions, negotiations and other information exchanged between the Parties during the foregoing escalation proceedings shall be without prejudice to the legal position of a Party in any subsequent litigation or arbitration proceeding.

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ARTICLE 7

DATA AND INTELLECTUAL PROPERTY

7.1. Ownership of Data. As between the Parties, (a) the Acquired Entities shall be the sole and exclusive owner of all data that is generated primarily for the Acquired Entities by Seller in performing the Services (“Acquired Entity Data”), and (b) Seller and the Seller Affiliates and their respective Representatives shall be the sole and exclusive owners of all other data generated by Seller, the Seller Affiliates or their respective Representatives in performing the Services, including technical, administrative or other data to the extent relating to the Systems, the operation of Seller’s and the Seller Affiliates’ infrastructure or businesses or used in performance of the Services, and Seller’s and the Seller Affiliates’ intellectual property.

7.2. Intellectual Property.

(a) Ownership of Intellectual Property. Subject to the nonexclusive license expressly provided in Section 7.2(c) and the Acquired Entities’ rights in Acquired Entity Data pursuant to Section 7.1, nothing in this Agreement shall grant or transfer any rights, title or interests in any intellectual property invented or created before, on or after the Effective Date by or on behalf of Seller or the Seller Affiliates or otherwise controlled by or licensed to Seller or the Seller Affiliates.

(b) Development of Intellectual Property. Subject to the Acquired Entities’ rights in Acquired Entity Data pursuant to Section 7.1, as between the Parties, all intellectual property developed or acquired by or for Seller or any of the Seller Affiliates, whether alone or jointly with any Representatives of Buyer, or any Acquired Entity or their Affiliates, in connection with providing the Services shall be owned solely and exclusively by Seller or such Seller Affiliates.

(c) Limited License to Use Seller Work Processes and Software. To the extent required for the Acquired Entities to receive the Services, Seller grants to the Acquired Entities and their Affiliates a limited, non-exclusive, non-assignable license to use, during the Term, work processes and software owned by Seller that is made available to the Acquired Entities by Seller solely for the purpose of permitting the Acquired Entities to receive Services under this Agreement.

7.3. No Implied Licenses. Except as expressly specified in this Agreement, nothing in this Agreement shall be deemed to grant to Buyer, the Acquired Entities or their Affiliates, by implication, estoppel or otherwise, license rights, ownership rights or any other intellectual property rights in any technology, inventions, work processes, hardware, software or any other tangible or intangible assets owned, controlled or licensed by Seller or the Seller Affiliates.

ARTICLE 8

CONFIDENTIALITY

All information exchanged between the Parties in connection with this Agreement shall be Confidential Information as defined in the Confidentiality Agreement dated March 14, 2019, between Buyer and CPG OpCo LP, a Delaware limited partnership (the “Confidentiality Agreement”).

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ARTICLE 9

FEES AND PAYMENT

9.1. Service Fees. Commencing upon the Effective Date, the fee, rate or amount to be charged to Buyer for the Services (the “Service Fees”) shall be as set forth in Exhibit A.

9.2. Billing and Payment Terms. Seller shall invoice Buyer following the end of each calendar month for (a) the Service Fees, (b) the Consent Fees, (c) Termination Fees, and (d) reasonable out of pocket expenses incurred during such calendar month. In addition, Seller shall promptly notify Buyer if at any time the aggregate Service Fees accrued within any month exceeds (i) $150,000, (ii) $300,000 and (iii) $500,000. Buyer acknowledges that there may be a lag in the submission of charges from third parties relating to the provision of the Services. To the extent commercially reasonable, each invoice delivered by Seller shall provide an itemization of the number of hours of work performed per the category of “Function” listed in Exhibit A for the applicable calendar month, and the subtotal of the Service Fee for each such function, provided that such invoicing procedures do not require any significant customization or modification to existing invoicing procedures. Buyer shall pay all such invoices within thirty (30) days after receipt thereof by wire transfer of immediately available funds to an account designated by Seller in writing. Payments not made in accordance with this Section 9.2 shall bear simple interest at a rate of eight percent (8%) per annum, computed based on a 365-day year, from and including the date such payment is due until, but excluding the date of payment.

9.3. Taxes. The Service Fees exclude any and all Taxes imposed on the sale and performance of the Services and any and all Taxes otherwise imposed on, sustained or incurred with respect to, or applicable to, the Services. Buyer shall bear any and all use, goods and services and other similar Taxes imposed on the sale and performance of the Services. For the avoidance of doubt, this Section 9.3 is not intended to address Taxes to the extent such Taxes are included in the costs and expenses referred to in Exhibit A (and thus are already to be paid by Buyer as part of the Service Fees). Seller shall collect from Buyer and remit any such use, goods and services and other similar Taxes if required to do so by applicable Law.

ARTICLE 10

DISCLAIMER OF WARRANTIES AND REPRESENTATIONS

10.1. Except as expressly set forth in Section 2.3, and subject to Article 11, each of Buyer and the Acquired Entities acknowledges and agrees that the Services are provided “AS IS”, that Buyer and the Acquired Entities assume all risks and liabilities arising from or relating to the use of and reliance upon the Services, and that Seller (on behalf of itself, the Seller Affiliates and their Subcontractors) makes no representation or warranty with respect thereto and each of Buyer, the Acquired Entities and their respective Affiliates acknowledge that it has not relied on any such representation or warranty. SELLER (ON BEHALF OF ITSELF, THE SELLER AFFILIATES AND THEIR SUBCONTRACTORS) HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED OR STATUTORY, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE, OR REGARDING THE CONDITION, DESIGN

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OR WORKMANSHIP OF THE SERVICES OR THAT THE SERVICES SHALL BE FREE FROM DEFECTS OR IMPERFECTIONS, REGARDLESS OF WHETHER SUCH REPRESENTATION OR WARRANTY IS ORAL OR WRITTEN, EXPRESS, IMPLIED OR STATUTORY OR ALLEGEDLY ARISING FROM ANY USAGE OR FROM ANY COURSE OF DEALING AND SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY SELLER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER AND THE ACQUIRED ENTITIES SHALL BE SOLELY RESPONSIBLE FOR THEIR COMPLIANCE WITH APPLICABLE LAW, AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY SELLER THAT THE SERVICES COMPLY WITH OR ARE SUFFICIENT TO SATISFY ANY OF BUYER’S OR ANY ACQUIRED ENTITY’S OBLIGATIONS UNDER APPLICABLE LAW.

ARTICLE 11

INDEMNIFICATION AND LIMITATION OF LIABILITY

11.1. Buyer and the Acquired Entities shall indemnify, defend and hold Seller, the Seller Affiliates, their Subcontractors and each of their respective directors, officers and employees (collectively, the “Seller Indemnified Parties”), harmless from and against any and all claims, liabilities, Taxes, losses, damages, causes of action, fines, penalties, proceedings, costs and expenses, including reasonable attorneys’ fees and court costs, of whatever nature or kind, whether in contract, civil liability, tort, extra-contractual or otherwise (“Losses”) arising in connection with this Agreement except to the extent such Losses are subject to indemnification pursuant to Section 11.2.

11.2. Subject to Sections 11.3, 11.4 and 11.7, Seller shall indemnify, defend and hold Buyer, the Acquired Entities, their Affiliates and each of their respective directors, officers and employees (collectively, the “Buyer Indemnified Parties” and, together with the Seller Indemnified Parties, the “Indemnified Parties”), harmless from and against any and all Losses based upon or related to the Services performed hereunder to the extent that any such Losses were caused by the gross negligence or willful misconduct of Seller, the Seller Affiliates or any of their Representatives in providing any of the Services rendered or to be rendered by Seller pursuant to this Agreement. The foregoing shall constitute Seller’s sole and exclusive monetary liability with respect to the Services or the failure to perform the Services. Notwithstanding anything to the contrary in this Agreement, Buyer and the Acquired Entities hereby waive, and release Seller from any liability, in contract, tort or otherwise, for all Losses incurred or suffered by the Buyer Indemnified Parties arising in connection with this Agreement, other than any Losses that are subject to indemnification under this Section 11.2.

11.3. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY INDEMNIFIED PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, SPECULATIVE, INDIRECT, OR REMOTE DAMAGES OR CONSEQUENTIAL DAMAGES, DAMAGES FOR LOST PROFITS OR DAMAGES BASED UPON A MULTIPLE OF EARNINGS OR DIMINUTION OF VALUE OR ANY SIMILAR DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE. Buyer must notify Seller in writing of any cause of action that may arise under or in connection with the Services or this Agreement within six (6) months after the cause of action has accrued, or Buyer and the Acquired Entities shall be deemed to have waived and/or withdrawn such cause of action.

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11.4. The provisions of this Article 11 shall be the sole and exclusive remedies of Buyer and the Acquired Entities and Seller with respect to the subject matter of this Agreement and no Buyer Indemnified Party or Seller Indemnified Party shall be entitled to any further indemnification, contribution, recovery or other rights or claims of any nature whatsoever in respect thereof (whether under this Agreement or under any common law theory or any Law or otherwise), all of which Buyer and the Acquired Entities (for themselves and on behalf of the Buyer Indemnified Parties) and Seller (for itself and on behalf of the Seller Indemnified Parties) hereby waive. Any and all claims, disputes or demands in any way related to the provision of the Services, whether undertaken by Seller, any Seller Affiliate or a Subcontractor providing the Service under this Agreement, shall be made solely by Buyer or Seller and solely against the other such Party under and pursuant to the terms of this Agreement.

11.5. The limitations and disclaimers of Seller’s liability in this Article 11 shall apply to all Seller Indemnified Parties.

11.6. Regardless of any other rights under any other agreements or mandatory provisions of Law, no Buyer Indemnified Party shall have the right to set off the amount of any claim it may have under this Agreement, whether contingent or otherwise, against any amount owed by such Buyer Indemnified Party to Seller.

11.7. Notwithstanding anything else herein to the contrary, the maximum aggregate liability of Seller to the Buyer Indemnified Parties for any claim asserted under or in connection with this Agreement shall not exceed and shall be limited to the Service Fees actually received by Seller from Buyer for the Service with respect to which such claim is made. Each Party shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize their damages and those of their Affiliates, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other Parties to comply fully with their obligations under this Agreement.

ARTICLE 12

FORCE MAJEURE

12.1. In the event that Seller, any Seller Affiliate or their respective Subcontractors or third party providers is wholly or partially prevented from, or delayed or restricted in, providing one or more Services, or one or more Services are interrupted or suspended, by reason of events beyond Seller’s, such Seller Affiliates’ or their respective Subcontractors’ or third party providers’ reasonable control (including failure by Buyer, the Acquired Entities, their Affiliates, or their respective Representatives to comply with the terms and conditions of this Agreement), acts of God, acts of nature, acts, decrees or orders of governmental, regulatory or military authorities, fire, explosion, lack of utilities, accident, embargoes, disruption or delay in transportation, epidemics, war, acts of terrorism, nuclear disaster, labor strikes, work stoppages or slowdowns, changes in law or regulations or legal or regulatory actions, including restraining orders and injunctions, civil unrest and/or riots or widespread disruption of Internet access (including access disruptions as a result of any virus, worm, Trojan horse, etc.), or any other type of similar event, Seller shall not

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be obligated to deliver the affected Services during such period; provided, however, that (a) Buyer shall not be obligated to pay for any Services not delivered during such period except for Consent Fees and Termination Fees, (b) the Term shall not be tolled during or extended for all or any part of such period and (c) Seller shall use commercially reasonable efforts to overcome such event to continue performance of the Services under this Agreement.

ARTICLE 13

MISCELLANEOUS

13.1. Amendment. Except as expressly provided in this Agreement, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by the Seller and Buyer.

13.2. Notices. Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given, (a) when delivered if given in person or by courier or a courier service or (b) on the date of transmission if sent by e-mail transmission (receipt confirmed):

(a)	If to Buyer or any Acquired Entity, addressed as follows:

UGI Energy Services, LLC

One Meridian Boulevard, Suite 2C01

Wyomissing, Pennsylvania 19610

E-mail:         SBowman@ugies.com

Attention:     Simon Bowman

with copies (which shall not constitute notice) to:

UGI Corporation

460 North Gulph Road

King of Prussia, Pennsylvania 19406

E-mail:         MichaelsB@ugicorp.com

Attention:     Bryn L. Michaels

and

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

E-mail:             ryan.maierson@lw.com; kevin.richardson@lw.com

Attention:         Ryan J. Maierson

               Kevin M. Richardson

(b)	If to Seller, addressed as follows:

Columbia Midstream & Minerals Group, LLC

700 Louisiana Street, Suite 700

Houston, Texas 77002

E-mail:         jon_dobson@transcanada.com

Attention:     Jon Dobson, Corporate Secretary

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with a copy (which shall not constitute notice) to:

Bracewell LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

E-mail:         jason.jean@bracewell.com

Attention:    Jason Jean

or to such other individual or address as a Party may designate for itself by notice given as herein provided.

13.3. United States Dollars. All payments pursuant hereto shall be made by wire transfer in Dollars in immediately available funds without any set-off, deduction or counterclaim whatsoever.

13.4. Waivers. Except as otherwise provided in Article 11, the failure of a Party at any time or times to require performance of any provision hereof or claim damages with respect thereto shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless it is in a writing signed by such Party (or, in the case of any Acquired Entity, by Buyer), and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

13.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by any of the Parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of Buyer, in the case of Seller, or the prior written consent of Seller, in the case of Buyer or the Acquired Entities, and any attempted or purported assignment in violation of this Section 13.5 will be null and void, ab initio, except that (a) Seller may, without Buyer’s or the Acquired Entities’ consent, but with prior written notice to Buyer, assign any or all of its rights, interests and obligations hereunder to (A) any Seller Affiliate or (B) to a third party acquiring control of Seller or in connection with a merger, acquisition or sale of all or a substantial portion of the assets of a Seller or any Seller Affiliate, and (b) Buyer may, (i) without Seller’s consent, collaterally assign its rights under this Agreement to any Person providing financing or refinancing under a Financing Agreement or becoming a secured party under a Financing Agreement and any trustee or agent acting on any such Person’s behalf and their successors and assigns, and (ii) with Seller’s consent which shall not be unreasonably withheld, assign any or all of its rights, interests and obligations hereunder to an Affiliate. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns. For purposes of this Section 13.5, “Financing Agreement” shall mean any credit agreement, reimbursement agreement, note purchase agreement, trust indenture and other financing agreement (and any documents relating to or ancillary to the foregoing documents) under which Buyer or any Affiliate of Buyer obtains financing that is secured by all or substantially all of the assets of the Acquired Entities or Buyer’s interest in the Acquired Entities for (among other things) the acquisition, repair or operation of the such assets or interests or any refinancing thereof.

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13.6. No Third Party Beneficiaries. Except for the provisions of Article 11 relating to the Persons indemnified thereunder (and subject to the limitations in Article 11), this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns and, to the extent provided herein, their respective Affiliates, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.7. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

13.8. Entire Understanding. This Agreement, the Purchase Agreement, the Confidentiality Agreement and the other Ancillary Agreements and the schedules and exhibits hereto and thereto constitute the entire agreement and understanding of the Parties and the parties thereto with respect to the transactions contemplated hereby and thereby and supersede and replace any and all prior agreements, arrangements and understandings, written or oral, among the Parties and the parties thereto relating to the subject matter hereof and thereof.

13.9. Language. The Parties agree that the language used in this Agreement is the language chosen by the Parties to express their mutual intent, and that no rule of strict construction is to be applied against any Party. Each of the Parties and their respective counsel have reviewed and negotiated the terms of this Agreement.

13.10. Applicable Law. This Agreement shall be governed exclusively by and construed and enforced exclusively in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. The Parties expressly opt out of the application of the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act.

13.11. Jurisdiction of Disputes; Waiver of Jury Trial. Each Party hereby: (a) agrees that any Proceeding in connection with or relating to this Agreement or any matters contemplated hereby, shall be brought exclusively in the Delaware Court of Chancery (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court located in the City of Wilmington, Delaware); (b) consents and submits to personal jurisdiction in connection with any such Proceeding in any such court described in clause (a) of this Section 13.11 and to service of process upon it in accordance with the rules and statutes governing service of process; (c) waives to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding was brought in an inconvenient forum; (d) designates, appoints and directs CT Corporation System as its authorized agent to receive on its behalf service of process and documents in any Proceeding in such courts; (e) agrees to notify the other Parties to this Agreement immediately if such agent

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shall refuse to act, or be prevented from acting, as agent and, in such event, promptly designate another agent in the State of Delaware to serve in place of such agent and deliver to the other Parties written evidence of such substitute agent’s acceptance of such designation; (f) agrees as an alternative method of service to service of process in any such Proceeding by mailing of copies thereof to such Party at its address set forth in Section 13.2; (g) agrees that any service made as provided herein shall be effective and binding service in every respect; and (h) agrees that nothing herein shall affect the rights of any Party to effect service of process in any other manner permitted by Law. EACH PARTY IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH, ARISING UNDER OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

13.12. Certain Agreements. Buyer acknowledges that it has agreed, pursuant to the Purchase Agreement, that Seller shall cause to be delivered to Buyer at the Closing this Agreement, duly executed by the Acquired Entities. Buyer agrees that, as of and immediately following the Closing, this Agreement shall be a valid and legally binding agreement, enforceable against the Acquired Entities in accordance with its respective terms, and Buyer shall not raise any defense to the validity or enforceability of this Agreement based on the fact that it was executed while the Acquired Entities were under control of Seller.

13.13. Counterparts. This Agreement may be executed in any number of counterparts (including by .pdf file exchanged via email or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.14. Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined.

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13.15. Independent Contractors. The Parties are and shall remain independent contractors, and no Party is or shall be deemed to be an employee, agent, partner, franchisee or joint venturer of or with any other Party. No Party shall hold itself out as an agent of the other Parties, and no Party shall have the authority to bind the other Parties, provided that, in the case of each of the Acquired Entities, Buyer shall have the authority to bind such Acquired Entity as set forth herein. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute Seller acting as an agent of Buyer or any Acquired Entity in the conduct of their business.

13.16. Purchase Agreement. Nothing contained in this Agreement is intended or shall be construed to amend, modify, augment or decrease in any respect, or constitute a waiver of, any of the rights and obligations of Seller or Buyer under the Purchase Agreement.

13.17. Expenses. Except as expressly provided in this Agreement, each Party will bear its own respective costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby.

13.18. Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.19. Further Assurances. Each Party agrees to take such actions and execute such documents as are reasonably requested by the other to effect the purposes of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

SELLER: TRANSCANADA PIPELINE USA LTD.

By:

Name:
Title:

BUYER: UGI ENERGY SERVICES, LLC

By:

Name:
Title:

ACQUIRED ENTITIES: COLUMBIA MIDSTREAM GROUP, LLC

By:

Name:
Title:

COLUMBIA GIBRALTAR GATHERING, LLC

By:

Name:
Title:

Signature Page to Transition Services Agreement

EXHIBIT C

FORM OF USE AND ACCESS AGREEMENT

See attached.

Final Form

EXHIBIT C

FORM OF SHARED USE AND ACCESS AGREEMENT

This SHARED USE AND ACCESS AGREEMENT (this “Agreement”) is entered into on the [•] day of [•], 2019 (the “Effective Date”), by and among1 Columbia Midstream & Minerals Group, LLC, a Delaware limited liability company (“Seller”), Columbia Gas Transmission, LLC, a Delaware limited liability company (“TCO” and collectively with Seller, the “TC Entities”), and Columbia Midstream Group, LLC, a Delaware limited liability company (“CMG”), and Columbia Gibraltar Gathering, LLC, a Delaware limited liability company and wholly owned subsidiary of CMG (“Columbia Gibraltar,” and collectively with CMG, the “Acquired Entities”). The TC Entities and the Acquired Entities are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Purchase and Sale Agreement dated July 2, 2019, between UGI Energy Services, LLC, a Pennsylvania limited liability company (“Buyer”), and Seller and the other parties thereto (as may be amended, modified, supplemented or replaced from time to time, the “Purchase Agreement”).

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to sell and convey to Buyer, and Buyer has agreed to purchase from Seller, one hundred percent (100%) of the memberships interests of CMG (the “Transaction”), and entry into this Agreement is contemplated by the Purchase Agreement;

WHEREAS, as of the Effective Date and after giving effect to the transfer of Excluded Assets contemplated by Section 7.13 of the Purchase Agreement and the Pre-Closing Transactions contemplated by Section 7.14 of the Purchase Agreement,

•	the TC Entities own or have the right to use the real property identified on Exhibit A attached hereto and made a part hereof (the “Real Property”);

•

the Acquired Entities [own and/or lease][2] the equipment and improvements, including pipelines and related appurtenances and facilities, identified on Exhibit B attached hereto, over, on, under and across the Real Property (the “Acquired Facilities”);

•

the [TC Entities] and Acquired Entities have entered into a ground lease pursuant to which the Acquired Entities lease a portion of the Real Property [and improvements] from the TC Entities (the “Ground Lease”);

•

the TC Entities own the equipment and improvements located on the Real Property, including pipelines and related appurtenances and facilities, identified on Exhibit C attached hereto, and such equipment and improvements are shared between the Acquired Entities on the one hand and the TC Entities on the other hand (the “Shared Facilities”); and

[1]	NTD: Parties to be confirmed pending receipt of title work.
[2]	NTD: To be updated to reflect final structure of transaction.

WHEREAS, the Parties wish to establish the respective rights and obligations of the Parties with respect to Operations (as hereinafter defined) performed by (i) the TC Entities in respect of the Shared Facilities and (ii) the Acquired Entities over, on, under and across Real Property and in respect of the Acquired Facilities and the Shared Facilities, in each case, including a process to give the other Party notice of certain operations which may interfere with the other Party’s operations; and

NOW, THEREFORE, for and in consideration of the mutual promises and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree:

1	INTERPRETATION

1.1 In this Agreement, the following defined terms shall have the meaning assigned to them below.

“Acquired Entities” has the meaning given to it in the introductory paragraph, and the term includes all permitted successors and assigns of such Acquired Entities during the Term.

“Acquired Entity Indemnified Parties” has the meaning given to it in Section 7.1(a).

“Acquired Entity Indemnifying Parties” has the meaning given to it in Section 7.1(b).

“Acquired Facilities” has the meaning given to it in the recitals.

“Affiliates” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person.

“Agreement” has the meaning given to it in the introductory paragraph, as may be amended, modified, supplemented or replaced from time to time.

“Buyer” has the meaning given to it in the introductory paragraph, together with its successors and assigns.

“CMG” has the meaning given to it in the introductory paragraph, together with its successors and assigns.

“Columbia Gibraltar” has the meaning given to it in the introductory paragraph, together with its successors and assigns.

“Control” (and its correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Damages” means all liabilities, and obligations, whether direct or indirect, known or unknown, accrued, contingent, absolute, determined, determinable or otherwise, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, actions, suits, litigation, arbitration, proceeding and any investigation by or before any Governmental Authority, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Authority.

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“Default Rate” has the meaning given to it in Section 3.5.

“Effective Date” has the meaning given in the introductory paragraph.

“Environmental Laws” means any applicable Laws pertaining to pollution or protection of the environment, natural resources or occupational safety and health, including the generation, handling, transportation, disposal, Release or threatened Release of Hazardous Materials, including the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Endangered Species Act of 1973, as amended, and the Occupational Safety and Health Act of 1970, as amended.

“Governmental Authority” means any (a) national, state, county, municipal, or local government (whether domestic or foreign) and any political subdivision thereof, (b) any court or administrative tribunal, (c) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction, or (d) any arbitrator with authority to bind a party at law.

“Ground Lease” has the meaning given it in the recitals.

“Hazardous Material” means any chemical, substance, material or waste that is regulated as hazardous, toxic, a pollutant, a contaminant or words of similar import, asbestos or asbestos containing materials, polychlorinated biphenyls and petroleum and petroleum byproducts.

“Indemnifying Parties” means the TC Indemnifying Parties or the Acquired Entity Indemnifying Parties, as the case may be.

“Law” means any federal, state, regional or local constitution, statute, code, law, rule, or regulation, or any judgment, order, ordinance, writ, injunction, or decree of, any Governmental Authority, including common law.

“Notice” has the meaning given to it in Section 8.1.

“Operations” means (a) with respect to the TC Entities, any operations of the TC Entities, their Affiliates and their respective employees, agents, and contractors relating to the conduct of the TC Entities’ business at the Shared Facilities as of the Effective Date; and (b) with respect to the Acquired Entities, any operations of the Acquired Entities, their Affiliates and their respective employees, agents, and contractors relating to the conduct of the Acquired Entities’ business at the Acquired Facilities or the Shared Facilities as of the Effective Date, as applicable.

“Party” and “Parties” have the meanings given to it in the introductory paragraph.

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“Person” means a natural person or entity, including a corporation, limited liability company, venture, partnership (general or limited), trust, unincorporated organization, association, Governmental Authority or other entity.

“Purchase Agreement” has the meaning given to it in the introductory paragraph.

“Real Property” has the meaning given to it in the recitals.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Road Maintenance” means the repair and maintenance of the Roadways, including filling of holes, repairing cracks, repairing and resurfacing of roadbeds, repairing and maintaining drainage structures under or with respect to Roadways, repairing and maintaining cattle guards, repairing and maintaining livestock gates and locks, removing debris, maintaining any road signs, markers, striping and lighting, if any, upon or with respect to Roadways, and any other work reasonably necessary or proper to repair and preserve the Roadways for all-weather road purposes in accordance with the Road Maintenance Standard.

“Road Maintenance Standard” has the meaning given to it in Section 4.2.

“Roadways” means those roadways upon the Real Property more particularly highlighted on Exhibit E.

“Seller” has the meaning given to it in the introductory paragraph.

“Shared Facilities” has the meaning given to it in the recitals.

“TC Entities” has the meaning given to it in the introductory paragraph, and the term includes all permitted successors and assigns of such TC Entities during the Term.

“TC Indemnified Parties” has the meaning given to it in Section 7.1(b).

“TC Indemnifying Party” has the meaning given to it in Section 7.1(a).

“TCO” has the meaning given to it in the introductory paragraph.

“Term” has the meaning given to it in Section 2.

“Transaction” has the meaning given to it in the recitals.

1.2 In interpreting and construing this Agreement, the following principles shall be followed:

(a) the terms “herein,” “hereof,” “hereby” and “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

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(b) unless otherwise indicated herein, references to Articles, Sections, Exhibits, Schedules, and other subdivisions refer to the Articles, Sections, Exhibits, Schedules and other subdivisions of this Agreement;

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with United States generally accepted accounting principles;

(d) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(e) the word “includes” and its syntactical variants mean “includes, but is not limited to,” and corresponding syntactical variant expressions;

(f) the plural shall be deemed to include the singular, and vice versa;

(g) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified;

(h) each Exhibit, Attachment and Schedule to this Agreement is a part of this Agreement; and

(i) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

2	TERM

The term of this Agreement (the “Term”) shall commence on the Effective Date and continue to the 99th anniversary of the Effective Date (the “Initial Period”), subject to earlier termination by mutual written agreement of the Parties[, provided, however, that if Buyer elects, pursuant to the Purchase Agreement, to take possession of any of the Acquired Facilities pursuant to the Ground Lease, the Term as to such Acquired Facilities shall expire upon the expiration or earlier termination of the Ground Lease]. After the expiration of the Initial Period, this Agreement shall automatically renew on an evergreen basis for additional ten-year periods, unless earlier terminated by mutual written agreement of the Parties.

3	SHARED USE

3.1 Each Party agrees to act as a reasonable and prudent operator in accordance with good practice, in a safe and prudent manner and in material compliance with all applicable Laws, Environmental Laws, rules, regulations and industry-standard health, safety and environmental policies in relation to all of such Parties’ Operations in respect of the Shared Facilities; provided that the foregoing shall not be deemed to impose upon the Acquired Entities any duty or obligation to clean up, remediate, or otherwise address any environmental contamination or pollution that may exist upon, under, or with respect to the Real Property as of the Effective Date, except as set forth in Section 7.1.

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3.2 Each Party agrees to cooperate in a commercially reasonable manner with all reasonable requests of the other Party in relation to Operations in respect of the Shared Facilities such that parallel activities can be accommodated, provided that notice has been timely given in accordance with Section 3.3 and that such cooperation will not result in cost, other than de minimus cost, to the other Party.

3.3 Each Party agrees to use commercially reasonable efforts to provide the other Party with at least thirty (30) days’ prior notice (sent in accordance with Section 8.1) of any material Operations outside of the ordinary course of business by or on behalf of such Party in respect of the Shared Facilities, which notice shall describe with reasonable detail the nature of such Party’s intended material Operations outside of the ordinary course of business; provided that, the Parties agree that the failure to give such thirty (30) days’ prior notice shall not (i) be the sole basis of any liability among the Parties or (ii) preclude a Party’s ability to use the Shared Facilities, each as permitted hereby, so long as the other Party’s ability to use the Shared Facilities for its Operations is not unreasonably impaired.

3.4 Each Party shall be responsible for all costs and expenses incurred by that Party in connection with its own Operations in respect of the Shared Facilities, including the payment of costs and expenses related to damages, and in no event shall a Party have any obligation or liability in relation to the Operations of the other Party.

3.5 The Acquired Entities shall use commercially reasonable efforts to conduct all routine maintenance and repair of the Shared Facilities in their current, good operating condition, and shall have the right to bill the TC Entities for fifty percent (50%) of all costs thereof. The TC Entities shall, within thirty (30) days of receipt of any such bill, together with reasonable evidence of the costs incurred, pay to the Acquired Entities the amounts shown on such bill. If the TC Entities do not timely pay any such bill, the amounts shown thereon shall accrue interest from the date of delivery of the bill until the date paid at the lower of (a) eighteen percent (18%) per annum or (b) the maximum rate of interest permitted under applicable Law (the “Default Rate”). In the event that the Acquired Entities fail to cause the Shared Facilities to be properly maintained and repaired in accordance with the this Section 3.5, then the TC Entities shall have the right to notify the Acquired Entities of such failure and, if the Acquired Entities do not cure, or commence and diligently continue activities to cure, such failure within thirty (30) days of such notice (or at any time in the event of an emergency), the TC Entities shall have the right to take such action as may be necessary to cause the Shared Facilities to be maintained and repaired, and the Acquired Entities shall reimburse the TC Entities for fifty percent (50%) of such costs, together with interest at the Default Rate until such payment is made. Notwithstanding the foregoing, the Acquired Entities shall not make any non-routine or capital modifications or improvements to the Shared Facilities, nor shall the Acquired Parties construct any future facilities or other improvements on any part of the Real Property, other than with respect to Real Property subject to the Ground Lease, without first obtaining the TC Entities’ prior written approval, which shall not be unreasonably withheld, conditioned or delayed, of all plans, specifications, engineering, estimated costs, and other materials relevant to such proposed modification or improvement, and in any event, no such modification or improvement shall unreasonably impair the TC Entities’ use of or access to the Shared Facilities for its Operations.

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3.6 During the term of this Agreement, the Acquired Entities shall maintain insurance on the Acquired Facilities and the Shared Facilities, and the TC Entities shall maintain insurance on all other improvements located on the Real Property, in the amount of at least 100% of the replacement cost of such improvements. The TC Entities shall reimburse the Acquired Entities for fifty percent (50%) of the cost of the foregoing insurance with respect to the Shared Facilities within thirty (30) days of receipt of an invoice from the Acquired Entities therefor. If such amounts are not timely paid, they shall accrue interest from the date of the invoice until the date paid at the Default Rate. The TC Entities shall also maintain worker’s compensation coverage with respect to their employees, and shall maintain a policy of commercial general liability insurance on a claims made basis, with coverages in the aggregate of at least $50,000,000, insuring against liability for injury and/or death to any person and/or damage to any property occurring on the Real Property. Each Party may request from time to time, evidence of insurance from the other Party. If the non-requesting Party fails to provide such evidence within 10 days of the requesting Party’s request, the requesting Party may procure such insurance on behalf of the responding party and invoice the responding Party for such amount. If such amounts are not timely paid, they shall accrue interest from the date of the invoice until the date paid at the Default Rate.

4	ACCESS EASEMENTS; ROADS

4.1 During the Term, each TC Entity grants to the Acquired Entities and their employees, agents, representatives, invitees and contractors, a non-exclusive access easement for purposes of ingress and egress (including by vehicular and pedestrian traffic) to the Real Property, over, on, across and above and the surface only of those portions of the Real Property as reasonably necessary to access the Acquired Facilities or the Shared Facilities, and subject to such reasonable rules and regulations for the use of the Real Property as the TC Entities may promulgate from time to time, which rules and regulations shall be provided to the Acquired Entities in writing prior to their effectiveness.

4.2 The TC Entities acknowledge and agree that they shall timely maintain or cause to be maintained Roadways to ensure such Roadways are in a safe and passable condition, capable of supporting the loads, traffic and equipment necessary to conduct the Acquired Entities’ Operations (“Road Maintenance Standard”). In the event that the TC Entities fail to cause the Roadways to be properly maintained in accordance with the Road Maintenance Standard, then the Acquired Entities shall have the right to notify the TC Entities of such failure and, if the TC Entities do not cure, or commence and diligently continue activities to cure, such failure within thirty (30) days of such notice (or at any time in the event of an emergency), the Acquired Entities shall have the right to take such action as may be necessary to cause the Roadways to be maintained in accordance with the Road Maintenance Standard, and the TC Entities shall reimburse the Acquired Entities for such costs in accordance with Section 4.4 below, together with interest at the Default Rate until such payment is made.

4.3 The Acquired Entities will be responsible for sharing with the TC Entities in the cost of Road Maintenance on the Roadways, including related drainage on or for such Roadways, as more particularly set forth in Section 4.4.

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4.4 The Parties will coordinate in good faith to measure each Party’s proportionate cost for Road Maintenance of the Roadways based upon each Party’s actual usage of the Roadways (measured through both distance and frequency of usage). The TC Entity performing any Road Maintenance (or receiving a request for contribution from a third party that has performed such Road Maintenance) shall invoice the Acquired Entities for the Acquired Entities’ proportionate share of cost, which invoice shall include reasonable supporting detail, within 60 days of the completion of the work (or receipt of a request for contribution, as applicable), and the Acquired Entities shall pay such invoice within 30 days of receipt thereof; provided, however, that if any Road Maintenance shall become necessary due to the negligence or misconduct of any Party, the other Party shall have no obligation to bear any cost or expense related to such Road Maintenance, all the costs of which shall be promptly paid by the Party causing the need for such Road Maintenance.

5	ACQUIRED FACILITIES EASEMENTS

During the Term, the TC Entities hereby grant to the Acquired Entities and their employees, agents, representatives, invitees and contractors, an easement on, over and across the Real Property to the extent necessary for the Acquired Entities to use, access, operate, inspect, repair, alter, maintain, construct, replace and remove the Acquired Facilities and the existing and future facilities reasonably necessary to the Operation of the Acquired Facilities, subject in all cases to applicable Law and the Acquired Entities’ compliance with any rules and regulations of the TC Entities pursuant to Section 4. Notwithstanding the foregoing, with respect to (a) the real property which is part of the Building 1 and 2 Area (as defined in the Ground Lease), the construction, alteration or replacement of any improvements thereon shall be permitted so long as they are in compliance with applicable Law and do not unreasonably interfere with the TC Entities’ use of or access to the Real Property not subject to the Ground Lease, the Shared Facilities or any other facilities owned by the TC Entities on the Real Property, and (b) with respect to the real property which is part of the Building 9 Area (as defined in the Ground Lease), the Acquired Entities shall not construct or expand any improvements outside of the building footprint that exists as of the Effective Date without the consent of the TC Entities, such consent not to be unreasonably withheld, conditioned or delayed, and in any event, no such improvements shall unreasonably interfere with the TC Entities’ use of or access to the Real Property.

6	REPRESENTATIONS AND WARRANTIES

6.1 By TC Entities.

(a) Seller hereby represents and warrants to the Acquired Entities that as of the Effective Date, Seller has valid and enforceable rights to the Real Property in order to grant to Buyer all of the rights set forth herein.

(b) The TC Entities hereby represent and warrant to the Acquired Entities that the TC Entities have full power and authority to execute, deliver and perform this Agreement, and that this Agreement has been duly executed and delivered by the TC Entities and constitutes a valid and legally binding obligation of the TC Entities, enforceable against the TC Entities in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

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(c) The TC Entities shall not encumber or make any material changes or improvements on the Real Property, or otherwise grant any rights to any other parties, in each case, in any manner that would unreasonably interfere with the rights of the Acquired Entities hereunder, without first obtaining the Acquired Entities’ prior written approval, which shall not be unreasonably withheld, conditioned or delayed.

6.2 By Acquired Entities.

The Acquired Entities hereby represent and warrant to the TC Entities that the Acquired Entities have full power and authority to execute, deliver and perform this Agreement, and that this Agreement has been duly executed and delivered by the Acquired Entities and constitutes a valid and legally binding obligation of the Acquired Entities, enforceable against the Acquired Entities in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

7	LIABILITY AND INDEMNITY

7.1 Indemnification.

(a) The TC Entities (the “TC Indemnifying Party”) shall indemnify, defend and hold the Acquired Entities and their Affiliates and its and their respective security holders, members, managers, directors, officers and employees (in each case, all of such persons and entities collectively, the “Acquired Entity Indemnified Parties”) harmless from and against all Damages (including without limitation any Damages arising under applicable Environmental Laws) incurred by any Acquired Entity Indemnified Party which arise out of or result from (i) any TC Indemnifying Party’s Operations in connection with the use or access of the Shared Facilities or the Real Property (whether such Operations occurred prior to or after the Effective Date), (ii) any breach or nonperformance of any agreement or covenant of the TC Entities set forth in this Agreement or (iii) any conditions of the Real Property or Acquired Facilities (including without limitation the presence of or Release of Hazardous Materials) that result in any Damages arising under applicable Environmental Laws, (A) to the extent such conditions existed on, under, about or emanating from the Real Property on or prior to the Effective Date or (B) to the extent such conditions arise after the Effective Date other than from any Acquired Entity’s Operations, including the exacerbation of such conditions resulting from any Acquired Entity’s Operations.

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(b) The Acquired Entities (the “Acquired Entity Indemnifying Party”) shall indemnify, defend and hold the TC Entities and their Affiliates and its and their respective security holders, members, managers, directors, officers and employees (in each case, all of such persons and entities collectively, the “TC Indemnified Parties”) harmless from and against all Damages (including without limitation any Damages arising under applicable Environmental Laws) incurred by any TC Indemnified Party which arise out of or result from (i) any Acquired Entity Indemnifying Party’s Operations in connection with the use or access of the Real Property, the Acquired Facilities or the Shared Facilities, (ii) any breach or nonperformance of any agreement or covenant of the Acquired Entities set forth in this Agreement or (iii) any conditions of the Real Property or Acquired Facilities (including without limitation the presence of or Release of Hazardous Materials) that result in any Damages arising under applicable Environmental Laws, to the extent such conditions arise (A) after the Effective Date and (B) from any Acquired Entity Indemnified Party’s Operations, including the exacerbation of such conditions resulting from any Acquired Entity Indemnified Party’s Operations.

7.2 Calculation. In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds actually received from third parties in respect of the Damages, in each case net of all reasonable out-of-pocket costs incurred in the recovery of such proceeds.

7.3 WAIVER OF PUNITIVE AND CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES OR DIMINUTION IN VALUE, EXCEPT TO THE EXTENT ANY SUCH DAMAGES (A) ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST A PARTY FOR WHICH SUCH PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT OR (B) WOULD OTHERWISE BE RECOVERABLE UNDER APPLICABLE LAW IN AN ACTION FOR BREACH OF CONTRACT.

7.4 Survival. Notwithstanding anything to the contrary, the indemnity obligations set forth herein shall survive the termination of this Agreement.

7.5 Investigations. No Acquired Entity shall conduct any investigation of environmental conditions at the Real Property without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless required by a Governmental Authority.

8	GENERAL

8.1 Notices. Any notice, request, demand, or other communication required or permitted to be given or made hereunder (herein collectively called “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by nationally-recognized prepaid overnight courier service or (d) delivered by electronic mail (confirmed in accordance with this Section 8.1), in each case, to a Party at the addresses set forth below (or at such other addresses as shall be specified by a Party by similar notice):

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If to any Acquired Entity, addressed to:

UGI Energy Services, LLC

One Meridian Boulevard, Suite 2C01

Wyomissing, Pennsylvania 19610

E-mail:         SBowman@ugies.com

Attention:     Simon Bowman

with copies (which shall not constitute notice) to:

UGI Corporation

460 North Gulph Road

King of Prussia, Pennsylvania 19406

E-mail:         MichaelsB@ugicorp.com

Attention:     Bryn L. Michaels

and

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

E-mail:     ryan.maierson@lw.com; kevin.richardson@lw.com

Attention: Ryan J. Maierson

                  Kevin M. Richardson

If to any TC Entity, addressed to:

[•]

Notices shall be effective (i) if delivered personally, or sent by courier service, upon actual receipt by the intended recipient, (ii) one (1) business day following deposit with nationally-recognized prepaid overnight courier service, (iii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iv) if sent by electronic mail, upon the delivery thereof (provided that for the avoidance of doubt, an automated response from the electronic mail account or server of the intended recipient shall constitute delivery). Whenever any Notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

8.2 Entire Agreement. This Agreement, together with the schedules and exhibits hereto and the Purchase Agreement, together with the Exhibits and the other documents executed pursuant thereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings between the Parties with respect to the subject matter hereof, other than those expressly set forth or referred to herein. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern and control.

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8.3 Amendment and Waiver.

(a) This Agreement may not be amended except by an instrument in writing signed by each Party.

(b) Each Party may, but shall be under no obligation to, (i) waive any inaccuracies in the representations and warranties of any other Party contained herein or (ii) waive compliance by any other Party with any of such other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by such Party. Except as specifically set forth in this Agreement, no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.4 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder may otherwise be assigned by any Party without the prior written consent of the other Parties, except in connection with (a) with respect to the TC Entities, a sale, transfer or mortgage of the Real Property, and (b) with respect to the Acquired Entities, in connection with an assignment of the Ground Lease or a sale of the Acquired Facilities, in each case such transferring Party shall provide notice to the other Party and cause the transferee to assume on obligations in this Agreement. Except as expressly provided in Article 6, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties, and their successors and assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

8.5 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed invalid, illegal or unenforceable, and in all other respects this Agreement shall remain in full force and effect. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.6 Governing Law; Consent To Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

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(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER PARTY IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS SECTION 8.6(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.7 Further Assurances. From time to time following the Effective Date, at the request of any Party and without further consideration, the other Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.

8.8 Time of Essence. Time is of the essence in the performance of this Agreement.

8.9 Counterparts; Facsimiles; Electronic Transmission. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

8.10 Covenant Running with Land. The Parties intend the terms and provisions set forth in this Agreement to be covenants running with the land. Any Party may file memoranda of this Agreement in local land records, substantially in the form shown in Exhibit D, and each Party agrees to promptly enter into and execute any such memoranda and cooperate with such Party in all reasonable respects in filing them.

8.11 No Partnership. This Agreement does not create, and the provisions of this Agreement are not intended to create, a partnership, joint venture, or tax partnership.

13

8.12 Estoppel Certificates. Within ten (10) business days following the receipt of the written request of the other Party, each Party shall execute and deliver to the requesting Party an estoppel certificate setting forth (1) that this Agreement remains in full force and effect, (2) that this Agreement has not been amended or modified (or setting forth any such amendments or modifications), (3) that neither Party is, to the knowledge of such Party, in default under the terms of this Agreement (or setting forth such default), (4) the date to which all amounts due under this Agreement have been paid, and (5) any other item with respect to this Agreement reasonably requested by the requesting Party. Any such estoppel certificate may be relied on by any potential purchaser or assignee from, or lender to, the requesting Party.

[Signature Pages Follow]

14

IN WITNESS WHEREOF, this Agreement is executed effective as of the Effective Date.

TC ENTITIES: COLUMBIA MIDSTREAM & MINERALS GROUP, LLC

By:

Name:

Title:

COLUMBIA GAS TRANSMISSION, LLC

By:

Name:

Title:

ACQUIRED ENTITIES: COLUMBIA MIDSTREAM GROUP, LLC

By:

Name:

Title:

COLUMBIA GIBRALTAR GATHERING, LLC

By:

Name:

Title:

Signature Page to Shared Use and Access Agreement

EXHIBIT A

REAL PROPERTY

[See Attached]

[Note to Draft: to include real property owned in fee on which Acquired Facilities or Shared Facilities are located.]

[Majorsville facility site to be described here]

EXHIBIT B

ACQUIRED FACILITIES

[See Attached]

[Note to Draft: To include all pipelines and other facilities located on Real Property (i.e. TC property) that will be owned by the Acquired Entities following Closing.]

[To include (i) specified Majorsville facility building and (ii) portion of Gibraltar pipeline connecting at Majorsville facility]

EXHIBIT C

SHARED FACILITIES

[See Attached]

EXHIBIT D

FORM OF MEMORANDUM OF SHARED USE AND ACCESS AGREEMENT3

STATE OF [•]	§
§
COUNTY OF	§

THIS MEMORANDUM OF SHARED USE AND ACCESS AGREEMENT is entered into to be effective this [•] day of, [•] 2019 (“Effective Date”), by and between [•] (collectively, the “TC Entities”), and [•] (collectively, the “Acquired Entities”). The TC Entities and the Acquired Entities are sometimes separately referred to as a “Party” and are sometimes collectively referred to as “Parties”. Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Agreement, as defined below.

WHEREAS, the Parties entered into that certain Shared Use and Access Agreement of even date herewith (the “Agreement”) pursuant to which each Party agrees to provide the other with certain shared use and access rights to certain properties as more fully set forth in the Agreement; and

WHEREAS, the Parties desire to file this Memorandum of record in the real property records of [•] County, [•] to give notice of the existence of the Agreement and certain provisions contained therein.

NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Notice. Notice is hereby given of the existence of the Agreement and all of its terms, provisions, covenants and conditions to the same extent as if the Agreement was fully set forth herein. Certain provisions of the Agreement are copied in Sections 2 through 3 below, but do not constitute independent terms, provisions, covenants, conditions, representations, obligations or agreements other than as set forth in the Agreement.

2.

Term. The Agreement is effective as of the Effective Date and will remain in full force and effect until terminated by the mutual written agreement of the Parties or their respective successor or assigns.[4]

3.	Shared Use; Access and Facilities Easement Grants. The Parties have agreed to establish their respective rights and obligations pertaining to:

a)

the grant of a non-exclusive access easement to the Acquired Entities by the TC Entities on, over and across the surface area only of that certain real property described on Exhibit A attached hereto and made a part hereof in respect of the Acquired Facilities and the Shared Facilities; and

[3]	NTD: To be updated to be in recordable form.
[4]	NTD: Sections 2 and 3 to be updated to repeat verbatim the relevant provisions of the underlying agreement.

D-1

b)

the grant of a facilities easement to the Acquired Entities by the TC Entities on, over, across and under that certain real property described on Exhibit B attached hereto and made a part hereof in respect of the Acquired Facilities.

4.

Covenant Running with the Land. So long as the Agreement is in effect, the rights and obligations set forth therein shall be a covenant running with the land and any complete or partial assignment by either Party of all or any part of their interests in the real property described on Exhibit A and/or [the Ground Lease/improvements][5] shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, administrators, and heirs of the respective Parties.

5.

No Amendment to Agreement. This Memorandum is executed and recorded solely for the purpose of giving notice of the Agreement and the covenant running with the land granted therein and shall not amend nor modify the Agreement in any way.

[Signature Pages Follow]

[5]	NTD: To be updated pending confirmation of final structure of conveyance.

D-2

IN WITNESS WHEREOF, this Memorandum has been signed by or on behalf of each of the Parties as of acknowledgement dates, effective as of the Effective Date.6

[•]

By:

Name:

Title:

STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on                                              , 201        , by                                              , as                                 of [•], a [•], on behalf of said corporation.

(Seal)
Notary Public, State of
Printed or Typed Name of Notary:
My Commission Expires:

[6]	NTD: To be updated to include signatures of all relevant parties.

[Signature Page to Memorandum of Shared Use and Access Agreement]

EXHIBIT E

DEPICTION OF ROADWAYS

[To be inserted]